As filed with the Securities and Exchange Commission on September __, 1995

                           Registration No. 33-60919
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  ___________

                                 POST-EFFECTIVE
                                  AMENDMENT TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                                   __________

                            UNITED BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)

       West Virginia                          6711                     55-0641179

(State or other jurisdiction of         (Primary Standard          (I.R.S. Employer
incorporation or organization)   Industrial Classification Code)  Identification No.)

                                 United Center
                           500 Virginia Street, East
                        Charleston, West Virginia 25301
                                 (304) 348-8400
         (Address and telephone number of principal executive offices)
                                   __________

  Joseph William Sowards        Copy:  Sandra M. Murphy, Esq.
  United Bankshares, Inc.              Bowles Rice McDavid Graff & Love
  514 Market St.                       1600 Commerce Square
  Parkersburg, WV 26102                Charleston, WV  25301
  (304) 424-8761                       (304) 347-1131


           (Name, address and telephone number of agent for service)
                                   __________

   Approximate date of commencement of the proposed sale of securities to the public:
As soon as practicable after this Post-Effective Amendment to the  Registration
                          Statement becomes effective.
                                   __________
CHS6377

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors, a Special Meeting of Shareholders of First Commercial Bank will be held at Holiday Inn, 4610 N. Fairfax Drive, Arlington, Virginia on October 23, 1995 at 11:00 a.m., local time, for the purpose of considering and voting upon the following matters:

     1. To consider and vote upon an Agreement and Plan of Merger dated March 6, 1995, and the amendments thereto by and among United Bankshares, Inc. ("UBS"), First Commercial Bank and Commercial Interim Bank. A copy of the Agreement and the amendments thereto are attached as Exhibit A to the Prospectus/Proxy Statement and Exhibit A to the Supplement to Prospectus/Proxy Statement dated August 4, 1995, both of which you are urged to read carefully.

     2. To act upon any other business which may properly come before the Special Meeting or any adjournment or adjournments thereof. The Board of Directors at present knows of no other business to come before this Special Meeting.

     The close of business on September 20, 1995 has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at this Special Meeting.

     IF YOU WANT TO CHANGE YOUR VOTE, WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE REGARDLESS OF YOUR PLANS TO ATTEND THIS SPECIAL MEETING. HOWEVER, THE NEW PROXY CARD NEED NOT BE COMPLETED AND RETURNED
                 --------------------------------------------------------------
UNLESS YOU WANT TO REVOKE YOUR PRIOR PROXY AND CHANGE YOUR VOTE.  UNLESS A NEW
---------------------------------------------------------------
PROXY IS RECEIVED BY FCB, THE PROXY CURRENTLY HELD BY FCB WILL BE COUNTED FOR PURPOSES OF THE SPECIAL MEETING. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

     INDIVIDUALS HAVE BEEN NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED BY PROXY. IF YOU WISH TO CHOOSE SOME OTHER PERSON TO ACT AS YOUR PROXY, MARK OUT THE PRINTED NAME AND WRITE IN THE NAME OF THE PERSON YOU SELECT IN THE SPACE PROVIDED IN THE PROXY.

                                      By Order of the Board of Directors
September 22, 1995

/s/ Charles C. Brockett

Charles C. Brockett
Vice President & Chief Financial Officer

                    SUPPLEMENT TO PROSPECTUS/PROXY STATEMENT
                            UNITED BANKSHARES, INC.

                         271,000 Shares of Common Stock


     United Bankshares, Inc. ("UBS") hereby offers up to 271,000 shares, in the aggregate, of its common stock, $2.50 par value, to the shareholders of First Commercial Bank, a Virginia banking institution with its principal office in Arlington, Virginia, ("FCB") in exchange for up to 201,100 shares of the stock of FCB. Under the terms of the Agreement and Plan of Merger dated March 6, 1995, between UBS and FCB (the "Merger Agreement"), shareholders other than the Control Shareholders (as defined herein) will, upon consummation of the transaction, at their option, receive (i) shares of UBS common stock ("UBS Stock"), pursuant to the exchange ratio described herein, and $26.25 in cash for each share of common stock they own in FCB or (ii) all cash, in the amount of $52.57 per share of FCB Stock. No fractional shares of UBS Stock will be issued. In lieu thereof, shareholders will receive a cash payment as provided for in the Merger Agreement.

     Information concerning the proposed acquisition is contained in the Proxy Statement which is part of the Prospectus dated August 4, 1995 and in this Supplement which is part of the Prospectus. The date of this Supplement to Prospectus/Proxy Statement is September 22, 1995.

     THERE ARE RISKS ASSOCIATED WITH ACQUISITION OF THE SECURITIES OFFERED HEREIN. SEE SUMMARY-RISK FACTORS CONTAINED IN THE PROSPECTUS/PROXY STATEMENT
        ---
DATED AUGUST 4, 1995.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person has been authorized to give any information or make any representation not contained in this Prospectus/Proxy Statement in connection with the offer and proxy solicitations contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by UBS or any of its subsidiaries. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person to whom it is unlawful to make such an offer and any sale made hereunder shall create, under any circumstances, an implication that there has been no change in the affairs of UBS or any of its subsidiaries since the date hereof.

                             AVAILABLE INFORMATION

     UBS is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with those requirements, files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC") and with the National Association of Securities Dealers Automated Quotations Systems National Market System ("NASDAQ/NMS"). The documents filed by UBS with the SEC can be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The documents filed by UBS with NASDAQ/NMS can be inspected and copied at the Public Reference Section of NASDAQ/NMS at 1737 K Street, N.W., Washington DC 20006-1506. Copies of such documents can be obtained from the public reference sections at prescribed rates.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by UBS pursuant to
Section 13 or 14 of the Securities Exchange Act of 1934, as amended, are hereby incorporated herein by reference:

     1.  Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

     2.  Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

     3. Proxy Statement for the Annual Meeting of Shareholders held on April 24, 1995.

     4.  The Prospectus/Proxy statement dated August 4, 1995.

     5.  Quarterly Report on Form 10-Q for the quarter ended June 30, 1995; and

     6.  Report on Form 8-K dated August 18, 1995.


     All documents filed by UBS pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and prior to the Special Meeting of Shareholders of FCB shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other such subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Supplement to the Prospectus/Proxy Statement dated August 4, 1995.

     This Supplement to the Prospectus/Proxy and the Prospectus/Proxy Statement dated August 4, 1995 each incorporate documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Joseph Wm. Sowards, United Bankshares, Inc., 514 Market Street, Parkersburg, West Virginia 26102. In order to ensure timely delivery of the documents, any request should be made by October 16, 1995.

                               TABLE OF CONTENTS


SUPPLEMENT TO PROSPECTUS/PROXY STATEMENT.......................     i

AVAILABLE INFORMATION..........................................    ii
INFORMATION INCORPORATED BY REFERENCE..........................    ii
INTRODUCTION...................................................     1

    Proxies....................................................     2

RECENT DEVELOPMENTS............................................     3

     Amendment to the Merger Agreement.........................     3
     Acquisition of Eagle Bancorp, Inc.........................     6
     Updated Financial Information.............................     6

EXPERTS........................................................     7

SOURCES OF INFORMATION.........................................     7

EXHIBITS:

     EXHIBIT A - Second Amendment to Agreement and
                 Plan of Merger................................  E-1
     EXHIBIT B - Financial Information Relating to
                 First Commercial Bank.........................  E-7
     EXHIBIT C - UBS Form 8-K..................................  E-31
     EXHIBIT D - Additional Financial Information..............  E-45

                    SUPPLEMENT TO PROSPECTUS/PROXY STATEMENT
                    ----------------------------------------

                            UNITED BANKSHARES, INC.
                               514 Market Street
                       Parkersburg, West Virginia  26102
                                 (304) 424-8800

             FIRST COMMERCIAL BANK, A VIRGINIA BANKING CORPORATION
                             3801 Wilson Boulevard
                           Arlington, Virginia  22203


                               Special Meeting of
                                FCB Shareholders
                          to be held October 23, 1995


                                  INTRODUCTION
                                  ------------

          This Supplement to Prospectus/Proxy Statement (the "Supplement") is being furnished by First Commercial Bank ("FCB") in conjunction with the solicitation by its Board of Directors of proxies for the special meeting of shareholders to be held October 23, 1995 (the "Special Meeting") and by United Bankshares, Inc. ("UBS") in connection with the issuance of its shares. The purpose of this Supplement is to inform FCB shareholders about certain recent developments with respect to UBS and FCB which have occurred since the issuance of the Prospectus/Proxy Statement dated August 4, 1995. This Supplement also provides updated financial information concerning FCB. See Exhibit B.
                                                        ---

          At the Special Meeting, shareholders will consider and vote upon the approval of an Agreement and Plan of Merger dated March 6, 1995 as amended by agreements dated as of June 15, 1995 and September 5, 1995 (herein collectively referred to as the "Merger Agreement"), by and between UBS, FCB and Commercial Interim Bank ("Interim Bank"), a Virginia banking corporation to be formed as a wholly-owned subsidiary of UBS to facilitate its acquisition of FCB.

          Information relevant to the Special Meeting of FCB shareholders is set forth herein and in the Prospectus/Proxy Statement dated August 4, 1995. All shareholders should review this entire Supplement and the Prospectus/Proxy

Statement dated August 4, 1995, including all exhibits. Shareholders of record on September 20, 1995 are entitled to receive and will be mailed this Supplement.

          THE PROSPECTUS/PROXY STATEMENT DATED AUGUST 4, 1995 AND PREVIOUSLY CIRCULATED TO FCB SHAREHOLDERS IS AVAILABLE UPON REQUEST FROM JOSEPH WM. SOWARDS, UNITED BANKSHARES, INC., 514 MARKET STREET, PARKERSBURG, WEST VIRGINIA. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE MADE BY OCTOBER 16, 1995.

Shareholders are urged to read this entire document and the Prospectus/Proxy Statement dated August 4, 1995, carefully before voting their shares.

          FCB's Board of Directors has unanimously approved the proposed Merger and recommends that the shareholders of FCB VOTE FOR the Merger. See the
                                                                  ---
sections of the Prospectus/Proxy Statement titled SUMMARY and THE PROPOSED TRANSACTION and the paragraphs thereunder captioned "Reasons For the Merger."

Proxies

          A new proxy for use by FCB shareholders in connection with the Special Meeting is enclosed with this Supplement which will be mailed to FCB shareholders on or about September 26, 1995. HOWEVER, THE NEW PROXY CARD NEED NOT BE COMPLETED AND RETURNED UNLESS A SHAREHOLDER WANTS TO REVOKE HIS OR HER PRIOR PROXY AND CHANGE HIS OR HER VOTE. Unless a new proxy is received by FCB, the proxy currently held by FCB will be counted for purposes of this Special Meeting, unless revoked prior to or at the Special Meeting.

          The proxy will be voted as specified thereon by the shareholder.
Where no specification is made on the Proxy, a properly executed Proxy will be voted FOR approval of the Merger. For a complete discussion of the proxy and how to vote, shareholders should refer to the section of the Prospectus/Proxy Statement dated Auguts 4, 1995, titled PROXIES.

                               RECENT DEVELOPMENTS
                              --------------------

Amendment to the Merger Agreement

          Effective September 5, 1995, UBS, Interim Bank and FCB executed a Second Amendment to Agreement and Plan of Merger (the "Amended Merger Agreement").

          As discussed more fully in the Prospectus/Proxy Statement dated August 4, 1995, UBS had the right under the Merger Agreement to terminate the Merger Agreement if (i) application of the ratio adjustment provided for therein would result in the issuance of more than 271,000 shares of UBS Stock or (ii) if the average of UBS Stock for the 20 trading days immediately prior to the Merger Effective Date (the "Average Price") is $27.00 or greater. Based on recent trading prices for UBS Stock, management of UBS and FCB believed that there was a strong likelihood that the Average Price would exceed $27.00. Accordingly, as provided in the Merger Agreement, the parties elected to renegotiate the exchange ratio and agreed to amend the Merger Agreement as provided below. See
                                                                            ---
Exhibit A - Second Amendment to Merger Agreement.

          As consideration for the Merger, shareholders of FCB, other than the Control Shareholders will be entitled to receive either stock and cash or all cash as set forth in (a) or (b) below:

               (a)   Shares of UBS Stock plus cash:

          Except as provided in paragraph (b) below as to the Control Shareholders, FCB shareholders will receive 1.12 shares of UBS Stock plus $26.25 in cash for each share of FCB Stock they own; provided, however, if UBS Stock has an average closing price of less than $23.50 per share for the 20 trading days immediately prior to the Merger Effective Date (the "Average Price"), then the exchange ratio shall be adjusted upward, to a maximum of 1.348 shares of UBS Stock for each share of FCB Stock, so that the proportion of UBS Stock to the total Merger Consideration shall be equal to or greater than 50% of the total Merger Consideration, as defined below. (The exchange ratio, as adjusted, if necessary, is referred to as the "Applicable Exchange Ratio").

          The Second Amendment eliminates UBS's right to terminate the Merger Agreement if the Average Price equals $27.00 or greater. Instead of terminating the Merger Agreement, the exchange ratio will be adjusted. If UBS Stock has an Average Price of $27.00 or greater, then the exchange ratio will be adjusted such that the Average Price times the exchange ratio will equal $30.24, calculated to four decimal places. This represents the cash equivalent of the UBS Stock ceiling price, $27.00, times the ratio of 1.12. For example, if the Average Price were $28.00, an FCB shareholder electing to receive UBS Stock would be entitled to receive 1.08 shares of UBS stock for each share of FCB stock he owns. The Second Amendment does not change the cash portion of the
                                          ---
consideration.

               (b)  Cash consideration equal to $52.57.

          For each share of FCB Stock as to which an FCB shareholder elects to receive all cash, the Control Shareholders agree to accept the additional UBS Stock (and, correspondingly less than $26.25 per FCB share in cash) so that greater than 50% of the total Merger Consideration will be paid in UBS Stock. The amount of cash to be received by the Control Shareholders will equal $26.25 times 201,100 (the number of FCB shares), minus all cash to be paid to all other shareholders [whether such shareholders elect to receive all cash or cash and UBS Stock].

          The proportion of UBS Stock to total consideration shall be calculated as set forth below:

               a = the closing price of UBS Stock on the Merger Effective Date, times 201,100, times the Applicable Exchange Ratio

               b =  all cash paid to FCB shareholders,


Proportion of UBS Stock       =         a
                                      -----
to total Merger Consideration         a + b


          UBS may terminate the Merger Agreement if application of the ratio adjustment set forth above would result in the issuance of more than 271,000 shares of UBS Stock. FCB may terminate this Agreement if the Average Price is $20 or less. If any of the termination rights described in this paragraph arise, the parties will attempt to renegotiate the ratio and/or cash consideration to result in an aggregate consideration of not less than $52.57 per share of FCB Stock. The total consideration of UBS Stock and cash (including cash paid to FCB shareholders electing stock and cash or all cash) is referred to herein as the "Merger Consideration."

          Each FCB shareholder (other than the Control Shareholders) will have the opportunity to make a binding election whether to accept $52.57 in cash in full payment for his or her shares at the time such shares are surrendered to UBS. Any FCB shareholder who fails to make an election, for any reason, will receive UBS Stock and cash. For a complete discussion of this process, Shareholders should refer to the section of the Prospectus/Proxy Statement dated August 4, 1995, titled MERGER CONSIDERATION.

          The Board of Directors of FCB believes that the terms of the proposed transaction as amended, including the exchange ratio are fair and equitable to its shareholders and, accordingly, the Board recommends a favorable vote FOR the Merger.

Acquisition of Eagle Bancorp, Inc. by UBS

          Following the close of business on August 18, 1995, UBS and Eagle Bancorp, Inc. ("Eagle") entered into an Agreement and Plan of Merger (the "Eagle Agreement") which sets forth the terms and conditions under which Eagle would merge with and into UBS (the "Eagle Merger"). Eagle is a Delaware corporation with its principal place of business located in Charleston, West Virginia. This transaction is a material transaction and shareholders are referred to Exhibit C of this Supplement, excerpts from the Form 8-K filed by UBS in connection with the Eagle Merger. Exhibit C does not include the exhibits referred to in the 8-K and filed as a part thereof. These exhibits along with any other document incorporated herein by reference or incorporated into the Prospectus/Proxy dated August 4, 1995, are available upon request from Joseph Wm. Sowards, United Bankshares, Inc., 514 Market Street, Parkersburg, West Virginia. In order to ensure timely delivery, any request should be made by October 16, 1995.

          HOWEVER, THE FCB MERGER AND THE EAGLE MERGER ARE INDEPENDENT TRANSACTIONS. IF THE CONDITIONS FOR THE FCB MERGER ARE MET, THE FCB MERGER WILL BE CONSUMMATED. IN EACH CASE, SHAREHOLDERS OF FCB AND EAGLE WILL RECEIVE THE MERGER CONSIDERATION FOR THEIR RESPECTIVE MERGERS AS PROVIDED IN THE SEPARATELY NEGOTIATED MERGER AGREEMENTS.


Updated Financial Information

          Attached as Exhibit B to this Supplement are FCB's Financial Statements as of June 30, 1995 and for the period ended June 30, 1995 and 1994 (unaudited). UBS's Financial

Statements as of June 30, 1995 and for the period ended June 30, 1995 and 1994 (unaudited) were filed with the SEC as part of UBS's Quarterly Report on Form 10-Q and are incorporated herein by reference. Historical and Pro-forma Capital Ratios, Comparative Per Share Data, and Selected Financial Data have been updated and are attached hereto as Exhibit D. This financial information is available upon request from Joseph Wm. Sowards, United Bankshares, Inc., 514 Market Street, Parkersburg, West Virginia. In order to ensure timely delivery, any request should be made by October 16, 1995.

                                    EXPERTS

          Baxter Fentriss and Company has acted as financial advisor to FCB in connection with the Merger and has delivered an opinion to the FCB Board of Directors on the fairness of the Merger, which opinion is attached to the Proxy/Prospectus dated August 4, 1995, as Exhibit B. See THE PROPOSED
                                                      ---
TRANSACTION - THE MERGER - Opinion of Financial Advisor in the Prospectus/Proxy dated August 4, 1995. By letter dated September 18, 1995, Baxter Fentriss advised the FCB Board of Directors that upon review of the recent developments described herein, it reaffirms its fairness opinion.

                             SOURCES OF INFORMATION

          The information in this Supplement and in the Prospectus/Proxy Statement dated August 4, 1995 concerning UBS and its subsidiaries and FCB has been supplied by the management of each of the respective companies.

          THIS DOCUMENT IS A SUPPLEMENT TO THE PROSPECTUS/PROXY STATEMENT DATED AUGUST 4, 1995, AND SHOULD BE READ WITH REFERENCE TO THAT ORIGINAL PROSPECTUS AND THE EXHIBITS THERETO. THE PROSPECTUS/PROXY STATEMENT DATED AUGUST 4, 1995 CONTAINS MATERIAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND SHAREHOLDERS SHOULD READ BOTH THE SUPPLEMENT AND THE ORIGINAL PROSPECTUS/PROXY STATEMENT IN THEIR ENTIRETY.


          This Supplement and the Prospectus/Proxy Statement dated August 4, 1995 each incorporate documents by reference which are not presented herein or delivered herewith. These documents, including the Prospectus/Proxy Statement dated August 4, 1995, are available upon request from Joseph Wm. Sowards, United Bankshares, Inc. 514 Market Street, Parkersburg, West Virginia 26102. In order to ensure timely delivery of the documents, any request should be made by October 16, 1995.

CHS6377

                                   EXHIBIT A

                              SECOND AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER

                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                ------------------------------------------------

     THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER, is entered into as of the 5th day of September, 1995, by and among UNITED BANKSHARES, INC., a West Virginia corporation ("UBS"), COMMERCIAL INTERIM BANK, a Virginia banking corporation ("Commercial Interim Bank") and FIRST COMMERCIAL BANK, a Virginia banking corporation ("First Commercial").

     WHEREAS, under the terms of an Agreement and Plan of Merger dated as of March 6, 1995, (the "Agreement and Plan of Merger") First Commercial will be merged into Commercial Interim Bank with Commercial Interim Bank surviving the merger and operating under the name of "First Commercial Bank";

     WHEREAS, the Agreement and Plan of Merger was amended effective June 15, 1995 to provide for (i) the provision of a tax opinion by Robins, Kaplan, Miller and Ciresi, Washington, D.C. and (ii) a change to the procedure whereby shareholders of FCB, other than control shareholders, may elect to receive stock or cash.

     WHEREAS, the parties to the Agreement and Plan of Merger desire to amend the Agreement further to provide for an adjustment in the exchange ratio; and

     NOW, THEREFORE, for and in consideration of the premises and representations, warranties, covenants, and agreements contained herein, UBS, First Commercial, and Commercial Interim Bank do represent, warrant, covenant and agree to amend the Agreement and Plan of Merger as follows:


     1.  Section 1.4 shall be amended to read as follows:

     1.4  Consideration.  As consideration for the Merger, shareholders of  FCB,
          -------------
     other than James B. and Janet H. Brockett (the "Control Shareholders"), will be entitled to receive either stock and cash or all cash as set forth below:

          (a) Shares of UBS stock plus cash for each share of FCB stock they own: Except as provided in paragraph (b) below as to the Control Shareholders, FCB shareholders who do not dissent will receive 1.12 shares of UBS stock plus $26.25 in cash for each share of FCB stock they own. Provided that, if UBS stock has an average closing price of less than $23.50 per share for the 20 trading days immediately prior to the Merger Effective Date (the "Average Price"), or if for any reason the percentage of the total Merger Consideration (defined below) paid in UBS stock is 50% or less, then the exchange ratio shall be adjusted upward, to a maximum of 1.348 shares of UBS stock for each share of FCB stock, such that the proportion of UBS stock to the total Merger Consideration shall be greater than 50% of the total Merger Consideration, as defined below. Provided further that, if UBS stock has an Average Price of $27.00 or greater, then the exchange ratio will be adjusted such that the Average Price times the exchange ratio will equal $30.24, calculated to four decimal places. (The exchange ratio, as adjusted, if necessary, is referred to as the "Applicable Exchange Ratio").

          (b)  Cash consideration equal to $52.57.

          For each share of FCB stock as to which an FCB shareholder elects to receive all cash, the Control Shareholders agree to accept the additional

     UBS stock (and, correspondingly less than $26.25 per FCB share in cash) so as to meet the requirement that greater than 50% of the total Merger Consideration be paid in UBS stock. The amount of cash to be received by the Control Shareholders shall equal $26.25 times 201,100 (the number of FCB shares), minus all cash to be paid to all other shareholders (whether such shareholders elect to receive all cash or cash and UBS stock).

          The proportion of UBS stock to total consideration shall be calculated as set forth below:

          a = the closing price of UBS stock on the Merger Effective Date times 201,100 times the Applicable Exchange Ratio

          b =  all cash paid to FCB shareholders

     Proportion of UBS stock to    =       a
                                        -------
     total Merger Consideration          a + b

          Notwithstanding the foregoing, UBS may terminate this Agreement if application of the ratio adjustment set forth above would result in the issuance of greater than 271,100 shares of UBS stock. FCB may terminate this Agreement if the Average Price is $20 or less. If any of the termination rights in the foregoing sentences arise, the parties will attempt to renegotiate the ratio and/or cash consideration to result in an aggregate consideration of not less than $52.57 per share of FCB stock. The total consideration of UBS stock and cash (including cash paid to FCB shareholders electing stock and cash, all cash or exercising dissenters' rights) is referred to herein as the "Merger Consideration."

          No fractional shares of UBS stock will be issued and in lieu thereof, FCB shareholders will be entitled to receive cash based upon the Average Price, or $27.00, whichever is less, per share for UBS stock, without interest. If, on or after the date hereof, and prior to the Merger, the outstanding shares of UBS stock are changed into a different number or class by virtue of any reclassification, split, stock dividend, exchange of shares or similar event, then the exchange ratio provided herein will be adjusted proportionately. The issuance of UBS stock for other corporate purposes, as contemplated in Section 2.1(1), will not result in an adjustment to the exchange ratio. From and after the date of the Merger, the holders of certificates representing FCB shares shall cease to have any rights with respect to such shares (except dissenters' rights) and such shares will thereafter be deemed canceled and void. The sole rights of such shareholders (excluding dissenters' rights) will be to receive the Merger Consideration.

          The FCB shareholders (other than Control Shareholders) shall make a binding election as to the form of Merger Consideration on or within 15 days after the Merger Effective Date, at the time they surrender their FCB stock in exchange for the Merger Consideration. Any FCB shareholder who fails to make an election will receive stock and cash.

     2.  Counterparts.  This Agreement may be executed in several counterparts,
         ------------
each of which shall be deemed an original but all of which shall constitute one in the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Agreement and Plan of Merger to be executed by their corporate officers hereunto duly authorized.

                                 UNITED BANKSHARES, INC.
                                 a West Virginia corporation

                                 By:   /s/ Richard M. Adams
                                     ----------------------------------
                                        Chairman of the Board and
                                 Its:   Chief Executive Officer
                                      ---------------------------------


                                 FIRST COMMERCIAL BANK,
                                 a Virginia corporation

                                 By:   /s/ James B. Brockett
                                     ----------------------------------

                                 Its:   Chairman and President
                                      ---------------------------------


                                 COMMERCIAL INTERIM BANK,
                                 a Virginia Corporation

                                 By: /s/ Charles C. Brockett
                                    -----------------------------------

                                 Its: Secretary
                                      ----------------------------------


                                 By: /s/ James B. Brockett
                                    -----------------------------------
                                     JAMES B. BROCKETT*



                                 By: /s/ Janet H. Brockett
                                    -----------------------------------
                                     JANET H. BROCKETT*

* Signing for the sole purpose of consenting to the foregoing amendments to the Agreement and Plan of Merger.

                                   EXHIBIT B

                             FINANCIAL INFORMATION
                                  RELATING TO
                             FIRST COMMERCIAL BANK

                            MANAGEMENT'S DISCUSSION

                                 AND ANALYSIS

                                     AS OF

                            JUNE 30, 1995 AND 1994

                        AND FOR THE PERIODS THEN ENDED

Net Income

     Net loss for the six months ended June 30, 1995 was $(94,000) compared to net income of $301,000 for the same period in 1994. The reason for the decrease in income is additional expense recorded in accordance with the terms set forth in a Merger Agreement dated March 6, 1995 between First Commercial Bank (acquiree) and United Bankshares, Inc. (acquiror). The Merger Agreement provides that, prior to consummation to the merger transaction, the Bank conform its basis for estimating losses on loans, foreclosed real estate, and repossessed assets to the methodology of the acquiror based upon the acquiror's ultimate plans for recovery of such loans and assets. In addition to the expense for loan losses, foreclosed real estate, and repossessed assets, the Bank funded deferred and current compensation plans and accrued professional fees associated with the merger.

     The accruals pursuant to the Merger Agreement and the resultant impact on pre-tax net income amounted to $639,000 for the first six months of 1995. Therefore, for purposes of evaluation of earnings performance, one must consider these expenses as non-recurring.

Net Interest Margin

     The Bank's net interest margin adjusted for non-interest bearing deposits increased from 5.67% for the six months ended June 30, 1994 to 6.01% for the same period in 1995. This increase is attributed to the immediate realization of increases in the prime lending rate and delayed realization of increases in interest rates paid on deposits.

Noninterest Income

     Total noninterest income increased $123,000 or 85% when comparing the six month periods ended June 30, 1995 and 1994 respectively. Total noninterest income for the six months ended June 30, 1994 was negatively impacted by a loss on sale of securities available for sale. The absence of this securities loss in the same period in 1995 explains, in part, the large fluctuation. The balance of this increase is the result of increased overdraft fees collected on deposit accounts, increased revenues from merchant bank card processing and income recognized through an executive life insurance program.

Noninterest Expense

     Total noninterest expense increased from $1,215,000 for the six months ended June 30, 1994 to $1,691,000 for the same period in 1995. Salaries and compensation increased $110,000 or 27% due to a bonus to the Chief Executive Officer. Employee benefits increased $230,000 or 142% due to the increased expense related to the funding of all deferred compensation contracts pursuant to the Merger Agreement. Occupancy, Other Equipment and Data Processing expense categories experienced only moderate changes representing normal fluctuations in costs associated with operation of the physical banking facility. Other noninterest expenses increased $85,000 or 18% which was the combined result of increased professional fees paid in association with Merger Agreement, increased reserve provision for other real estate owned and repossessed assets.

Cash and Cash Equivalents

     Total Cash and Cash Equivalents were $7,989,000 at June 30, 1995 and $5,834,000 at December 31, 1994. This increase represents only normal fluctuation in deposit base and loan volume.

Loans

     Total loans decreased $68,000 representing a change of .2% during the first six months of 1995.

Nonaccrual and Past Due Loans

     The following table shows loans placed in a nonaccrual status and loans contractually past due 90 days or more as to principal or interest payments:
(amounts in thousands of dollars)

                                     June 30,  December 31,
                                       1995        1994
                                     --------  ------------

   Nonaccrual loans                    542          48

   Loans past due 90 days or more      894         165

     Loans are placed on a nonaccrual basis as soon as it determined that the collection of interest is in doubt regardless of whether or not the loan is overdue. Loans that are 90 days or more overdue are placed on a non-accrual basis unless it is believed that the collection is imminent or both the unpaid principal and interest is fully secured by adequate collateral.

     The amount of loans placed on a nonaccrual status and the amount of loans past due 90 days or more experienced significant increases. The increase in loans past due 90 days or more is due to the addition of one nonperforming loan. The subject loan is considered by management to be adequately secured with regard to repayment of principal and accrued interest. The borrower has sought protection under Chapter 11 of the U.S. Bankruptcy Code thereby delaying payment according to the terms of the loan agreement. The collateral for the loan is currently being liquidated in stages by the borrower and the initial application of the proceeds has occurred in the third quarter of 1995. The increase in nonaccrual loans was also the result of the addition of a single loan wherein the borrower has sought protection under Chapter 11 of the U.S. Bankruptcy Code. The loan is partially secured by collateral and management continues to evaluate loss potential and estimate repayment ability.

Loan Losses and Allowance for Loan Losses

     The Bank has increased its Provision for loan losses to $300,000 for the first six months of 1995 as compared to $20,000 for the same period in 1994. The reason for the increase is to conform to the methodology of the acquiror as discussed earlier in this section. The Bank performs a monthly analysis of its Allowance for Loan Losses as it relates to problem and potential problem loans.

     Effective January 1, 1995, First Commercial Bank adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan", (SFAS No. 114) which was amended by Statement No. 118 and is effective for fiscal years beginning after December 15, 1994. Under the new standard, the 1995 allowance for credit losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The adoption of SFAS No. 114 did not have a material impact on the allowance for loan losses.

Other assets

     Other assets, interest receivable, and life insurance contracts changed only moderately and was due to normal business activity. The decrease in bank premises and equipment is related to depreciation of fixed assets.

Other Real Estate Owned

     Management of the bank, in the normal course of business, may deem it necessary to order a foreclosure sale on property securing loans that are not performing satisfactorily or where other means of collection have been exhausted. The foreclosure sale may result in the Bank acquiring the subject property in order to protect its interest. As of June 30, 1995, the Bank had other real estate holdings of $518,000 representing property acquired as a result of defaulted loans. The properties consist of one (1) commercial property, and one (1) agriculture property. Other real estate owned is reported at the lower of fair value at the date of foreclosure of the current value less estimated costs to sell. All properties are being vigorously marketed. Management anticipates no loss in the ultimate disposition of these assets.

Deposits

     Total deposits increased $2,092,000 or 4% at June 30, 1995 from December 31, 1994. Non-interest bearing demand deposits decreased $198,000 due to normal deposit base fluctuation. Interest-bearing demand deposits increased $1,894,000 during the same period which is the result of normal deposit growth and a shift by depositors away from non-bank investments back into traditional bank savings instruments.

Capital Adequacy

     The following table lists the primary capital position of the bank as well as ratios, utilizing adjusted total assets, in accordance with the Capital Adequacy Guidelines set forth by the Federal Reserve Board of Governors:

                                                        June 30,   December 31,
                                                          1995         1994
                                                        ---------  -------------

   Primary capital to assets                                8.93%          9.31%

   Tier I  leverage ratio                                   9.16%          9.30%

   Total qualifying capital to adjusted total assets       10.50%         10.54%


Interest Rate Sensitivity

     Interest sensitive assets and liabilities are defined as those assets or liabilities that mature or are repriced within a designated time frame. The principle function of asset and liability management is to maintain an appropriate relationship between those assets and liabilities that are sensitive to changing market interest rates. This relationship has become very important, given the volatility in interest rates over the last several years, due to the potential impact on earnings. First Commercial Bank closely monitors the sensitivity of its assets and liabilities on an ongoing basis.

     The difference between rate sensitive assets and rate sensitive liabilities for specified periods of time is known as the "gap." It is the policy of management to maintain a gap to total assets ratio of +/-3% or a gap to total earning assets of +/- 5% within the one year horizon. It should be understood that these ratios are not designated for the purpose of dictating product mix but are designed to aid management in the overall evaluation of asset and liability management. Minor deviations from these benchmarks are not viewed as detrimental, but do provide a reasonable basis for further analysis and projection of the effects of market interest rate changes.

     The gap table presented herein as of June 30, 1995 reveals that the Bank is moderately liability sensitive through the one year horizon. This occurrence has not traditionally been one for concern in that it is caused by the large amount of savings, NOW and money market accounts that, for the purposes of the table, are all considered as immediately available for repricing. Historically, these accounts do not dictate immediate adjustments in rate commensurate with a market change, but have always been much slower to adjust. Therefore, one must consider the relative high probability that a sudden market change would not cause immediate adjustment in these liabilities, thereby negating the adverse impact of being liability sensitive in an increasing rate environment.

Liquidity

     The majority of the Banks investment portfolio is in highly marketable U.S. Treasury securities and cash equivalents. Other sources of funds can be obtained through borrowing from correspondent banks, the Federal Reserve Bank and through increasing deposits.

FIRST COMMERCIAL BANK

Interest Rate Sensitivity Gap

(In Thousands)

                                                                       June 30, 1995
                                        ---------------------------------------------------------------------------
ASSETS                                              Days
                                        --------------------------------    Total       1 - 5     Over 5
                                         0 - 90    91 - 180    181 - 365   One Year     Years     Years      Total
                                        -------   ---------   ----------   --------    -------    ------    -------
Interest-Earning Assets:
-----------------------
  Federal funds sold and securities
    purchased under agreements to
    resell and other short-term
    investments                         $ 5,150                             $ 5,150                         $ 5,150
  Investment and Marketable
    Equity Securities:
    Taxable                                 498   $     994   $    2,004      3,496    $ 4,541    $    -      8,037
    Tax-exempt                              100           -            -        100          -       375        475
  Loans, net of unearned
    income                               22,178       2,108        4,196     28,482     11,662     2,601     42,745
                                        -------   ---------   ----------    -------    -------    ------    -------
Total Interest-Earning Assets           $27,926   $   3,102   $    6,200    $37,228    $16,203    $2,976    $56,407
                                        =======   =========   ==========    =======    =======    ======    =======
LIABILITIES

Interest-Bearing Funds:
-----------------------
  Savings, NOW & MMDA                   $20,725                             $20,725                         $20,725
  Time deposits of $100,000
    and over                              3,042   $   1,861   $      912      5,815    $   876    $    -      6,691
   Other time deposits                    2,844       3,200        7,770     13,814      6,371       279     20,464
                                        -------   ---------   ----------    -------    -------    ------    -------
 Total Interest-Bearing Funds           $26,611   $   5,061   $    8,682    $40,354    $ 7,247    $  279    $47,880
                                        =======   =========   ==========    =======    =======    ======    =======
 Interest Sensitivity Gap               $ 1,315   $  (1,959)  $   (2,482)   $(3,126)   $ 8,956    $2,697    $ 8,527
                                        =======   =========   ==========    =======    =======    ======    =======
 Cumulative Gap                         $ 1,315   $    (644)  $   (3,126)   $(3,126)   $ 5,830    $8,527    $ 8,527
                                        =======   =========   ==========    =======    =======    ======    =======

Cumulative Gap as a Percentage
  of Total Earning Assets                  2.33%      -1.14%       -5.54%     -5.54%     10.34%    15.12%     15.12%

FIRST COMMERCIAL BANK

Interest Rate Sensitivity Gap

(In Thousands)

                                                                     December 31, 1994
                                         --------------------------------------------------------------------------
ASSETS                                              Days
                                         -------------------------------    Total       1 - 5     Over 5
                                         0 - 90    91 - 180    181 - 365   One Year     Years     Years      Total
                                        -------   ---------   ----------   --------    -------    ------    -------
Interest-Earning Assets:
------------------------
   Federal funds sold and securities
    purchased under agreements to
    resell and other short-term
    investments                         $ 2,300                             $ 2,300                         $ 2,300
  Investment and Marketable
    Equity Securities:
    Taxable                                 497   $     987   $    1,463      2,947    $ 5,026    $    -      7,973
    Tax-exempt                                -           -            -          -          -       475        475
  Loans, net of unearned
    income                               21,643       3,034        3,845     28,522     12,346     1,944     42,812
                                        -------   ---------   ----------    -------    -------    ------    -------
Total Interest-Earning Assets           $24,440   $   4,021   $    5,308    $33,769    $17,372    $2,419    $53,560
                                        =======   =========   ==========    =======    =======    ======    =======
LIABILITIES

Interest-Bearing Funds:
-----------------------
  Savings, NOW & MMDA                   $20,361                             $20,361                         $20,361
  Time deposits of $100,000
    and over                              1,486   $   1,240   $    1,057      3,783    $   985    $    -      4,768
  Other time deposits                     3,881       3,356        4,133     11,370      9,487         -     20,857
  Capital notes                              33          33           66        132        360                  492
                                        -------   ---------   ----------    -------    -------    ------    -------
Total Interest-Bearing Funds            $25,761   $   4,629   $    5,256    $35,646    $10,832    $    -    $46,478
                                        =======   =========   ==========    =======    =======    ======    =======
Interest Sensitivity Gap                $(1,321)  $    (608)  $       52    $(1,877)   $ 6,540    $2,419    $ 7,082
                                        =======   =========   ==========    =======    =======    ======    =======
Cumulative Gap                          $(1,321)  $  (1,929)  $   (1,877)   $(1,877)   $ 4,663    $7,082    $ 7,082
                                        =======   =========   ==========    =======    =======    ======    =======
Cumulative Gap as a Percentage
  of Total Earning Assets                 -2.47%      -3.60%       -3.50%     -3.50%      8.71%    13.22%     13.22%

                             FINANCIAL STATEMENTS

                              AS OF JUNE 30, 1995

                           AND FOR THE PERIODS ENDED

                            JUNE 30, 1995 AND 1994

                                  (UNAUDITED)

BALANCE SHEETS (UNAUDITED)
FIRST COMMERCIAL BANK

                                                      June 30      December 31
                                                       1995           1994
                                                    -----------    -----------
ASSETS
  Cash and due from banks                           $ 2,839,000    $ 3,534,000
  Federal funds sold                                  5,150,000      2,300,000
                                                    -----------    -----------
   Total cash and cash equivalents                    7,989,000      5,834,000
                                                    -----------    -----------

  Securities available for sale (at market)           3,989,000      3,912,000
  Investment securities (market value-$4,500,000
   at June 30, 1995 and $4,335,000 at
   December 31, 1994)                                 4,523,000      4,536,000
  Loans
   Commercial, financial, and agricultural           10,621,000     10,943,000
   Real estate:
    Single family residential                        11,180,000     11,253,000
    Commercial                                       10,977,000     11,092,000
    Construction                                      6,953,000      6,406,000
    Other                                               271,000        274,000
   Installment                                        2,743,000      2,845,000
                                                    -----------    -----------
                                                     42,745,000     42,813,000
   Less: Allowance for loan losses                     (927,000)      (661,000)
                                                    -----------    -----------
    Net loans                                        41,818,000     42,151,000
                                                    -----------    -----------
  Bank premises and equipment                           890,000        933,000
  Interest receivable                                   539,000        511,000
  Life insurance contracts                            1,454,000      1,394,000
  Other real estate owned                               518,000        873,000
  Other assets                                          705,000        690,000
                                                    -----------    -----------
      TOTAL ASSETS                                  $62,425,000    $60,834,000
                                                    ===========    ===========
LIABILITIES
  Domestic deposits
   Noninterest-bearing                              $ 7,437,000    $ 7,239,000
   Interest-bearing                                  47,880,000     45,986,000
                                                    -----------    -----------
      TOTAL DEPOSITS                                 55,317,000     53,225,000

  Accrued expenses and other liabilities              1,454,000      1,392,000
  Subordinated note                                                    493,000
                                                    -----------    -----------
      TOTAL LIABILITIES                              56,771,000     55,110,000

SHAREHOLDERS' EQUITY
  Common stock, $5.00 par value;
   Authorized-400,000 shares; issued and
   outstanding-201,100 at June 30, 1995 and
   December 31, 1994                                  1,005,000      1,005,000
  Surplus                                             1,006,000      1,006,000
  Retained earnings                                   3,639,000      3,733,000
  Net unrealized holding gain (loss) on
   securities available for sale                          4,000        (20,000)
                                                    -----------    -----------
      TOTAL SHAREHOLDERS' EQUITY                      5,654,000      5,724,000
                                                    -----------    -----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $62,425,000    $60,834,000
                                                    ===========    ===========

See notes to financial statements.

STATEMENTS OF INCOME (UNAUDITED)
FIRST COMMERCIAL BANK

                                              Three Months Ended            Six Months Ended
                                                    June 30                     June 30
                                          ----------------------------  --------------------------
                                              1995           1994          1995          1994
                                          ------------  --------------  ------------  ------------
INTEREST INCOME
 Interest and fees on loans                $1,172,000      $1,106,000    $2,325,000    $2,172,000
 Interest on federal funds sold                38,000          45,000        64,000        81,000
 Interest and dividends on securities:
  Taxable                                     118,000          95,000       234,000       195,000
  Exempt from federal taxes                     7,000           7,000        14,000        14,000
                                           ----------      ----------    ----------    ----------
TOTAL INTEREST INCOME                       1,335,000       1,253,000     2,637,000     2,462,000
                                           ----------      ----------    ----------    ----------
INTEREST EXPENSE
 Interest on deposits                         538,000         449,000     1,043,000       882,000
 Interest on short-term borrowings                              4,000                      23,000
 Interest on long-term borrowings              10,000          10,000        21,000        19,000
                                           ----------      ----------    ----------    ----------
TOTAL INTEREST EXPENSE                        548,000         463,000     1,064,000       924,000
                                           ----------      ----------    ----------    ----------
NET INTEREST INCOME                           787,000         790,000     1,573,000     1,538,000
PROVISION FOR POSSIBLE LOAN LOSSES            150,000                       300,000        20,000
                                           ----------      ----------    ----------    ----------
NET INTEREST INCOME AFTER PROVISION
FOR POSSIBLE LOAN LOSSES                      637,000         790,000     1,273,000     1,518,000
                                           ----------      ----------    ----------    ----------
OTHER INCOME
 Other charges, commissions,
  and fees                                    127,000          87,000       235,000       165,000
 Other income                                  17,000          26,000        33,000        29,000
 Loss on sale of securities available
  for sale                                                    (49,000)                    (49,000)
                                           ----------      ----------    ----------    ----------
TOTAL OTHER INCOME                            144,000          64,000       268,000       145,000
                                           ----------      ----------    ----------    ----------
OTHER EXPENSES
 Salaries and employee benefits               515,000         344,000     1,023,000       683,000
 Net occupancy expense                         51,000          51,000       100,000        49,000
 Other expense                                287,000         211,000       568,000       483,000
                                           ----------      ----------    ----------    ----------
TOTAL OTHER EXPENSES                          853,000         606,000     1,691,000     1,215,000
                                           ----------      ----------    ----------    ----------
(LOSS) INCOME BEFORE INCOME TAXES             (72,000)        248,000      (150,000)      448,000

INCOME TAX (BENEFIT) EXPENSE                  (27,000)         82,000       (56,000)      147,000
                                           ----------      ----------    ----------    ----------
NET (LOSS) INCOME                          $  (45,000)     $  166,000    $  (94,000)   $  301,000
                                           ==========      ==========    ==========    ==========
(Loss) earnings per common share               $(0.22)          $0.83        $(0.47)        $1.50

Average outstanding shares                    201,100         201,100       201,100       201,100

See notes to financial statements.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)
FIRST COMMERCIAL BANK

                                                           Six Months Ended June 30, 1995
                                  ----------------------------------------------------------------------------
                                                                                       Net
                                                                                     Unrealized
                                     Common Stock                                     Gain on
                                  ---------------------                              Securities      Total
                                                Par                       Retained   Available    Shareholders'
                                   Shares      Value         Surplus      Earnings    for Sale       Equity
                                  --------   ----------   -------------  ----------  ----------   ------------
Balance at
  January 1, 1995                  201,100   $1,005,000      $1,006,000  $3,733,000    ($20,000)   $5,724,000

Net (loss)                                                                  (94,000)                  (94,000)

Net change in
 unrealized gain/
 (loss) on securities
 available for sale                                                                      24,000        24,000
                                  --------   ----------      ----------  ----------   ---------    ----------
Balance at
  June 30, 1995                    201,100   $1,005,000      $1,006,000  $3,639,000   $   4,000    $5,654,000
                                  ========   ==========      ==========  ==========   =========    ==========


See notes to financial statements

CONDENSED STATEMENTS OF CASH FLOWS
FIRST COMMERCIAL BANK

                                                              Six Months Ended
                                                                   June 30
                                                       -------------------------------
                                                           1995               1994
                                                       ------------       ------------

NET CASH PROVIDED BY OPERATING ACTIVITIES              $   589,000        $   704,000

INVESTING ACTIVITIES
  Proceeds from maturities and calls of
    securities available for sale                        1,500,000         14,970,000
  Purchase of securities available for sale             (1,507,000)        (8,065,000)
  Net purchase of bank premises and equipment              (15,000)           (11,000)
  Investment in life insurance contracts                   (38,000)          (501,000)
  Changes in:
    Loans                                                   67,000           (288,000)
                                                       -----------        -----------
NET CASH PROVIDED BY INVESTING ACTIVITIES                    7,000          6,105,000
                                                       -----------        -----------
FINANCING ACTIVITIES
  Cash dividends paid                                      (40,000)           (40,000)
  Repayment of long-term borrowings                       (493,000)           (25,000)
  Changes in:
    Deposits                                             2,092,000         (3,734,000)
    Federal funds purchased and securities
     sold under agreements to repurchase                                   (3,250,000)
                                                       -----------        -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES      1,559,000         (7,049,000)
                                                       -----------        -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         2,155,000           (240,000)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD         5,834,000         12,181,000
                                                       -----------        -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD             $ 7,989,000        $11,941,000
                                                       ===========        ===========

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
FIRST COMMERCIAL BANK


1.  GENERAL

The accompanying unaudited interim financial statements of First Commercial Bank have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-QSB. Accordingly, the financial information does not contain all of the information and footnotes required by generally accepted accounting principles. The financial statements presented in this report have not been audited. The accounting and reporting policies followed in the presentation of these financial statements are consistent with those applied in the preparation of the 1994 annual report of First Commercial Bank on Form 10-KSB. In the opinion of management, adjustments necessary for a fair presentation of financial position and results of operations for the interim periods have been made. Such adjustments are of a normal and recurring nature. In addition to normal and recurring adjustments, a total of $639,000 additional expense was recorded in the first six months of 1995. These adjustments are associated with a Merger Agreement dated March 6, 1995 and are described in greater detail in the section, Management's Discussion and Analysis.

Effective January 1, 1995, First Commercial Bank adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan, "(SFAS No. 114)" which was amended by Statement No. 118 and is effective for fiscal years beginning after December 15, 1994. Under the new standard, the 1995 allowance for credit losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The adoption of SFAS No. 114 did not have a material impact on the allowance for loan losses.

FIRST COMMERCIAL BANK


2.  SECURITIES AVAILABLE FOR SALE

The book and estimated fair value of securities available for sale at June 30, 1995, by contractual maturity are as follows:

                                                            Estimated
                                                  Book         Fair
                                                  Value        Value
                                               -----------  -----------
     Due in one year or less                    $3,490,000   $3,496,000
     Due after one year through five years         493,000      493,000
     Due after five years through ten years              0            0
     Due after ten years                                 0            0
     Marketable equity securities                        0            0
                                                ----------   ----------
         Total                                  $3,983,000   $3,989,000
                                                ==========   ==========


The amortized cost and estimated fair values of securities available for sale are summarized as follows:

                                               June 30, 1995
                              ------------------------------------------------
                                             Gross       Gross      Estimated
                               Amortized   Unrealized  Unrealized     Fair
                                 Cost        Gains       Losses       Value
                              -----------  ----------  ----------  -----------
U.S. Treasury securities
 and obligations of U.S.
 Government corporations
 and agencies                  $3,983,000      $7,000      $1,000   $3,989,000

Marketable equity
 securities                             0           0           0            0

Other                                   0           0           0            0
                               ----------      ------      ------   ----------
Total                          $3,983,000      $7,000      $1,000   $3,989,000
                               ==========      ======      ======   ==========


At June 30, 1995, the cumulative net unrealized holding gain on available for sale securities resulted in an increase of $4,000 to shareholders' equity.

FIRST COMMERCIAL BANK


2.  SECURITIES AVAILABLE FOR SALE - continued

The book and estimated fair value of securities available for sale at December 31, 1994, by contractual maturity are as follows:

                                                             Estimated
                                                  Book         Fair
                                                  Value        Value
                                               -----------  -----------
     Due in one year or less                    $2,966,000   $2,948,000
     Due after one year through five years         979,000      964,000
     Due after five years through ten years              0            0
     Due after ten years                                 0            0
     Marketable equity securities                        0            0
                                                ----------   ----------
          Total                                  $3,945,000  $3,912,000
                                                ==========   ==========

The amortized cost and estimated fair values of securities available for sale are summarized as follows:

                                              December 31, 1994
                              ------------------------------------------------

                                             Gross       Gross      Estimated
                               Amortized   Unrealized  Unrealized     Fair
                                 Cost        Gains       Losses       Value
                              -----------  ----------  ----------  -----------
U.S. Treasury securities
 and obligations of U.S.
 Government corporations
 and agencies                  $3,945,000       $   0     $33,000   $3,912,000

Marketable equity
 securities                             0           0           0            0

Other                                   0           0           0            0
                               ----------       -----     -------   ----------
Total                          $3,945,000       $   0     $33,000   $3,912,000
                               ==========       =====     =======   ==========

FIRST COMMERCIAL BANK


3.  INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are summarized as follows:

                                               June 30, 1995
                              ------------------------------------------------
                                             Gross       Gross     Estimated
                               Amortized   Unrealized  Unrealized     Fair
                                 Cost        Gains       Losses       Value
                              -----------  ----------  ----------  -----------
U.S. Treasury securities
 and obligations of U.S.
 Government corporations
 and agencies                  $4,048,000      $7,000    $      0   $4,055,000

State and political
 subdivisions                     475,000       2,000      32,000      445,000
                               ----------      ------    --------   ----------
Total                          $4,523,000      $9,000    $ 32,000   $4,500,000
                               ==========      ======    ========   ==========

                                              December 31, 1994
                              ------------------------------------------------
                                             Gross       Gross      Estimated
                               Amortized   Unrealized  Unrealized     Fair
                                 Cost        Gains       Losses       Value
                              -----------  ----------  ----------  -----------
U.S. Treasury securities
 and obligations of U.S.
 Government corporations
 and agencies                  $4,061,000      $    0    $151,000   $3,910,000

State and political
 subdivisions                     475,000       4,000      54,000      425,000
                               ----------      ------    --------   ----------
Total                          $4,536,000      $4,000    $205,000   $4,335,000
                               ==========      ======    ========   ==========

FIRST COMMERCIAL BANK

3.  INVESTMENT SECURITIES - continued

The amortized cost and estimated fair value of debt securities at June 30, 1995, and December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      June 30, 1995
                                  ------------------------
                                                Estimated
                                     Book         Fair
                                     Value        Value
                                  -----------  -----------
Due in one year or less            $  100,000   $  102,000
Due after one year through
 five years                         4,048,000    4,055,000

Due after five years
 through ten years                    125,000      123,000

Due after ten years                   250,000      220,000
                                   ----------   ----------
Total                              $4,523,000   $4,500,000
                                   ==========   ==========

                                      December 31, 1994
                                  ------------------------
                                                Estimated
                                     Book         Fair
                                     Value        Value
                                  -----------  -----------
Due in one year or less            $        0   $        0
Due after one year through
 five years                         4,061,000    3,910,000

Due after five years
 through ten years                    225,000      221,000

Due after ten years                   250,000      204,000
                                   ----------   ----------
Total                              $4,536,000   $4,335,000
                                   ==========   ==========

FIRST COMMERCIAL BANK

4.  NONPERFORMING LOANS

    Nonperforming loans are summarized as follows:

                                      June 30  December 31
                                       1995       1994
                                      -------  -----------
                                        (in thousands)
    Loans past due 90 days or more
      and still accruing interest      $  894       $ 165
    Troubled debt restructurings            -           -
    Nonaccrual loans                      542          48
                                       ------       -----
                                       $1,436       $ 213
                                       ======       =====


5.  ALLOWANCE FOR POSSIBLE LOAN LOSSES

The adequacy of the allowance for possible loan losses is based on management's evaluation of the relative risks inherent in the loan portfolio. A progression of the allowance for possible loan losses for the periods presented is summarized as follows:

                                  Six Months Ended
                                      June 30,
                                ----------------------
                                 1995            1994
                                -----           -----
                                    (in thousands)
Balance at beginning of
 period                         $ 661           $ 755
Provision charged to expense      300              20
                                -----           -----
                                  961             775

Loans charged-off                 (44)            (16)
Less recoveries                    10               1
                                -----           -----
Net Charge-offs                   (34)            (15)
                                -----           -----
Balance at end of period        $ 927           $ 760
                                =====           =====

FIRST COMMERCIAL BANK

5.  ALLOWANCE FOR POSSIBLE LOAN LOSSES - continued

Effective January 1, 1995, First Commercial Bank adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan, "(SFAS No. 114)" which was amended by Statement No. 118 and is effective for fiscal years beginning after December 15, 1994. Under the new standard, the 1995 allowance for credit losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The adoption of SFAS No. 114 did not have a material impact on the allowance for loan losses.

6.  COMMITMENTS AND CONTINGENT LIABILITIES

There are outstanding commitments which include, among other things, commitments to extend credit and letters of credit undertaken in the normal course of business. Outstanding standby letters of credit and commitments to extend credit amounted to approximately $5,943,000 and $7,145,000 at June 30, 1995 and December 31, 1994, respectively.

First Commercial Bank is currently involved, in the normal course of business, in various legal proceedings. Management is vigorously pursuing all of its legal and factual defenses and, after consultation with legal counsel, believes that all such litigation will be resolved without material effect on financial position or results of operations.

FIRST COMMERCIAL BANK

7.  EARNING ASSETS AND INTEREST-BEARING LIABILITIES

    The following table shows the daily average balance of major categories of assets and liabilities for each of the six month periods ended June 30, 1995, and June 30, 1994, with the interest rate earned or paid on such amount.

                                             Six Months Ended               Six Months Ended
                                                 June 30                        June 30
                                                   1995                           1994
                                       ----------------------------   ----------------------------
(Dollars in                             Average               Avg.     Average               Avg.
thousands)                              Balance   Interest    Rate     Balance   Interest    Rate
                                       ---------  ---------  ------   ---------  ---------  ------
ASSETS
Earning Assets:
  Federal funds sold and securities
    purchased under agreements to
    resell and other short-term
    investments                         $ 2,177      $    64   5.93%   $ 4,800     $   81    3.44%
  Investment securities:
    Taxable                               8,077          234   5.87%     9,630        195    4.13%
    Tax-exempt (1)                          475           21   9.01%       475         21    9.01%
                                        -------      -------  -----    -------     ------   -----
              Total securities            8,552          255   6.04%    10,105        216    4.35%
                                        -------      -------  -----    -------     ------   -----
  Loans, net of unearned
    income (1) (2)                       43,141        2,325  10.87%    40,902      2,172   10.71%
  Allowance for possible loan
    losses                                 (771)                          (768)
                                        -------                        -------
  Net loans                              42,370               11.07%    40,134              10.91%
                                        -------      -------  -----    -------     ------   -----
Total earning assets                     53,099      $ 2,644  10.05%    55,039     $2,469    9.06%
                                                     -------  -----                ------   -----
Other assets                              6,570                          7,703
                                        -------                        -------
                  TOTAL ASSETS          $59,669                        $62,742
                                        =======                        =======
LIABILITIES
Interest-Bearing Funds:
  Interest-bearing deposits             $45,194      $ 1,043   4.65%   $44,294     $  882    4.02%
  Federal funds purchased,
    repurchase agreements and
    other short-term borrowings                                          2,048         23    2.27%
  Subordinated debt                         444           21   9.54%       544         19    7.04%
                                        -------      -------  -----    -------     ------   -----
Total interest-bearing funds             45,638        1,064   4.70%    46,886        924    3.97%
                                                     -------  -----                ------   -----
  Demand deposits                         6,964                          9,600
  Accrued expenses and other
    liabilities                           1,335                            937
                                        -------                        -------
           TOTAL LIABILITIES             53,937                         57,423
Shareholders' equity                      5,732                          5,319
                                        -------                        -------
       TOTAL LIABILITIES AND
        SHAREHOLDERS' EQUITY            $59,669                        $62,742
                                        =======                        =======
NET INTEREST INCOME                                  $ 1,580                       $1,545
                                                     =======                       ======
INTEREST SPREAD                                                5.35%                         5.09%

NET INTEREST MARGIN                                            6.01%                         5.67%

     (1) The interest income and the yields on nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 34%.

     (2) Nonaccruing loans are included in the daily average loan amounts outstanding.

                                   EXHIBIT C

                            UNITED BANKSHARES, INC.

                                   FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D. C.


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  August 18, 1995
                                                  ---------------


                            United Bankshares, Inc.
                            -----------------------
             (Exact name of registrant as specified in its charter)

         West Virginia                 0-13322            55-0641179
---------------------------------    -----------      ------------------
(State or other jurisdiction of      (Commission       (I.R.S. Employer
 incorporation or organization)       File No.)       Identification No.)

     300 United Center
     500 Virginia Street, East
     Charleston, West Virginia 25301
     -------------------------------
(Address of principal executive offices)                     Zip Code


                                 (304) 424-8761
                                 --------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
                                 --------------
             (Former name or address, if changed since last report)

Item 5.  Other Events
         ------------

     Following the close of business on August 18, 1995, United Bankshares, Inc. ("United") and Eagle Bancorp, Inc. ("Eagle") entered into an Agreement and Plan of Merger (the "Agreement") which sets forth the terms and conditions under which Eagle would merge with and into United (the "Merger").

     The Agreement provides that upon consummation of the Merger, each outstanding share of common stock of Eagle (other than any shares held by United other than in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 1.15 shares of United common stock, plus the right to receive cash in lieu of any fractional share without interest.

     In connection with the execution of the Agreement, United National Bank ("UNB"), a wholly-owned subsidiary of United, and First Empire Federal Savings and Loan Association ("First Empire"), a wholly-owned subsidiary of Eagle, entered into an Agreement and Plan of Merger dated as of August 18, 1995, (the "Bank Agreement"). The Bank Agreement sets forth the terms and conditions, including the Merger, pursuant to which First Empire would merge with and into UNB substantially concurrently with the Merger (the "Bank Merger").

     Consummation of the Merger is subject to approval of the shareholders of United and Eagle and the receipt of all required regulatory approvals, as well as other customary conditions.

     Pursuant to the Agreement and related Stockholder Agreements, the holders of approximately 23% and 28% of the outstanding United common stock and Eagle common stock, respectively, have agreed to vote their shares in favor of the Merger.

     The Agreement permits Eagle to continue to pay its regular quarterly dividends of $0.14 per share of Eagle common stock prior to the consummation of the Merger, but otherwise prohibits the payment of dividends on Eagle common stock. Pursuant to the Agreement, Eagle will adjust the record and payment dates of its regular quarterly dividends to coincide with the record and payment dates for United's regular quarterly dividends. The record dates for United's regular quarterly dividends occur in mid-September, mid-December, mid-March and mid-June, and the respective payment dates occur in the first few days of the succeeding month.

     The Agreement contains a provision that Eagle must pay United $1,500,000 in the event that certain events occur prior to a termination of the Agreement in accordance with its terms.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits
          ------------------------------------------------------------------


(a)  Not Applicable.

(b)  Pro Forma Financial Information
     -------------------------------

                                                                Page No.
                                                                --------

     (1) Unaudited Pro Forma Condensed Financial Statements of United Bankshares, Inc. and Eagle Bancorp, Inc.

               Pro Forma Condensed Consolidated Balance Sheets
               as of June 30, 1995................................E-35

               Pro Forma Condensed Consolidated Balance Sheets
               as of December 31, 1994............................E-36

               Pro Forma Condensed Consolidated Balance Sheets
               as of December 31, 1993............................E-37

               Pro Forma Condensed Consolidated Statements of
               Income for the Six Months Ended June 30, 1995......E-38

               Pro Forma Condensed Consolidated Statements of
               Income for the Year Ended December 31, 1994........E-39

               Pro Forma Condensed Consolidated Statements of
               Income for the Year Ended December 31, 1993........E-40

               Pro Forma Condensed Consolidated Statements of
               Income for the Year Ended December 31, 1992........E-41

               Notes to Unaudited Pro Forma Condensed
               Consolidated Financial Statements..................E-42

The Exhibits to the Form 8-K have been deleted. Copies are available upon request from Joseph Wm. Sowards, United Bankshares, Inc., 514 Market Street, Parkersburg, West Virginia 26102. In order to ensure timely delivery of the documents, any request should be made by October 16, 1995.


(c)  Exhibits
     --------
     2 Agreement and Plan of Merger, dated as of August 18, 1995, between United Bankshares, Inc. and Eagle Bancorp, Inc.
     (including Annexes I, II and III and Schedule I thereto).

     99(a) Stockholder Agreement, dated as of August 18, 1995, between United Bankshares, Inc. and certain stockholders of Eagle Bancorp, Inc.

     99(b) Stockholder Agreement, dated as of August 18, 1995, between Eagle Bancorp, Inc. and certain stockholders of United Bankshares, Inc.

                                  SIGNATURES
                                  ----------


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       UNITED BANKSHARES, INC.


Date  August 25, 1995              By   /s/ Joseph Wm. Sowards
    ---------------------            -----------------------------
                                     Joseph Wm. Sowards
                                     Its Executive Vice President
                                     and Secretary

              Unaudited Pro Forma Condensed Financial Statements
             (As of June 30, 1995, and December 31, 1994 and 1993
              and for the Six Months Ended June 30, 1995, and the
                 Years Ended December 31, 1994, 1993 and 1992)

PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)

UNITED BANKSHARES, INC. AND SUBSIDIARIES

June 30, 1995
(in thousands)

                                                         As Reported                          UBS & EAGLE
                                                  -------------------------     Pro Forma      Pro Forma
                                                      UBS         EAGLE        Adjustments    Consolidated
                                                  -----------  ------------  ---------------  ------------
ASSETS
 Cash and due from bank                           $   78,725      $ 10,711                      $   89,436
 Investment securities                               331,320        12,326                         343,646
 Loans (net of unearned income)                    1,314,987       356,321                       1,671,308
 Less: allowance for loan losses                     (20,079)       (2,430)                        (22,509)
                                                  ----------      --------    ----------        ----------
  Net loans                                        1,294,908       353,891                       1,648,799
 Bank premises and equipment                          30,170         4,291                          34,461
 Goodwill                                              7,458        (1,299)                          6,159
 Other intangible assets                               2,068                                         2,068
 Other assets                                         25,557         3,948                          29,505
                                                  ----------      --------    ----------        ----------
     Total Assets                                 $1,770,206      $383,868    $        0        $2,154,074
                                                  ==========      ========    ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Demand deposits                                  $  227,776      $ 13,193                      $  240,969
 Interest-bearing deposits                         1,208,557       294,258                       1,502,815
                                                  ----------      --------    ----------        ----------
 Total deposits                                    1,436,333       307,451                       1,743,784
 Short-term borrowings                                92,927                                        92,927
 Federal Home Loan Bank borrowings                    33,900        22,015                          55,915
 Other liabilities                                    19,504         7,319                          26,823
                                                  ----------      --------    ----------        ----------
     Total Liabilities                             1,582,664       336,785                       1,919,449

Stockholders' equity:
 Common stock                                         29,886           273         7,574 (1)        37,733
 Surplus                                              32,176        11,969        (7,574)(1)        36,571
 Treasury stock                                       (3,541)                                       (3,541)
 Retained earnings                                   l28,408        34,758                         163,166
 Net unrealized holding gain on AFS securities           613            83                             696
                                                  ----------      --------    ----------        ----------
     Total Stockholders' Equity                      187,542        47,083             0           234,625
                                                  ----------      --------    ----------        ----------
     Total Liabilities and
     Stockholders' Equity                         $1,770,206      $383,868    $        0        $2,154,074
                                                  ==========      ========    ==========        ==========

PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)

UNITED BANKSHARES, INC. AND SUBSIDIARIES

December 31, 1994
(in thousands)

                                                          As Reported                           UBS & EAGLE
                                                    ------------------------     Pro Forma       Pro Forma
                                                      UBS           EAGLE        Adjustments    Consolidated
                                                    ---------    ------------  ---------------  ------------
ASSETS
 Cash and due from bank                             $   82,763      $ 12,259                      $   95,022
 Investment securities                                 360,883        11,186                         372,069
 Loans (net of unearned income)                      1,297,077       355,198                       1,652,275
 Less: allowance for loan losses                       (20,008)       (2,296)                        (22,304)
                                                    ----------      --------    ----------        ----------
  Net loans                                          1,277,069       352,902                       1,629,971
 Bank premises and equipment                            30,769         3,867                          34,636
 Goodwill                                                7,965        (1,374)                          6,591
 Other intangible assets                                 2,312                                         2,312
 Other assets                                           25,880         3,859                          29,739
                                                    ----------      --------    ----------        ----------
     Total Assets                                   $1,787,641      $382,699    $        0        $2,170,340
                                                    ==========      ========    ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Demand deposits                                    $  244,591      $ 10,501                      $  255,092
 Interest-bearing deposits                           1,190,261       267,162                       1,457,423
                                                    ----------      --------    ----------        ----------
 Total deposits                                      1,434,852       277,663                       1,712,515
 Short-term borrowings                                  71,809                                        71,809
 Federal Home Loan Bank borrowings                      83,972        54,402                         138,374
 Other liabilities                                      17,262         4,746                          22,008
                                                    ----------      --------    ----------        ----------
     Total Liabilities                               1,607,895       336,811                       1,944,706

Stockholders' equity:
 Common stock                                           29,886           273         7,574 (1)        37,733
 Surplus                                                32,331        11,969        (7,574)(1)        36,726
 Treasury stock                                         (3,346)                                       (3,346)
 Retained earnings                                     l21,318        33,667                         154,985
 Net unrealized holding (loss) on AFS securities          (443)          (21)                           (464)
                                                    ----------      --------    ----------        ----------
     Total Stockholders' Equity                        179,746        45,888             0           225,634
                                                    ----------      --------    ----------        ----------
     Total Liabilities and
     Stockholders' Equity                           $1,787,641      $382,699    $        0        $2,170,340
                                                    ==========      ========    ==========        ==========

PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)

UNITED BANKSHARES, INC. AND SUBSIDIARIES

December 31, 1993
(in thousands)

                                               As Reported                            UBS & EAGLE
                                        --------------------------     Pro Forma        Pro Forma
                                            UBS           EAGLE        Adjustments     Consolidated
                                        -----------  -------------  ---------------   -------------
ASSETS
 Cash and due from bank                 $   60,850      $ 19,335                      $   80,185
 Investment securities                     430,427         9,272                         439,699
 Loans (net of unearned income)          1,180,787       281,787                       1,462,574
 Less: allowance for loan losses           (19,015)       (1,960)                        (20,975)
                                        ----------      --------    ----------        ----------
  Net loans                              1,161,772       279,827                       1,441,599
 Bank premises and equipment                31,113         3,787                          34,900
 Goodwill                                    8,983        (1,522)                          7,461
 Other intangible assets                     3,286                                         3,286
 Other assets                               23,753         4,569                          28,322
                                        ----------      --------    ----------        ----------
      Total Assets                      $1,720,184      $315,268    $        0        $2,035,452
                                        ==========      ========    ==========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Demand deposits                        $  229,131      $  9,370                      $  238,501
 Interest-bearing deposits               1,201,398       258,016                       1,459,414
                                        ----------      --------    ----------        ----------
 Total deposits                          1,430,529       267,386                       1,697,915
 Short-term borrowings                      72,610                                        72,610
 Federal Home Loan Bank borrowings          32,203           252                          32,455
 Other liabilities                          13,870         4,555                          18,425
                                        ----------      --------    ----------        ----------
     Total Liabilities                   1,549,212       272,193                       1,821,405

Stockholders' equity:
 Common stock                               29,886           273         7,574 (1)        37,733
 Surplus                                    32,616        11,969        (7,574)(1)        37,011
 Treasury stock                               (550)                                         (550)
 Retained earnings                         109,020        30,833                         139,853
                                        ----------      --------    ----------        ----------
     Total Stockholders' Equity            170,972        43,075             0           214,047
                                        ----------      --------    ----------        ----------
     Total Liabilities and
     Stockholders' Equity               $1,720,184      $315,268    $        0        $2,035,452
                                        ==========      ========    ==========        ==========

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

UNITED BANKSHARES, INC. AND SUBSIDIARIES

For the Six Months Ended June 30,1995
(Dollars in thousands, except per share)

                                                   As Reported                            UBS & EAGLE
                                            --------------------------     Pro Forma       Pro Forma
                                                UBS           EAGLE        Adjustments    Consolidated
                                            -----------    ------------  ---------------  ------------
Interest income                               $67,278         $14,815                         $82,093

Interest expense                               26,676           7,725                          34,401
                                              -------         -------        ---------        -------
Net interest income                            40,602           7,090                          47,692

Provision for possible loan losses                925             130                           1,055
                                              -------         -------        ---------        -------
Net interest income after provision
for possible loan losses                       39,677           6,960                          46,637

Other income                                    6,354             864                           7,218

Other expenses                                 24,778           3,894                          28,672
                                              -------         -------        ---------        -------
Income before income taxes                     21,253           3,930                          25,183

Income taxes                                    7,314           1,256                           8,570
                                              -------         -------        ---------        -------
Net income                                    $13,939         $ 2,674                         $16,613
                                              =======         =======        =========        =======

Earnings per common share:                      $1.17           $0.98                           $1.11
--------------------------
Average outstanding shares                 11,889,027       2,729,468                      15,027,915

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

UNITED BANKSHARES, INC. AND SUBSIDIARIES

For the Year Ended December 31,1994
(Dollars in thousands, except per share)

                                                   As Reported                            UBS & EAGLE
                                            --------------------------     Pro Forma       Pro Forma
                                                UBS           EAGLE        Adjustments    Consolidated
                                            -----------    ------------  -------------    ------------
Interest income                              $121,157          $26,480                       $147,637

Interest expense                               43,887           11,785                         55,672
                                             --------          -------       ---------       --------
Net interest income                            77,270           14,695                         91,965

Provision for possible loan losses              1,818              384                          2,202
                                             --------          -------       ---------       --------
Net interest income after provision
for possible loan losses                       75,452           14,311                         89,763

Other income                                   11,222            1,016                         12,238

Other expenses                                 48,676            7,232                         55,908
                                             --------          -------       ---------       --------
Income before income taxes                     37,998            8,095                         46,093

Income taxes                                   13,096            2,613                         15,709
                                             --------          -------       ---------       --------
Net income                                   $ 24,902          $ 5,482                       $ 30,384
                                             ========          =======       =========       ========
Earnings per common share:                      $2.08            $2.01                          $2.01
--------------------------
Average outstanding shares                 11,993,062        2,729,468                     15,131,950


PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

UNITED BANKSHARES, INC. AND SUBSIDIARIES

For the Year Ended December 31, 1993
(Dollars in thousands, except per share)

                                                   As Reported                            UBS & EAGLE
                                            --------------------------       Pro Forma       Pro Forma
                                               UBS            EAGLE         Adjustments    Consolidated
                                            --------       -----------     -------------   ------------
Interest income                                $116,505        $24,119                        $140,624

Interest expense                                 45,009         10,028                          55,037
                                               --------         ------      ----------        --------
Net interest income                              71,496         14,091                          85,587

Provision for possible loan losses                4,332            498                           4,830
                                               --------         ------      ----------        --------
Net interest income after provision
for possible loan losses                         67,164         13,593                          80,757

Other income                                     12,673          1,627                          14,300

Other expenses                                   49,690          6,417                          56,107
                                               --------         ------      ----------        --------
Income before income taxes                       30,147          8,803                          38,950

Income taxes                                      9,770          2,712                          12,482
                                               --------         ------      ----------        --------
Income before cumulative effect
of change in accounting principle                20,377          6,091                          26,468

Cumulative effect of change in method
of accounting for income taxes                    1,329                                          1,329
                                               --------         ------      ----------        --------
Net income                                     $ 21,706         $6,091                        $ 27,797
                                               ========         ======      ==========        ========
Earnings per common share:
--------------------------
Income before cumulative effect of
 accounting change                                $1.71          $2.24                           $1.76
Cumulative effect of accounting change             0.11                                           0.09
                                               --------         ------      ----------        --------
Net income                                        $1.82          $2.24                           $1.85
                                               ========         ======      ==========        ========
Average outstanding shares                   11,922,521      2,718,930                      15,049,291

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

UNITED BANKSHARES, INC. AND SUBSIDIARIES

For the Year Ended December 31,1992
(Dollars in thousands, except per share)

                                                   As Reported                            UBS & EAGLE
                                            --------------------------     Pro Forma       Pro Forma
                                                UBS           EAGLE        Adjustments    Consolidated
                                            -----------    -----------   ---------------  ------------
Interest income                              $113,502         $22,927                        $136,429

Interest expense                               49,897          10,922                          60,819
                                             --------         -------        ----------      --------
Net interest income                            63,605          12,005                          75,610

Provision for possible loan losses              4,242             566                           4,808
                                             --------         -------        ----------      --------
Net interest income after provision
for possible loan losses                       59,363          11,439                          70,802

Other income                                   11,123             766                          11,889

Other expenses                                 46,991           5,635                          52,626
                                             --------         -------        ----------      --------
Income before income taxes                     23,495           6,570                          30,065

Income taxes                                    7,136           2,144                           9,280
                                             --------         -------        ----------      --------
Net income                                   $ 16,359         $ 4,426                        $ 20,785
                                             ========         =======        ==========      ========
Earnings per common share:                      $1.52           $1.67                           $1.51
--------------------------
Average outstanding shares                 10,737,688       2,650,592                      13,785,869

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNITED BANKSHARES, INC. AND SUBSIDIARIES


Notes to Pro Forma Condensed Balance Sheets
-------------------------------------------

1) The stockholders' equity accounts are adjusted to reflect the issuance of 3,138,888 shares of United common stock at $2.50 par value. United will exchange 1.15 shares of its common stock for each of the 2,729,468 shares of Eagle common stock outstanding.

NOTE:     The effect of United's pending acquisition of First Commercial
-----
          Bank, Arlington, Virginia has not been reflected in the accompanying unaudited pro forma condensed consolidated financial statements. If the effect had been included in the accompanying unaudited pro forma condensed consolidated financial statements, the results would not be materially different than those presented herein.

                            THE EXHIBITS TO THE 8-K

                              HAVE BEEN OMITTED.


                       COPIES ARE AVAILABLE UPON REQUEST
                       FROM JOSEPH WM. SOWARDS, UNITED
                       BANKSHARES, INC., 514 MARKET STREET,
                       PARKERSBURG, WEST VIRGINIA 26102.

                       IN ORDER TO ENSURE TIMELY DELIVERY
                       OF THE DOCUMENTS, ANY REQUEST SHOULD
                       BE MADE BY OCTOBER 16, 1995.

                                   EXHIBIT D

     (i)    Historical and Pro-forma Capital Ratios

     (ii)   Comparative Per Share Data

     (iii)  Selected Financial Data

     As of June 30, 1995, the historical Tier 1 risk-based ratio, total risk-based ratio and total assets leverage ratio for UBS and FCB and related pro forma capital ratios (in accordance with fully phased in requirements) were as follows:

                     HISTORICAL AND PROFORMA CAPITAL RATIOS
                              AS OF June 30, 1995

                            UBS/
                            FCB
                          PROFORMA
                        CONSOLIDATED        UBS         FCB
                        -------------  -------------  -------
Risk-based Capital:
 Actual Tier 1                 14.25%         14.73%   12.63%
 Actual Total                  15.50%         15.98%   13.88%

 Reg Minimum Tier 1             4.00%          4.00%    4.00%
 Reg Minimum Total              8.00%          8.00%    8.00%

Excess over Minimum:
 Tier 1                        10.25%         10.73%    8.63%
 Total                          7.50%          7.98%    5.88%

Leverage                        9.71%         10.02%    9.05%

Equity to
assets                         10.56%         10.59%    9.06%

                            UBS/
                            FCB
                          PROFORMA
                        CONSOLIDATED        UBS         FCB
                        -------------  -------------  -------
                                       (in millions)
Risk-based Capital:
 Actual Tier 1                $178.0         $177.4     $5.7
 Actual Total                  193.7          192.5      6.2

 Reg Minimum Tier 1             50.0           48.2      1.8
 Reg Minimum Total             100.0           96.3      3.6

Excess over Minimum:
 Tier 1                        128.0          129.2      3.9
 Total                          93.7           96.2      2.6


     The above ratios and amounts were calculated using actual risk-weighted assets in accordance with the risk-based capital guidelines and may differ from those that are calculated using adjusted total assets.

                     HISTORICAL AND PROFORMA CAPITAL RATIOS
                            AS OF DECEMBER 31, 1994

                            UBS/
                            1ST
                         COMMERCIAL
                          PROFORMA                        1ST
                        CONSOLIDATED        UBS       COMMERCIAL
                        -------------  -------------  -----------
Risk-based Capital:
 Actual Tier 1                 14.13%         14.27%       12.35%
 Actual Total                  15.38%         15.52%       13.60%

 Reg Minimum Tier 1             4.00%          4.00%        4.00%
 Reg Minimum Total              8.00%          8.00%        8.00%

Excess over Minimum:
 Tier 1                        10.13%         10.27%        8.35%
 Total                          7.38%          7.52%        5.60%

Leverage                        9.49%          9.49%        9.44%

Equity to
assets                         10.03%         10.05%        9.41%


                            UBS/
                            1ST
                         COMMERCIAL
                          PROFORMA                        1ST
                        CONSOLIDATED        UBS       COMMERCIAL
                        -------------  -------------  -----------
                                       (in millions)
Risk-based Capital:
 Actual Tier 1                $175.4         $169.7       $  5.7
 Actual Total                  190.9          184.6          6.3

 Reg Minimum Tier 1             49.6           47.6          1.9
 Reg Minimum Total              99.3           95.1          3.7

Excess over Minimum:
 Tier 1                        125.8          122.1          3.8
 Total                          91.6           89.5          2.6


     The above ratios and amounts were calculated using actual risk-weighted assets in accordance with the risk-based capital guidelines and may differ from those that are calculated using adjusted total assets.

                           COMPARATIVE PER SHARE DATA


          The table which follows, presents historical per share data for UBS and FCB, pro forma combined per share data and equivalent per share data showing the value of one share of FCB common stock in the combined corporation. Such data is based on historical financial statements for UBS and FCB and pro forma combined amounts giving effect to the exchange of 1.12 shares of UBS common stock for each share of FCB common stock plus an additional $26.25 of cash consideration paid for each share of FCB common stock.

          For purposes of determining the value of consideration in the proposed transaction, which will be recorded using the purchase method of accounting, UBS common stock has been valued at $27.00 per share, or the maximum price as renegotiated by the parties in the Second Amendment to Agreement and Plan of
Merger dated September 5, 1995.    Management of UBS believes that use of such
price is appropriate at this time for valuing the proposed transaction consideration because of the recent trading prices for UBS Stock and the strong likelihood that the Average Price would exceed $27.00. For further discussion of the consideration, see THE PROPOSED TRANSACTION - THE MERGER - Merger Consideration as more fully discussed in the Prospectus/Proxy Statement dated as of August 4, 1995, and RECENT DEVELOPMENTS - Amendment to the Merger Agreement as more fully discussed herein.

          The per share data included in the tables which follow should be read in conjunction with the historical financial statements of UBS and FCB and the related notes accompanying each such financial statement. The data presented is not necessarily indicative of the results which would have been obtained if the combination had been consummated in the periods indicated or which may be obtained in the future.

Comparative Per Share Data (Unaudited)
(Data in dollars, Except shares)

                                                 Six Months
                                                    Ended     Year Ended
                                                   June 30    December 31
                                                    1995         1994
                                                 -----------  -----------
UNITED BANKSHARES, INC. ("UBS")
 Historical:
   Net income                                          1.17          2.08
   Book value at end of period                        15.88         15.21
   Cash dividends declared                             0.58          1.06
   Average shares outstanding                    11,889,027    11,993,062

FIRST COMMERCIAL BANK ("FCB")
 Historical:
   Net income                                         (0.47)         3.04
   Book value at end of period                        28.12         28.46
   Cash dividends declared                                           0.20
   Average shares outstanding                       201,100       201,100

UBS AND FCB
PRO FORMA COMBINED (UNAUDITED) (1)
   Net income                                          1.14          2.11
   Book value at end of period                        16.09         15.39
   Average shares outstanding                    12,114,259    12,218,294

UBS, EAGLE AND FCB
PRO FORM COMBINED (UNAUDITED) (2)
   Net income                                          1.09          2.03
   Book value at end of period                        15.86         15.23
   Average shares outstanding                    15,253,147    15,357,182

UBS AND FCB
FCB EQUIVALENT PER SHARE DATA (UNAUDITED) (3)
   Net income                                          1.28          2.36
   Book value at end of period                        18.02         17.24
   Cash dividends declared                             0.65          1.19

UBS, EAGLE AND FCB
FCB EQUIVALENT PER SHARE DATA (UNAUDITED) (4)
   Net income                                          1.22          2.27
   Book value at end of period                        17.76         17.06
   Cash dividends declared                             0.65          1.19

(1) Assumes receipt of 100% of the 201,100 shares of FCB common stock for UBS common stock at the exchange ratio of 1.12 to 1 plus an additional $26.25 of cash consideration paid for each share of FCB common stock.

(2) Assumes receipt of 100% of the 201,100 shares of FCB common stock for UBS common stock at the exchange ratio of 1.12 to 1 plus an additional $26.25 of cash consideration paid for each share of FCB common stock in addition to UBS's receipt of 100% of the 2,729,468 shares of Eagle Bancorp, Inc. ("EAGLE") common stock at the exchange ratio of 1.15 to 1.

(3) The equivalent per share amounts are the result of multiplying the cash dividends declared by UBS, the pro forma combined net income, and pro forma combined book value by the 1.12 to 1 exchange ratio of UBS common stock for each common share of FCB.

(4) The equivalent per share amounts are the result of multiplying the cash dividends declared by UBS, the pro forma combined net income, and pro forma combined book value of UBS, EAGLE and FCB by the 1.12 to 1 exchange ratio of UBS common stock for each common share of FCB.

                             First Commercial Bank

                            SELECTED FINANCIAL DATA
                   (In Thousands Except for Per Share Data)

                                            For the Six
                                              Months        For the
                                               Ended      Year Ended
                                              June 30     December 31
                                               1995          1994
                                            -----------   -----------
Total interest income                           $ 2,637       $ 5,036
Total interest expense                            1,064         1,882
Net interest income                               1,573         3,154
Provision for possible
  loan losses                                       300            20
Other income                                        268           265
Other expenses                                    1,691         2,472
Income tax (benefit) expense                        (56)          316
(Loss) Income before cumulative
  effect of accounting change                       (94)          611
Net (loss) income                                   (94)          611
Cash dividends                                                     40
Per common share:
  Income before cumulative
    effect of accounting change                   (0.47)         3.04
  Net income                                      (0.47)         3.04
  Cash dividends                                                 0.20
  Book value per share                            28.12         28.46
Return on average
  shareholders' equity                            -3.28%        11.08%
Return on average assets                          -0.32%         0.99%
Average assets                                   59,669        61,516
Investment securities                             8,512         8,448
Net loans                                        41,818        42,812
Total assets                                     62,425        60,834
Total deposits                                   55,317        53,225
Long-term borrowings                                              492
Total borrowings
  and other liabilities                           1,454         1,885
Shareholders' equity                              5,654         5,724

                                                                 Rule 424 (b)(1)
                                                       Registration No. 33-60919

                      [FIRST COMMERCIAL BANK LETTERHEAD]


                              August 4, 1995

Dear Shareholder:

          You are cordially invited to attend a Special Meeting of Shareholders of First Commercial Bank to be held at Holiday Inn, 4160 N. Fairfax Dr., Arlington, Virginia, on September 8, 1995 at 11:00 a.m., local time. At this meeting, you will be asked to consider and approve the Agreement and Plan of Merger dated March 6, 1995 (the "Merger Agreement") among United Bankshares, Inc. ("UBS"), First Commercial Bank ("FCB") and Commercial Interim Bank ("Interim Bank"), a Virginia banking corporation to be formed as a wholly-owned subsidiary of UBS to facilitate its acquisition of FCB. FCB will merge with and into Interim Bank (the "Merger"). Interim Bank will be the surviving bank and will change its name to "First Commercial Bank." Contemporaneously with the Merger, Bank First, N.A. ("Bank First"), a wholly-owned national banking subsidiary of UBS with its principal office in McLean, Virginia, will also merge into Interim Bank. Again, Interim Bank will survive, resulting in a state-member bank with the title "First Commercial Bank," having its principal office in Arlington, Virginia (at the present office of FCB) and a branch in McLean, Virginia (at the present office of Bank First).

          Pursuant to the terms of the Merger Agreement and upon the effective date of the Merger, shareholders of FCB, other than certain Control Shareholders, will be entitled to receive one of two forms of merger consideration ("Merger Consideration"). FCB shareholders may elect to receive
(i) 1.12 shares of UBS stock plus $26.25 in cash in exchange for each share of FCB stock or (ii) all cash in the amount of $52.57 per share of FCB stock. No fractional shares of UBS stock will be issued in connection with the Merger and, in lieu thereof, UBS will pay shareholders the value of any fractional shares of UBS stock in cash. In addition, the exchange ratio may change in certain circumstances as more fully described in the accompanying proxy materials.

          The Merger is subject to approval of the holders of a majority of the outstanding shares of FCB. Completion of the Merger is also subject to regulatory approval and other conditions described in the enclosed materials.

          A notice of the Special Meeting, a proxy for your use in connection with that meeting, and a Prospectus/Proxy Statement describing the proposed transaction in detail accompany this letter. We urge you to read all of these documents carefully before deciding how to vote your shares.

          Your Board of Directors has approved the Merger. Accordingly, your Board of Directors unanimously recommends that you VOTE FOR the Merger.

          I hope that you will attend the Special Meeting. Regardless of your plans to attend, I urge you, because of the importance of this matter, to execute and mail the enclosed proxy in the envelope provided. If you decide to attend the meeting, you may withdraw your proxy and vote in person on all matters brought before it.



                                                   Sincerely,


                                                      /s/ James B. Brockett
                                                   _____________________________
                                                         James B. Brockett
                                                       Chairman & President

                      [FIRST COMMERCIAL BANK LETTERHEAD]


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS:

          NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors, a Special Meeting of Shareholders of First Commercial Bank will be held at Holiday Inn, 4610 N. Fairfax Dr., Arlington, Virginia on September 8, 1995 at 11:00 a.m., local time, for the purpose of considering and voting upon the following matters:

          1. To consider and vote upon an Agreement and Plan of Merger dated March 6, 1995 by and among United Bankshares, Inc. ("UBS"), First Commercial Bank and Commercial Interim Bank. A copy of the Agreement is attached as Exhibit A to the accompanying Prospectus/Proxy Statement which you are urged to read carefully.

          2. To act upon any other business which may properly come before the Special Meeting or any adjournment or adjournments thereof. The Board of Directors at present knows of no other business to come before this Special Meeting.

          The close of business on July 31, 1995, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at this Special Meeting.

          WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE REGARDLESS OF YOUR PLANS TO ATTEND THIS SPECIAL MEETING. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

          INDIVIDUALS HAVE BEEN NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED BY PROXY. IF YOU WISH TO CHOOSE SOME OTHER PERSON TO ACT AS YOUR PROXY, MARK OUT THE PRINTED NAME AND WRITE IN THE NAME OF THE PERSON YOU SELECT IN THE SPACE PROVIDED IN THE PROXY.

                                             By Order of the Board of Directors
August 4, 1995

/s/ Charles C. Brockett
----------------------------------
Charles C. Brockett
Vice President & Chief Financial Officer

                          PROSPECTUS/PROXY STATEMENT
                            UNITED BANKSHARES, INC.

                        271,000 SHARES OF COMMON STOCK


          United Bankshares, Inc. ("UBS") hereby offers up to 271,000 shares, in the aggregate, of its common stock, $2.50 par value, to the shareholders of First Commercial Bank, a Virginia banking institution with its principal office in Arlington, Virginia, ("FCB") in exchange for up to 201,100 shares of the stock of FCB. Under the terms of the Agreement and Plan of Merger dated March 6, 1995, between UBS and FCB (the "Merger Agreement"), shareholders other than the Control Shareholders (as defined herein) will, upon consummation of the transaction, at their option, receive (i) shares of UBS common stock ("UBS Stock"), pursuant to the exchange ratio described herein, and $26.25 in cash for each share of common stock they own in FCB or (ii) all cash, in the amount of $52.57 per share of FCB Stock. No fractional shares of UBS Stock will be issued. In lieu thereof, shareholders will receive a cash payment as provided for in the Merger Agreement.

          Information concerning the proposed acquisition is contained in the following Proxy Statement which is part of this Prospectus. The date of this Prospectus/Proxy Statement is August 4, 1995.

          THERE ARE RISKS ASSOCIATED WITH ACQUISITION OF THE SECURITIES OFFERED HEREIN. SEE SUMMARY-RISK FACTORS.
        ---

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          No person has been authorized to give any information or make any representation not contained in this Prospectus/Proxy Statement in connection with the offer and proxy solicitations contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by UBS or any of its subsidiaries. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person to whom it is unlawful to make such an offer and any sale made hereunder shall create, under any circumstances, an implication that there has been no change in the affairs of UBS or any of its subsidiaries since the date hereof.

                             AVAILABLE INFORMATION

          UBS is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with those requirements, files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC") and with the National Association of Securities Dealers Automated Quotations Systems National Market System ("NASDAQ/NMS"). The documents filed by UBS with the SEC can be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The documents filed by UBS with NASDAQ/NMS can be inspected and copied at the Public Reference section of NASDAQ/NMS at 1737 K Street, N.W., Washington DC 20006-1506. Copies of such documents can be obtained from the public reference sections at prescribed rates.

                     INFORMATION INCORPORATED BY REFERENCE

          The following documents previously filed with the SEC by UBS pursuant to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, are hereby incorporated herein by reference:

               1. Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

               2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

               3. Proxy Statement for the Annual Meeting of Shareholders held on April 24, 1995.

          All documents filed by UBS pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and prior to the Special Meeting of Shareholders of FCB shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other such subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM JOSEPH WM. SOWARDS, UNITED BANKSHARES, INC., 514 MARKET STREET, PARKERSBURG, WEST VIRGINIA 26102. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY August 31, 1995.

                               TABLE OF CONTENTS


PROSPECTUS/PROXY STATEMENT...........................................  1

INTRODUCTION.........................................................  1

SPECIAL MEETING OF FCB SHAREHOLDERS..................................  3

     Purpose and Vote Required.......................................  3
     Proxies.........................................................  4

SUMMARY..............................................................  6

     FCB.............................................................  6
     UBS.............................................................  6
     Comparison of Shareholders' Rights..............................  7
     The Merger Agreement............................................  7
     Reasons for the Merger/Fairness Opinion.........................  8
     Merger Consideration............................................  9
     Shareholder Approval............................................  9
     Accounting Treatment............................................ 10
     Tax Consequences................................................ 10
     Risk Factors.................................................... 11
     Dividend Policy of UBS.......................................... 11
     Conditions to Consummation of the Merger........................ 11
     Payment of Merger Consideration................................. 12
     Comparative Stock Prices........................................ 12

THE PROPOSED TRANSACTION............................................. 16

THE MERGER........................................................... 16

     Reasons for the Merger.......................................... 16
     Merger Consideration............................................ 18
     Engagement of Financial Advisor................................. 22
     Role of FCB's Financial Advisor................................. 24
     Opinion of Financial Advisor.................................... 24
     Effect on the Corporate Parties................................. 29
     Tax Consequences................................................ 29
     Conditions to Consummation of the Merger........................ 31
     Termination of the Merger Agreement............................. 38
     Merger Effective Date........................................... 39
     Accounting Treatment............................................ 39
     Comparison of Shareholders' Rights.............................. 40
     Issuance and Exchange of Stock Certificates..................... 41
     Dissenters' Rights.............................................. 42

COMPARATIVE PER SHARE DATA........................................... 44

FCB SELECTED FINANCIAL DATA.......................................... 46


DESCRIPTION OF UNITED BANKSHARES, INC................................ 48

     Organizational History and Subsidiaries......................... 48
     Business of UBS................................................. 48
     Business of Subsidiary Banks.................................... 49
     Dividends....................................................... 49
     Market and Stock Prices of UBS.................................. 50
     Other Information............................................... 51

DESCRIPTION OF FIRST COMMERCIAL BANK................................. 51

     General......................................................... 51
     Competition..................................................... 51
     Regulation and Supervision...................................... 52
     Description of Properties....................................... 53
     Legal Proceedings............................................... 53
     Market for Common Equity
          and Related Stockholder Matters............................ 54
     Market Information.............................................. 54
     Directors....................................................... 55
     Executive Officers.............................................. 55
     Family Relationships............................................ 56
     Control Shareholders' Chapter 11 Proceedings.................... 56
     Executive Compensation.......................................... 57
     (1) Other Annual Compensation................................... 58
     (2) All Other Compensation...................................... 58
     Directors Compensation.......................................... 58
     Executive Bonus Plan............................................ 59
     Executive Salary Continuation Plan.............................. 59
     Employment Agreements........................................... 60
     Security Ownership of Certain Beneficial Owners and
          Management................................................. 61
     Certain Relationships and Related Transaction................... 62

REGULATION AND SUPERVISION........................................... 64

     General......................................................... 64
     Non-banking Activities Permitted to UBS......................... 66
     Credit and Monetary Policies and Related Matters................ 67
     Capital Requirements............................................ 69
     Historical and Pro Forma Capital Ratios......................... 72
     Federal Deposit Insurance Corporation Improvement Act of
          1991....................................................... 74
     Reigle-Neal Interstate Banking Bill............................. 75

EXPERTS.............................................................. 76

LEGAL MATTERS........................................................ 76

SOURCES OF INFORMATION............................................... 77

ADDITIONAL INFORMATION............................................... 77


FINANCIAL INFORMATION CONCERNING
     FIRST COMMERCIAL BANK......................................... F-1

FCB Management's Discussion and Analysis for the periods
     ended March 31, 1994 and 1995................................. F-2

FCB Financial Statements as of March 31, 1995 and for the
     periods ended March 31, 1994 and 1995 (unaudited)............. F-10

FCB Management's Discussion and Analysis of Financial
     Condition and Results of Operation for the years
     ended December 31, 1994 and 1993.............................. F-23

FCB Audited Financial Statements (as of December 31,
     1994 and for the years ended December 31, 1994,
     1993 and 1992)................................................ F-37


EXHIBITS

Exhibit A - Agreement and Plan of Merger........................... E-1

Exhibit B - Baxter, Fentriss and Company Fairness Opinion.......... E-58

Exhibit C - Tax Opinion............................................ E-61

                          PROSPECTUS/PROXY STATEMENT
                          --------------------------

                            UNITED BANKSHARES, INC.
                               514 Market Street
                       Parkersburg, West Virginia  26102
                                (304) 424-8800

             FIRST COMMERCIAL BANK, A VIRGINIA BANKING CORPORATION
                             3801 Wilson Boulevard
                          Arlington, Virginia  22203


                              Special Meeting of
                               FCB Shareholders
                       to be held September 8, 1995


                                 INTRODUCTION
                                 ------------

          This Prospectus/Proxy Statement is being furnished by First Commercial Bank ("FCB") in conjunction with the solicitation by its Board of Directors of proxies for the special meeting of shareholders to be held September 8, 1995 (the "Special Meeting") and by United Bankshares, Inc. ("UBS") in connection with the issuance of its shares. At the Special Meeting, shareholders will consider and vote upon the approval of an Agreement and Plan of Merger dated March 6, 1995 (the "Merger Agreement"), by and between UBS, FCB and Commercial Interim Bank ("Interim Bank"), a Virginia banking corporation to be formed as a wholly-owned subsidiary of UBS to facilitate its acquisition of FCB. FCB will merge with and into Interim Bank (the "Merger"). Interim Bank will be the surviving bank and will change its name to "First Commercial Bank." Contemporaneously with the Merger, Bank First, N.A. ("Bank First"), a wholly-owned national banking subsidiary of UBS with its principal office in McLean, Virginia, will also merge into Interim Bank. Again, Interim Bank will survive, resulting in a state member bank with the title "First Commercial Bank," its principal office in Arlington, Virginia (at the present office of FCB) and a branch in McLean, Virginia (at the present office of Bank First). The terms of the Bank First merger with and into Interim Bank are set forth in a separate Agreement and Plan of Merger dated March 6,

1995, by and between UBS, Bank First, Interim Bank and UBF Holding Company, Inc. ("UBF," a second-tier bank holding company which owns Bank First).

          Information relevant to the special meeting of FCB shareholders is set forth below, followed by a summary of information contained in the Prospectus/Proxy Statement. All shareholders should review this entire Prospectus/Proxy Statement, including all exhibits hereto.

SPECIAL MEETING OF FCB SHAREHOLDERS

PURPOSE AND VOTE REQUIRED

          The purpose of the Special Meeting of FCB shareholders is to act upon the Merger Agreement and the proposed merger of FCB with and into Interim Bank. If the Merger is consummated, FCB shareholders will exchange each share of the common stock of FCB ("FCB Stock") they hold for 1.12 shares of the common stock of UBS ("UBS Stock") and $26.25 in cash; with the exchange ratio to be adjusted if certain circumstances exist as described in the section hereof captioned "THE MERGER-Merger Consideration." No fractional shares of UBS Stock will be issued in connection with the Merger and, in lieu thereof, UBS will pay cash for any fractional shares, also described in the above-referenced section. FCB shareholders, other than James B. and Janet Brockett (the "Control Shareholders") also have the option of accepting all cash in amount of $52.57 per share. A detailed description of this transaction is set forth in this Prospectus/Proxy Statement and the exhibits attached to it. See the sections of
                                                             ---
this Proxy Statement titled SUMMARY and THE PROPOSED TRANSACTION.

SHAREHOLDERS ARE URGED TO READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE VOTING THEIR SHARES.

          FCB's Board of Directors has unanimously approved the proposed Merger and recommends that the shareholders of FCB VOTE FOR the Merger. See the
                                                                  ---
sections of this Proxy Statement titled SUMMARY and THE PROPOSED TRANSACTION and the paragraphs thereunder captioned "Reasons For the Merger."


          With respect to the vote on the Merger, FCB shareholders are entitled to cast one vote for each share of FCB Stock they hold on the record date of July 31, 1995. To approve the Merger, a vote of the two-thirds of the issued and outstanding shares of FCB

Stock is required. As of April 15, 1995, the Directors and Executive Officers of FCB had the authority to vote, directly or indirectly, approximately 70% of the issued and outstanding shares of FCB Stock. The ability of the Control Shareholders to vote the 68.6% of FCB Stock they own is subject to receiving the approval of the United States Bankruptcy Court for the Eastern District of Virginia, which approval was received by a court order dated June 20, 1995 that became final and nonappealable on June 30, 1995. See DESCRIPTION OF FCB - Control Shareholders' Chapter 11 Proceeding. Subject to the receipt of such approval, the management of FCB expects that such shares will be voted FOR approval of the Merger and therefore THAT THE MERGER WILL BE APPROVED.

PROXIES


          A proxy for use by FCB shareholders in connection with the Special Meeting is enclosed with this Prospectus/Proxy Statement which will be mailed to FCB shareholders on or about August 4, 1995. The proxy will be voted as specified thereon by the shareholder. Where no specification is made on the Proxy, a properly executed Proxy will be voted FOR approval of the Merger.


          As of the date of the mailing of this Prospectus/Proxy Statement, the management of FCB is not aware of any business to be acted upon at the Special Meeting other than consideration of the Merger and it is not anticipated that other matters will be brought before the meeting. As previously communicated, the annual meeting of shareholders of FCB has been postponed indefinitely in view of the pending Merger. FCB's Board of Directors, at its June 21, 1995 meeting, amended FCB's bylaws to permit such a postponement in order to avoid the expense of the annual meeting. If for any reason the Merger does not take place, the management of FCB will call a meeting of shareholders for the purpose of conducting the regular annual business meeting. If any other matter should be brought before the Special Meeting, each shareholder will be entitled to cast one vote for each share of FCB Stock held on the record date on each such matter. The persons appointed as proxies may vote on such matters according to the direction of FCB's Board of Directors.

          Any shareholder has the right to revoke his or her proxy anytime before it is voted by notifying the judges of election appointed for the meeting either in person or in writing prior to the vote. Written instructions or substitute proxies sent prior to the meeting may be addressed to the secretary of FCB at its offices.

          The proxy solicitation of shareholders of FCB is made by FCB's Board of Directors and the cost of such solicitation will be paid by FCB. In addition to soliciting by mail, directors, officers and regular employees of FCB, who will receive no compensation for their services other than their regular salaries and fees, may solicit proxies by telephone, telegraph, mail, or personal interview. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward solicitation materials to the beneficial owners of FCB Stock held in their names and will be reimbursed for their expenses in doing so.

                                    SUMMARY

          The following is a summary of the information contained in this Prospectus/Proxy Statement. This summary is not intended to be a complete statement of all material contained in this Prospectus/Proxy Statement and it is qualified in its entirety by reference to the more detailed discussions contained elsewhere in this document and in the accompanying exhibits. Shareholders should read this entire Prospectus/Proxy Statement carefully.

FCB

          FCB is a Virginia banking corporation. It was incorporated on August 2, 1972. FCB is a state chartered bank and a member of the Federal Reserve System. As of December 31, 1994, and March 31, 1995, respectively, FCB had total assets of $60,834,000 and $61,098,000 and total shareholders' equity of $5,724,000 and $5,691,000.

UBS
          UBS is a West Virginia corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. It was incorporated on March 26, 1982, and organized on September 9, 1982. As a bank holding company, UBS's present business is the operation of its three bank subsidiaries, United National Bank ("UNB"), United National Bank-South ("UNB-S"), and Bank First, N.A. UBS also owns United Venture Fund, Inc., ("UVF"), a West Virginia capital company, primarily engaged in lending activities consistent with the requirements of the West Virginia Capital Company Act and the Bank Holding Company Act. UBS also owns UBF Holding Company, Inc. and UBC Holding Company, second-tier bank holding companies which own Bank First and UNB, respectively. As of December 31, 1994, and March 31, 1995, respectively, UBS had consolidated assets of $1,787,641,000 and $1,792,217,000 and stockholders' equity of $179,746,000 and $183,339,000.

COMPARISON OF SHAREHOLDERS' RIGHTS

          UBS is a West Virginia corporation and a bank holding company while FCB is a Virginia corporation and a state chartered bank. The rights of the shareholders of each are different in certain respects. One significant difference is with regard to shareholders' preemptive rights. In the case of UBS, shareholders do not have preemptive rights and additional shares may be issued without offering current shareholders the opportunity to maintain their ownership position. FCB shareholders do have preemptive rights and are therefore entitled to purchase shares in any new issuance of stock sufficient to maintain their ownership position. Another significant difference is that, pursuant to Section 6.1-43 of the Virginia Banking Act, FCB shareholders do not have dissenters' rights to elect to receive the appraised value of their shares in lieu of the Merger Consideration. UBS shareholders do have such rights under the West Virginia Corporation Act, W.Va. Code (S)(S) 31-1-122 and 123. A third important difference is that UBS shareholders have the right to vote cumulatively in the election of directors while FCB shareholders do not. No anti-takeover provisions have been added to the articles of incorporation or bylaws of UBS or FCB; such matters are governed in the case of both entities by the respective corporate laws applicable to each. See THE PROPOSED TRANSACTION
                                                   ---
- Comparison of Shareholders' Rights.

THE MERGER AGREEMENT

          UBS proposes to acquire FCB via the merger of FCB with and into Interim Bank. Interim Bank is in the process of being organized under Virginia law. It will become a party to the Merger Agreement upon its execution of an Adoption Agreement. Under the terms of the Merger Agreement, Interim Bank will survive the Merger ("Surviving Bank").

          Pursuant to the terms of the Merger Agreement and upon the effective date of the Merger, shareholders of FCB, other than the Control Shareholders, will be entitled to receive one of two forms of consideration (the "Merger Consideration"). FCB Shareholders may elect to receive: (i) 1.12 shares of UBS Stock plus $26.25 in cash in exchange for each share of FCB Stock they own, or
(ii) all cash in the amount of $52.57 per share of FCB Stock. To the extent minority shareholders opt to receive all cash and giving effect to amounts paid for fractional shares, the Control Shareholders, James and Janet Brockett, will receive a greater proportion of UBS Stock to assure criteria for a tax-free exchange will be met. No fractional shares of UBS Stock will be issued in connection with the Merger and, in lieu thereof, UBS will pay shareholders the value of any fractional shares of UBS Stock in cash, as described herein. The exchange ratio may change if certain circumstances exist. See THE MERGER-Merger Consideration.

          For further information on the Merger Agreement and its terms, see THE PROPOSED TRANSACTION and Exhibit A hereto.

REASONS FOR THE MERGER/FAIRNESS OPINION

          It is the opinion of the management of FCB that the Merger will provide benefits for FCB shareholders by permitting the Surviving Bank to be more efficient and competitive. Those who opt to receive UBS Stock plus cash will hold a more liquid security than they presently hold and it is one based upon a larger, more diversified organization. Those shareholders who opt to receive all cash will have an opportunity to liquidate their shares at an attractive price. While the original impetus to sell FCB stemmed from the personal requirements of the Control Shareholders, the Board of Directors believes that the transaction negotiated with UBS is in the best interests of all shareholders. See THE PROPOSED TRANSACTION - THE MERGER-Reasons for the Merger and DESCRIPTION OF FIRST COMMERCIAL BANK - Control Shareholders' Chapter 11

Proceeding. Among other things, the Board of Directors is relying upon the fairness opinion of Baxter Fentriss and Company, an investment banking firm located in Richmond, Virginia, which specializes in banking transactions. The Board of Directors of FCB has carefully considered the current economic environment and the terms of the Merger Agreement and unanimously recommends approval of the Merger. See THE PROPOSED TRANSACTION -THE MERGER - Reasons for
                         ---
the Merger.

MERGER CONSIDERATION

          The Merger Consideration for each share of FCB Stock and the other terms of the Merger Agreement were reached through arm's-length negotiations between the managements of UBS and FCB. The Board of Directors of FCB believes that the terms of the Merger Agreement, including the exchange ratio, are fair and equitable to the FCB shareholders. The managements of UBS and FCB considered various factors in negotiating the exchange ratio. For information on how the exchange ratio was determined, see THE PROPOSED TRANSACTION - THE MERGER - Exchange Ratio. FCB has retained Baxter Fentriss and Company to issue a fairness opinion. See THE PROPOSED TRANSACTION - THE MERGER - Engagement of
                     ---
Financial Advisor and Exhibit B.

SHAREHOLDER APPROVAL

          Under Virginia corporate law, the Merger Agreement must be confirmed, ratified and approved by the holders of at least two-thirds of the issued and outstanding shares of FCB and of Interim Bank. UBS will approve the Merger as sole shareholder of Interim Bank.

ACCOUNTING TREATMENT

          As presented in this Prospectus/Proxy Statement and the relevant financial sections included herein, the parties expect the Merger to be accounted for under the purchase method of accounting. Under the purchase method of accounting, the acquired institution's balance sheet is adjusted to current fair values as of the date of the Merger. Any excess consideration paid over the net current fair value of assets acquired and liabilities assumed will be recorded as goodwill. The results of operations of FCB will be included in UBS's consolidated financial statements from the date of the Merger. Pro forma financial information concerning the Merger is not included herein since the addition of FCB would not have materially affected UBS historical financial information presented without FCB.

TAX CONSEQUENCES

          The Merger is structured to be a tax-free exchange transaction for federal income tax purposes to the extent that UBS Stock is received. Gain or
                            -------------
loss should be recognized by shareholders as a result of the transactions, to the extent of any cash received: (i) in addition to stock consideration ($26.25 per share); (ii) as the entire Merger Consideration ($52.57 per share); or (iii) in lieu of fractional shares. Shareholders should consult their tax advisors concerning all tax consequences of the consummation of the Merger as it relates to their own circumstances, including but not limited to, consequences under federal, state and local income tax and other tax laws. For a more detailed discussion of the tax consequences of the Merger and the opinion of counsel to be rendered regarding the federal income tax consequences to FCB shareholders, see THE PROPOSED TRANSACTION - THE MERGER - Tax Consequences.

RISK FACTORS

          FCB shareholders who opt to receive UBS Stock plus cash will be exchanging their FCB Stock for UBS Stock. Many of the risks associated with holding FCB Stock will be similar to the risks of holding UBS Stock. There are risks inherent in any equity investment. Both companies are subject to substantial state and federal regulation, including regulation of business opportunities and the ability to pay dividends. For information on the impact of regulation, see REGULATION AND SUPERVISION.

          As to the transactions described herein, there is a risk that the Merger will not receive the required regulatory approvals or shareholder approvals or that other conditions to consummation may not be met.

DIVIDEND POLICY OF UBS

          UBS shareholders are entitled to receive dividends when and as declared by UBS's Board of Directors as funds are legally available therefor. Payment of dividends by UBS is dependent upon payment of dividends by its banking subsidiaries. Historically, UBS has paid dividends to its shareholders quarterly. See DESCRIPTION OF UBS - Dividends.
           ---

CONDITIONS TO CONSUMMATION OF THE MERGER

          Consummation of the Merger is subject to various conditions including the approval of the Merger Agreement by the requisite shareholder vote, receipt of all necessary regulatory approvals of the Merger, and certain bankruptcy court approvals. For further information as to these and the other conditions to consummation of the Merger, see THE PROPOSED TRANSACTION - THE MERGER - Conditions to Consummation of the Merger.

PAYMENT OF MERGER CONSIDERATION

          As soon as practicable after the consummation of the Merger, shareholders of FCB, other than the Control Shareholders, will be mailed written materials permitting them to elect the Merger Consideration they prefer with instructions as to how to exchange their certificates for the form of Merger Consideration they have selected.

COMPARATIVE STOCK PRICES

          The following table presents the high and low prices of UBS Stock and FCB Stock during the periods set forth as follows:

                               UBS                 FCB
                        (Historical Basis)  (Historical Basis)
                        ------------------  ------------------
                        High         Low      High        Low
                        ----         ---      ----        ---

    1993
    ----

1st Quarter            23.50        19.25     8.40       8.00
2nd Quarter            22.75        19.75     8.40       8.00
3rd Quarter            25.75        21.50     8.40       8.00
4th Quarter            28.50        25.25    15.00       8.00

    1994
    ----

1st Quarter            27.25        25.50     8.00       8.00
2nd Quarter            26.75        25.00     8.00       8.00
3rd Quarter            25.75        24.00     8.00       8.00
4th Quarter            24.75        23.00     8.00       8.00

    1995
    ----

1st Quarter            26.00        23.25     8.00       8.00
2nd Quarter            27.50        25.25     8.00       8.00
through June 1, 1995


          The source of stock price information for UBS is the National Association of Securities Dealers Automated Quotations System/National Market System ("NASDAQ/NMS"). UBS stock is listed under the trading symbol "UBSI." FCB's management compiled the information based upon trades known to it. The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

          The following table presents the high and low market prices of UBS and FCB Stock as well as equivalent per share data, as of March 3, 1995, the closest date immediately before the public announcement of the proposed Merger for which information is available:


         UBS                                              FCB/1/
     (Historical                  FCB/2/               (Equivalent
        Basis)              (Historical Basis)          Per Share)
     -----------            ------------------         ------------

      High    Low             High       Low            High    Low
      ----    ---             ----       ----           ----    ---
     $25.125  $25.00         $ 8.00    $ 8.00          $28.14  $28.00

     Pro Rata Cash/3/                                   26.25   26.25
                                                        -----   -----

            Total Consideration                        $54.39  $54.25
                                                        =====   =====
     Cash Alternative                                  $52.57  $52.57
                                                        =====   =====

          From information available, the respective managements believe that the historical high and low prices in the table accurately reflect the amounts at which its stock was traded during the periods indicated.

______________________
     /1/ Equivalent per share prices are calculated by multiplying the historical prices of UBS Stock by the exchange ratio of 1.12 shares of UBS Stock for one (1) share of FCB Stock.

     /2/ There is no regular market for FCB stock and FCB therefore cannot provide market value data as of March 3, 1995. The price indicated is as of December 31, 1994, the date closest to and prior to the date of the public announcement of the Merger.

     /3/ Under this calculation, it is assumed that all FCB shareholders receive 1.12 shares of UBS stock plus $26.25 in cash for each share of FCB stock they own. Shareholders should compare the consideration they would receive under the option to receive UBS stock plus cash as set forth above and the option to receive cash only.

          Shareholders should be aware that as more FCB shareholders, other than the Control Shareholders, elect the all cash option, the Control Shareholders will receive a greater equivalent per share amount if the price of the UBS Stock exceeds $23.49 per share. With respect to the Control Shareholders, set forth below is a table presenting the high and low market prices of UBS Stock and FCB Stock as well as equivalent per share data as of March 3, 1995, the closest date immediately before the public announcement of the proposed Merger, assuming 100% of the minority FCB shareholders elect the cash option:

                                                                   FCB
                                                               (Equivalent
            UBS                                                Per Share
        (Historical                        FCB                 for Control
         Basis)/1/                  (Historical Basis)       Shareholders)/2/
         ---------                  ------------------       ----------------
     High          Low                 High       Low         High       Low
     ----          ---                 ----       ---         ----       ---
   $25.125       $25.00              $ 8.00    $ 8.00        $41.04    $40.85

   Pro Rata Cash/3/                                           14.18     14.18
                                                              -----     -----

        Total Consideration for Control Shareholders         $55.22    $55.03
                                                              =====     =====

  Cash Only Option for all other FCB Shareholders            $52.57    $52.57
                                                              =====     =====

_____________________________
     /1/ With respect to the Control Shareholders, assuming all other FCB shareholders elect to take cash, equivalent per share prices are calculated by multiplying historical prices of UBS Stock by an exchange ratio of 1.634 shares of UBS Stock for one (1) share of FCB Stock. The exchange ratio is obtained by dividing the total number of shares UBS will issue, 225,232, which the Control Shareholders will receive if no FCB stockholders elect to take stock, by the 137,883 shares of FCB Stock the Control Shareholders will exchange.

     /2/ There is no regular market for the FCB Stock and FCB therefore cannot provide market value data as of March 3, 1995. The price indicated is as of December 31, 1994, the date closest to and prior to the date of the public announcement of the Merger.

     /3/ Based on the assumption that the Control Sareholders will exchange a total of 137,883 shares of FCB stock for 225,232 shares of UBS stock and receive cash consideration of $1,955,557 at the high and low prices for UBS stock shown above.

          Set forth below is a summary of the exhange options available and the resulting impact on Control Shareholders and all other FCB shareholders:

Based upon a share price of UBS stock of $25.00
if shareholders other than Control Shareholders
elect to receive                                     ALL CASH   CASH & STOCK
then equivalent value received by
CONTROL SHAREHOLDERS WOULD BE:                       $55.03        $54.25
and equivalent value received by
ALL OTHER SHAREHOLDERS WOULD BE:                     $52.57        $54.25


Based upon a price per share of UBS stock of
$25.125 if shareholders other than control
shareholders elect to receive                        ALL CASH   CASH & STOCK
then equivalent value received by
CONTROL SHAREHOLDERS WOULD BE:                       $55.22        $54.39
and equivalent value received by
ALL OTHER SHAREHOLDERS WOULD BE:                     $52.57        $54.39

                           THE PROPOSED TRANSACTION

          The following is a discussion of the material aspects of the proposed transaction. It includes a summary of the terms of the Merger Agreement which is qualified in its entirety by reference to the agreement annexed to this document as Exhibit A, which is incorporated herein by reference.

THE MERGER

REASONS FOR THE MERGER

          UBS.  In the opinion of the management of UBS, the proposed
          ---
transactions will be in the best interests of UBS shareholders. The Merger will permit UBS to expand its operations in the Northern Virginia market. The Merger will permit the Surviving Bank to compete more effectively with other financial institutions in its market.

          Substantial changes have reshaped the financial services industry since the early 1980's. Deregulation has had the effect of intensifying competition among banks and other financial institutions for deposits, loans and other financial services. New banking laws have encouraged bank mergers and increased the number of branch banks, and these developments have also contributed to increased competition in the industry. There is also a strong industry trend toward consolidation.

          FCB.  The initial impetus for the proposed transaction stemmed from
          ---
the Control Shareholders' need to liquidate all or a portion of their shares in FCB to satisfy the requirements of their creditors in a proceeding under Chapter 11 of the Federal Bankruptcy Code (the "Chapter 11 Proceeding"). The Control Shareholders desired to liquidate their FCB shares in an orderly manner, thus maximizing the amount realized. Given the relatively limited public market for FCB shares, the Control Shareholders, the Board of Directors and the management of FCB determined to pursue a sale of FCB in a transaction benefitting all shareholders. To this end, on July 1, 1994, FCB engaged Baxter Fentriss and Company as agent and financial advisor to FCB to explore a merger, sale or other business combination involving FCB.

          In making the decision to recommend the UBS merger proposal to the FCB shareholders, the FCB Board also considered market and competitive factors. As mentioned above, the banking industry is facing many challenges that create substantial uncertainty about the future of the industry and FCB's ability to maintain its financial performance. In addition to these industry-wide challenges, community banks like FCB may find it difficult to maintain satisfactory levels of profitability due to the increased level of competition they face for loans and deposits. This competition increasingly comes in the form of larger, multistate institutions that have name recognition, marketing efforts and advertising budgets that a community bank cannot match. Moreover, larger institutions are generally able to offer customers a wider array of financial products and services due to their higher levels of expertise, greater amounts of capital and other resources which are available to larger institutions. These factors have played an important part in creating the strong trend toward consolidation in the banking industry.

          After discussions and arm's-length negotiations with several possible candidates, the Board of Directors of FCB decided the terms of the offer made by UBS were the most favorable to FCB and its shareholders. Baxter Fentriss and Company, in its role as financial advisor to FCB, has recommended that FCB accept the UBS merger proposal and has delivered a fairness opinion to FCB in connection with the proposed transaction. See THE MERGER - Opinion of
                                           ---
Investment Banker and Exhibit B. Therefore, the Board of Directors of FCB selected UBS as the best merger partner for FCB and, with the unanimous approval of the Board of Directors, FCB entered into the definitive Merger Agreement on March 6, 1995.

          The Board of Directors of FCB has determined that it is advisable and in the best interests of FCB's minority shareholders to provide them with an option to accept $52.57 in cash in full payment of their FCB shares, rather than part cash and part UBS stock. FCB negotiated for, and UBS agreed to, the inclusion of an all cash alternative as a form of Merger Consideration. This option permits any minority shareholder who wishes to do so to liquidate his or her investment in FCB in a convenient manner, without the necessity and expense of first acquiring UBS shares in the merger and then selling such shares. This structure is possible because the Control Shareholders are willing to accept (and would prefer to receive, for personal tax planning purposes) more UBS Stock and less cash for their FCB shares. Dissenters' rights (which would permit shareholders to receive the fair value of their shares in cash) are not available under Virginia law to FCB shareholders in connection with the proposed transaction.

MERGER CONSIDERATION

          As consideration for the Merger, shareholders of FCB, other than the Control Shareholders will be entitled to receive either stock and cash or all cash as set forth in (a) or (b) below:

               (a) Shares of UBS Stock plus cash for each share of FCB Stock they own.

               Except as provided in paragraph (b) below as to the Control Shareholders, FCB shareholders will receive 1.12 shares of UBS Stock plus $26.25 in cash for each share of FCB Stock they own; provided, however, if UBS Stock has an average closing price of less than $23.50 per share for the 20 trading days immediately prior to the Merger Effective Date (the "Average Price"), then the exchange ratio shall be adjusted upward, to a maximum of 1.348 shares of UBS Stock for each share of FCB Stock, so that the proportion of UBS Stock to the total Merger Consideration shall be equal to or greater than 50% of the total Merger Consideration, as defined below. (The exchange ratio, as adjusted, if necessary, is referred to as the "Applicable Exchange Ratio").

               (b)  Cash consideration equal to $52.57.

          For each share of FCB Stock as to which an FCB shareholder elects to receive all cash, the Control Shareholders agree to accept the additional UBS Stock (and, correspondingly less than $26.25 per FCB share in cash) so that greater than 50% of the total Merger Consideration will be paid in UBS Stock. The amount of cash to be received by the Control Shareholders will equal $26.25 times 201,100 (the number of FCB shares), minus all cash to be paid to all other shareholders [whether such shareholders elect to receive all cash or cash and UBS Stock].

          The proportion of UBS Stock to total consideration shall be calculated as set forth below:

               a = the closing price of UBS Stock on the Merger Effective Date, times 201,100, times the Applicable Exchange Ratio

               b =  all cash paid to FCB shareholders,


Proportion of UBS Stock        =        a
                                        -
to total Merger Consideration         a + b


          Notwithstanding the foregoing, UBS may terminate the Merger Agreement if (i) application of the ratio adjustment set forth above would result in the issuance of more than 271,000 shares of UBS Stock or (ii) if the Average Price is $27 or greater. FCB may terminate this Agreement if the Average Price is $20 or less. If any of the termination rights described in this paragraph arise, the parties will attempt to renegotiate the ratio and/or cash consideration to result in an aggregate consideration of not less than $52.57 per share of FCB Stock. The total consideration of UBS Stock and cash (including cash paid to FCB shareholders electing stock and cash or all cash) is referred to herein as the "Merger Consideration."

          No fractional shares of UBS Stock will be issued and, in lieu thereof, FCB shareholders will be entitled to receive cash based upon the Average Price per share for UBS Stock, without interest. If the outstanding shares of UBS stock are changed into a different number or class by virtue of any reclassification, split, stock dividend, exchange of shares or similar event, then the exchange ratio provided herein will be adjusted proportionately. The issuance of UBS Stock for other corporate purposes, such as for other acquisitions or pursuant to stock option plans, will not result in an adjustment to the exchange ratio. From and after the Merger Effective Date, FCB shareholders will cease to have any rights with respect to such shares and such shares will thereafter be deemed cancelled and void. The sole rights of such shareholders will be to receive the Merger Consideration.

          Each FCB shareholder (other than the Control Shareholders) will have the opportunity to make a binding election whether to accept $52.57 in cash in full payment for his or her shares at the time such shares are surrendered to UBS. ANY FCB SHAREHOLDER WHO FAILS TO MAKE AN ELECTION, FOR ANY REASON, WILL RECEIVE UBS STOCK AND CASH.

          Except for any shares of FCB as to which a shareholder elects to receive all cash, each holder of certificates representing shares of the stock of FCB will, upon the surrender to UBS, or its agent, of such certificates in proper form, be entitled to receive a certificate or certificates representing the number of whole shares of the common stock of UBS into which the surrendered certificates shall have been converted by reason of the Merger. Until surrendered for exchange, each outstanding certificate of FCB submitted for exchange for UBS Stock shall be deemed for all corporate purposes to evidence the ownership of the full shares of stock of UBS into which such shares have been converted by reason of the Merger. Shareholders electing to receive all cash shall, upon surrender of their FCB certificates, be entitled to $52.57 per share.

          Until an FCB shareholder's outstanding certificates have been surrendered, UBS may, at its sole discretion, withhold, with respect to such FCB shareholder, as applicable (i) the certificates representing the shares of its stock into which such FCB shares are converted by reason of the Merger; (ii) the distribution of any and all dividends and payment for fractional shares with respect to the stock of UBS to which the FCB shareholder is entitled; and/or
(iii) the cash consideration for the shares of such FCB shareholder. Upon the delivery to UBS of the outstanding FCB certificates by an FCB shareholder, there will be delivered to the record holder thereof (i) the certificate representing the shares of the stock of UBS to which the exchanging FCB holder is entitled any dividends thereon along with the cash portion of the consideration, any payment for fractional shares, all without interest; or (ii) the cash consideration, without interest, as appropriate.

          The Merger Consideration was negotiated through arm's-length discussions between the managements of UBS and FCB. The parties considered historical factors such as asset quality, type and mix of deposits and earnings. The potential for future earnings through economies of scale was also a factor in negotiating the exchange ratio. Another important factor was FCB's market and its addition to existing UBS markets.

          The parties considered various exchange ratio scenarios comparing book value, market value, price to earnings ratios, capital ratios and market price per share. The parties to the Merger Agreement met and discussed the financial and other terms with their respective legal and financial advisors.

          The Board of Directors of FCB believes that the terms of the proposed transaction, including the exchange ratio are fair and equitable to its shareholders and, accordingly, the Board recommends a favorable vote FOR the Merger.

ENGAGEMENT OF FINANCIAL ADVISOR

          At a special meeting held on June 30, 1994, the FCB Board of Directors decided to entertain a sale of FCB. At that same meeting, the Board decided to retain Baxter Fentriss and Company ("Baxter Fentriss") as FCB's agent and financial advisor in connection with the exploration, review and development of merger, acquisition and business combination proposals. Baxter Fentriss is an investment banking firm and advises financial institutions in connection with mergers and acquisitions. According to Baxter Fentriss, it is continually engaged, among other things, in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes.

          The Board's selection of Baxter Fentriss was made on the recommendation of FCB's Chairman and the Executive Committee of the Board. This recommendation was based on: (1) a presentation made to the Executive Committee by Mr. James Baxter, president of Baxter Fentriss; (2) references provided by Baxter Fentriss; and (3) recommendations received by the Chairman from six banks that had used Baxter Fentriss in the past.

          An engagement letter was signed between FCB and Baxter Fentriss on July 1, 1994. Under the terms of that letter, Baxter

Fentriss undertook to: (a) advise FCB generally concerning mergers, acquisitions and restructuring; (b) explore the interest level of select buyers willing to make an offer for FCB; (c) evaluate the financial and non-financial terms of any offer and seek to improve such terms; (d) advise and assist FCB in acquisition negotiations relating to price, structure, terms and conditions with any potential buyers; (e) provide an opinion to the FCB Board of Directors regarding the fairness of any acquisition transaction from a financial viewpoint to the shareholders of FCB; (f) communicate with any independent public accountants, consultants, and tax and legal counsel on behalf of FCB; and (g) take such incidental or related actions on behalf of FCB as may be appropriate. FCB agreed to indemnify Baxter Fentriss and its officers, employees and agents against liabilities (including certain potential liabilities under federal securities laws) arising out of the performance of its services, other than losses resulting from the negligence, misconduct or bad faith of Baxter Fentriss.

          FCB paid Baxter Fentriss a $10,000 advisory fee at the inception of the engagement. FCB also agreed to pay Baxter Fentriss a transaction fee equal to 1.25% of any consideration paid upon any merger, business combination, restructuring or asset sale. FCB agreed to pay one-fourth of the expected transaction fee upon the execution of a definitive agreement for a business combination or restructuring. This amount ($34,181) was paid to Baxter Fentriss in April, 1995. The remainder of the transaction fee, less a credit of $5,000 for one-half of the advisory fee, will be paid to Baxter Fentriss when the Merger is consummated. FCB did not pay Baxter Fentriss any separate or additional consideration for its fairness opinion. See THE PROPOSED TRANSACTION
                                                    ---
-- THE MERGER -- Opinion of Financial Advisor.

ROLE OF FCB'S FINANCIAL ADVISOR

          Once retained, Baxter Fentriss commenced the process of identifying potential suitors for FCB. Using information provided by FCB, Baxter Fentriss prepared a summary description of FCB, which was sent to a number of banks and bank holding companies. Significant interest was shown by a number of potential acquirers.

          On September 21, 1994, the FCB Board approved the commencement of due diligence by potential acquirers and authorized Baxter Fentriss and FCB management to negotiate towards a definitive agreement for the acquisition of FCB. Negotiations were held with potential acquirers over the next four months. Baxter Fentriss took the lead in this process on FCB's behalf.

          On January 24, 1995, Baxter Fentriss made a presentation to the FCB Board analyzing two pending offers to acquire FCB. Based on this presentation and its own analysis, the Board approved the Merger and authorized FCB to move towards a definitive agreement with UBS.

          In its role as financial advisor to FCB, Baxter Fentriss was actively involved in the negotiation and analysis of the proposed Merger Consideration. However, Baxter Fentriss did not determine or specifically recommend the amount of the Merger Consideration. Baxter Fentriss is not affiliated, and has no other agreements or arrangements, with UBS or FCB.

OPINION OF FINANCIAL ADVISOR

          On May 12, 1995 Baxter Fentriss delivered to FCB its opinion that as of such date, and on the basis of matters referred to herein, the Merger is fair, from a financial point of view, to the shareholders of FCB. According to Baxter Fentriss, it consulted with the management of FCB and UBS; reviewed the Agreement and Plan of Merger, and certain publicly available information on the parties; and reviewed certain additional materials made available by the management of the respective banks in rendering its opinion.

          No limitations were imposed by FCB's Board of Directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' written opinion is attached as Exhibit B to this Prospectus/Proxy Statement and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter Fentriss in connection therewith.

          Baxter Fentriss' opinion is directed to FCB's Board of Directors only, and is directed only to the fairness, from a financial point of view, of the Merger to the shareholders of FCB. It does not address FCB's underlying business decision to effect the proposed Merger, nor does it constitute a recommendation to any FCB shareholder as to how such shareholder should vote with respect to the proposed merger at the Meeting or as to any other matter.

          Baxter Fentriss' opinion was one of many factors taken into consideration by FCB's Board of Directors in making its determination to approve the Merger Agreement, and the receipt of Baxter Fentriss' opinion is a condition precedent to FCB's consummating the proposed Merger. The opinion of Baxter Fentriss does not address the relative merits of the proposed Merger as compared to any alternative business strategies that might exist for FCB or the effect of any other business combination in which FCB might engage.

          Baxter Fentriss has represented that it performed a variety of financial analyses in connection with rendering its opinion to FCB's Board of Directors. Baxter Fentriss has represented that, in conducting its analyses and arriving at its opinion as expressed herein, it considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of UBS and FCB including interest income, interest expense, interest sensitivity, non-interest income, non-interest expense, earnings, book value, returns on assets and equity, capitalization, the amount and type of non-performing assets, the impact of holding certain non-earning real estate assets, the reserve for loan losses and possible tax consequences resulting from the transaction; (ii) the business prospects of UBS and FCB;
(iii) the economies of UBS's and FCB's respective market areas; (iv) the historical and current market for FCB Common Stock; and (v) the nature and terms of certain other merger transactions that it believed to be relevant. Baxter Fentriss has represented that it also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in the Metropolitan Washington DC market.

          Baxter Fentriss has represented that in connection with rendering its opinion, it reviewed (i) the Merger Agreement; (ii) drafts of this Prospectus/ Proxy Statement; (iii) the Annual Reports to shareholders, including the audited financial statements of FCB and UBS; (iv) pro forma combined unaudited condensed balance sheets as of December 31, 1994, and pro forma combined statements of income for the year ended December 31, 1994, presented by UBS; (v) certain additional financial and operating information with respect to the business, operations and prospects of UBS and FCB as it deemed appropriate. Baxter Fentriss has represented that it also (a) held discussions with members of the senior management of UBS and FCB regarding the historical and current business operation, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stock of FCB and UBS; (c) compared the results of operations of FCB with those of certain banking companies that it deemed to be relevant; (d) analyzed the pro forma financial impact of the proposed merger on UBS; (e) analyzed the pro forma financial impact of the proposed merger on FCB; and (f) conducted such other studies, analyses, inquiries and examinations as Baxter Fentriss deemed appropriate.

          The following is a summary provided by Baxter Fentriss of selected analyses performed in connection with its opinion.

          1.   Stock Price History.  Baxter Fentriss studied the history of the
               ----- ----- -------
trading prices and volume for FCB and UBS Common Stock and compared that to publicly traded banks in the Virginia and West Virginia market and to the price offered by UBS. As of December 31, 1994, FCB's fully diluted book value was $28.46 and the last trades known to FCB prior to the announcement of the acquisition occurred around $8.00 per share.

          2.   Comparative Analysis.  Baxter Fentriss compared the price to
               ----------- --------
earnings multiple, price to book multiple and price to assets multiple of the UBS offer with other comparable merger transactions in the Metropolitan Washington DC market after considering FCB's non-performing assets and other variables. The comparative multiples included both bank and thrift sales during the last three years. The proposed price to be paid to FCB represented a price at the top of the range of transactions announced in the Metropolitan Washington DC market in terms of price to book and price to normalized earnings.

          3.   Pro Forma Impact.  Baxter Fentriss considered the pro forma
               --- ----- ------
impact of the transaction and concluded the transaction should have a positive long-term impact on UBS.

          4.   Discounted Cash Flow Analysis.  Baxter Fentriss performed a
               ---------- ---- ---- --------
discounted cash flow analysis to determine hypothetical present values for a share of FCB's common stock as a 5 and 10 year investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of FCB's stock using (i) a range from 0% to 10% in the growth of FCB's earnings and dividends and (ii) a range from 6 times to 12 times earnings as the terminal value for FCB's stock. A range of discount rates from 11% to 15% were applied to these alternative growth and terminal value scenarios. These ranges of discount rates, growth alternatives, and terminal values were chosen based upon what Baxter Fentriss, in its judgment, considered to be appropriate taking into account, among other things, FCB's past and current performance, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and for companies with similar risk profiles. In all of the scenarios considered, the present value of a share of FCB's common stock was calculated at less than the value of the UBS offer. Thus, according to Baxter Fentriss, its discounted cash flow analysis indicated that FCB shareholders would be in a better financial position by receiving the UBS common stock and cash offered in the proposed merger transaction rather than continuing to hold FCB's common stock.

          Baxter Fentriss has represented that its analysis indicated that, using publicly available information on UBS and applying the capital guidelines of banking regulators, the proposed merger would not seriously dilute the capital and earnings capacity of UBS and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss has represented that it considered the likely market overlap and the Federal Reserve guidelines with regard to market concentration and did not believe there to be an issue with regard to possible antitrust concerns.

          Baxter Fentriss has represented that it has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed, and has assumed that all estimates, including those as to possible economies of scale, were reasonably prepared by management, and reflect their best current judgments. Baxter Fentriss has represented that it did not make an independent appraisal of the assets or liabilities of either FCB or UBS, and that it has not been furnished such an appraisal.

EFFECT ON THE CORPORATE PARTIES

          Under the Merger Agreement, FCB will merge with and into Interim Bank. Interim Bank will survive the Merger. Immediately prior to the merger of FCB into Interim Bank, Bank First will merge into Interim Bank, with Interim Bank surviving the Merger. Interim Bank, as the Surviving Bank, will change its name to "First Commercial Bank" and will operate as a Virginia state chartered bank. It will be a member of the Federal Reserve System. It will have its main office in Arlington, Virginia, at the present location of FCB and a branch in McLean, Virginia, at the present office of Bank First. Bank First and FCB will cease to exist as corporate entities and all assets, liabilities and operations will transfer to Interim Bank as Surviving Bank. UBS also intends to eliminate the second-tier bank holding company which owns Bank First, UBF, by causing it to merge into UBS as a part of an internal reorganization. The UBF/UBS merger is a part of the merger agreement between UBS, UBF, Bank First and Interim Bank, which also provides for the Bank First/Interim Bank merger. The result of the reorganization transactions and the Merger will be that UBS will directly own 100% of the issued and outstanding shares of Surviving Bank.

TAX CONSEQUENCES

          The merger of FCB and Interim Bank has been structured to qualify as a tax-free reorganization under Section 368 (a)(l)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). FCB is relying upon the written opinion of Robins, Kaplan, Miller & Ciresi, Washington, D.C., counsel to FCB, as to the tax consequences of the Merger to FCB and its shareholders. A draft of the opinion is attached hereto as Exhibit C. At closing, Robins,

Kaplan, Miller & Ciresi, Washington, D.C. will either issue its opinion or the Merger will not be consummated. The opinion, when issued, will state that:

          1. The statutory merger of FCB with and into Interim Bank will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

          2. The gain, if any, realized by a FCB shareholder upon receipt of UBS Stock plus cash will be recognized, but not in an amount in excess of the cash received as part of the Merger, including cash received in lieu of fractional shares. The provisions of Section 302 of the Code will govern whether the character of the gain will be ordinary income or capital gain.

          3. The holding period of the UBS Stock received by each holder of FCB Stock will include the period during which the FCB Stock surrendered and exchanged therefor was held, provided such FCB Stock was a capital asset in the hands of the holder at the time of the consummation of the Merger.

          4. A FCB shareholder who elects to receive all cash and receives solely cash in exchange for his FCB Stock should be treated as having received such cash in redemption of FCB Stock subject to the provisions of Sections 302 and 318 of the Code.

THE MERGER MAY HAVE CONSEQUENCES AFFECTING TAXES OTHER THAN THE FEDERAL INCOME TAX CONSEQUENCES DISCUSSED ABOVE. SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING ALL TAX CONSEQUENCES OF THE CONSUMMATION OF THE MERGER AS IT RELATES TO THEIR OWN CIRCUMSTANCES, INCLUDING BUT NOT LIMITED TO CONSEQUENCES UNDER FEDERAL, STATE AND LOCAL INCOME TAX AND OTHER TAX LAWS.

CONDITIONS TO CONSUMMATION OF THE MERGER

          Subject to waiver by the parties, unless otherwise prohibited by law, consummation of the Merger will take place only if certain conditions set forth in the Merger Agreement are satisfied. The principal conditions, which have not yet been satisfied, are as follows:

          1.  Conditions to Obligations of All Parties:

          Subject to the respective right of each party to waive any condition required to be met by the other party, the parties are not obligated to consummate, or to cause to be consummated, the transactions contemplated by this Agreement unless:

               (a)  Shareholder Approval of Transaction.  Before the Merger
                    ----------- -------- -- -----------
Effective Date, FCB must have obtained the approval, ratification and confirmation of this Agreement and the transactions contemplated herein by the requisite vote of its shareholders, as required by law and by any applicable provision of its articles of incorporation and bylaws.

               (b)  Commercial Interim Bank.  UBS must have caused the
                    ---------- ------- ----
organization and chartering of Commercial Interim Bank and Commercial Interim Bank must have executed the Adoption Agreement.

               (c)  Absence of Restraint.  No order to restrain, enjoin or
                    ------- -- ---------
otherwise prevent the consummation of the transactions contemplated in this Agreement may have been entered by any court or administrative body which remains in effect on the Merger Effective Date.

               (d)  Governmental Approvals.  There shall have been obtained by
                    ------------ ---------
the Merger Effective Date any and all permits, approvals and consents of every governmental body or agency which are necessary or appropriate so that consummation of the Merger will be in compliance with all applicable laws, including, without limitation, those with respect to the Federal Reserve Board, the Virginia Bureau of Financial Institutions and any other regulator with jurisdiction over the transactions.

               (e)  Compliance with Representations, Warranties and Additional
                    ---------- ---- ---------------- ---------- --- ----------
Agreements.  All of the representations and warranties of the parties contained
----------
in the Merger Agreement must be true in all material respects at and as of the Merger Effective Date (except for changes contemplated and permitted by this Agreement or otherwise consented to in writing by the appropriate party to this Agreement) and each party must have complied with and performed, in all material respects, all of the agreements contained in the Merger Agreement to be performed by it at or before the Merger Effective Date.

               (f)  Securities Law Compliance.  No order suspending the
                    ---------- --- ----------
effectiveness of UBS's Registration Statement filed with the SEC may have been issued which remains in effect on the date of the Closing, and no proceedings for that purpose shall, before the Closing, have been initiated or, to the best knowledge of UBS, threatened. All state securities and "blue sky" permits or approvals required to carry out the transactions contemplated in this Agreement shall have been received to permit free trading of the UBS stock issued to the non-affiliate FCB shareholders.

          2.  Additional conditions to obligations of UBS:

               (a)  Counsel's Opinion.  UBS must receive an opinion of counsel
                    --------- -------
for FCB dated as of the Merger Effective Date, to the effect that:

                    (i) FCB is a state chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

                    (ii) The authorized capital stock and the number of shares issued and outstanding of FCB are as stated in the opinion. The issued and outstanding shares are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights of the shareholders of FCB. As of such date, to the best of counsel's knowledge, there are no options, warrants, convertible securities or similar items outstanding on behalf of FCB.

                    (iii) FCB has the corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement. The Merger Agreement has been duly authorized, executed and delivered by FCB and constitutes the legal, valid and binding obligation of FCB, enforceable in accordance with its terms except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors' rights generally.

                    (iv) The modifications to the employment arrangements contemplated by the Merger Agreement and executed on or prior to the Merger Effective Date have been duly authorized, executed and delivered by the parties thereto and constitute the legal, valid and binding obligation of each party thereto and are enforceable in accordance with their terms.

                    (v) All necessary corporate proceedings have been duly and validly taken by FCB, to the extent required by law, its respective articles of incorporation and bylaws, or otherwise, to authorize the execution and delivery of this Agreement by FCB and the consummation of the transactions contemplated herein.

                    (vi) Counsel has reviewed the proxy statement and, with respect to all information relating to FCB contained therein, counsel does not know of any misleading statement of any material fact or failure to state a material fact which was necessary to be stated to prevent the statements made from being false or misleading in any material respect, except as to financial data, as to which counsel expresses no opinion.

                    (vii) The consummation of the transactions contemplated herein in the Merger Agreement will not violate or result in a breach of, or constitute a default under the articles of incorporation or bylaws of FCB or constitute a breach or termination of, or default under, any agreement or instrument of which counsel is aware and which would have a material adverse effect on the business of FCB, and to which either is a party or by which it or any of its property is bound.

               (b)  Affiliates Agreements.  UBS must have received an agreement
                    ---------- ----------
executed and delivered by each shareholder of FCB who, in the reasonable opinion of UBS, may be deemed an affiliate of FCB as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission.

               (c)  Executives and Contracts.  Section 3.10 of the Merger
                    ---------- --- ---------
Agreement requires that:

               (i) All employment contracts presently in effect at FCB shall be terminated in a form and manner satisfactory to UBS on or before the Merger Effective Date.

               (ii) The Supplemental Executive Retirement Plan ("SERP") of James Brockett and Janet Brockett and the Deferred Compensation Agreement of James Brockett shall remain in effect. The SERPs of Charles Brockett, Lionel Taylor and Harry Scott shall be reduced to $35,000 per year, with such amendment to be accomplished in form and manner satisfactory to UBS. All SERPs and James Brockett's Deferred Compensation Plan must be actuarially funded through life insurance or other arrangement on or before the Merger Effective Date such that satisfaction of the obligations has been provided for. James Brockett and Janet Brockett shall retire on or before the Merger Effective Date or October 31, 1995, whichever is later. James Brockett's deferred compensation plan shall be amended such that he need not be employed on January 1, 1996, to be eligible for the deferred compensation of $100,000 a year for four (4) years, commencing upon consummation. All such actions shall be approved by the FCB Board of Directors and consented to, in writing, by the individuals affected.

               (iii) Prior to the Merger Effective Date, FCB may pay a pro rata annual bonus, up to an annual amount of $200,000, provided that the amount has been accrued monthly and subject to agreed upon monthly financial performance.

               (iv) All key man and Split Dollar life insurance policies must be cancelled on or before the Merger Effective Date, except for the Split Dollar Life Insurance Agreement with James Brockett, unless utilized to satisfy the requirements of (b) above or unless it is possible to transfer the policies net of the cash surrender value (satisfying all premium loan repayments) to the insured.

               (d)  UBS Satisfaction with Loan Loss Reserve, Provision of
                    --- ------------ ---- ---- ---- -------- --------- --
Charge-Offs, Funding of Benefits, Other Reserve Accounts, etc.  As of the Merger
------------ ------- -- --------- ----- ------- --------- ---
Effective Date, UBS, in its sole discretion, must be satisfied with the adequacy of the then existing level of FCB's loan loss reserve and with the sufficiency of the write-downs and charge-offs in the loan portfolio, such level and sufficiency to be consistent with the requirements of any regulators and prudent banking practices. In addition, FCB must also fund the SERPs, 1995 bonuses and the deferred retirement obligation identified in Section 3.10 of the Merger Agreement, and reserve for all contingencies in a manner consistent with the requirements of the regulators and prudent banking practices; provided, however, that absent a material adverse change in the financial condition of FCB, if FCB makes the additional $500,000 provision to the loan loss reserve, the $50,000 provision to its OREO reserve and the $35,000 provision to its repossession reserve set forth in Section 3.5(l), the reserves shall be deemed to be adequate.

               (e)  Control Shareholders.  The Control Shareholders shall use
                    ------- ------------
their best efforts to obtain, on or before July 15, 1995, the approval of the Bankruptcy Court for the Eastern District of Virginia, which shall be final and nonappealable, as to the transactions by the Control Shareholders contemplated herein and their related contractual agreements, including the power and authority to vote their shares of FCB stock in favor of the Merger, to enter into this Agreement and carry out the provisions applicable to them, to transfer their shares of FCB stock for the Merger Consideration, free and clear of any and all liens, security interests and other encumbrances, and any and all related actions; which approval must be, in form and substance, satisfactory to UBS. Such approval must contemplate and approve the range of cash and stock consideration the Control Shareholders could receive under the terms of this Agreement. The Control Shareholders satisfied this condition by obtaining the requisite court order on June 20, 1995, which became final and non-appealable on June 30, 1995.

               3.  Additional Conditions to the Obligations of FCB:

                    (a) FCB shall have received the opinion of counsel to UBS to the effect that:

                    (i) UBS is a West Virginia corporation, validly existing and in good standing under the laws of West Virginia and is duly authorized to own its properties and to conduct its business as presently conducted. Commercial Interim Bank is validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly authorized to own its properties and to conduct its business as presently conducted.

                    (ii) All necessary corporate proceedings have been duly taken by UBS to the extent required by law, their articles of incorporation, articles of association, bylaws or otherwise, to authorize the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated herein. The Merger Agreement constitutes the legal, valid and binding obligation of UBS and Commercial Interim Bank (once it executes the Adoption Agreement) and is enforceable against them in accordance with its terms except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors rights generally.

                    (iii) To the best of counsel's knowledge, all regulatory approvals of federal or state banking regulators necessary to consummate the Merger have been obtained.

                    (iv) Counsel has reviewed the proxy statement and with respect to all information relating to the Merger and to UBS and Commercial Interim Bank contained therein, and knows of no respect in which the proxy statement contained any false or misleading statement of any material fact or of any failure to state a material fact which was necessary to be stated to prevent the statements made from being false or misleading in any material respect, except as to the financial statements and other financial data as to which counsel expresses no opinion.

               (b)  Tax Opinion.  On or before the Closing, FCB must have
                    --- -------
received an opinion from Robins, Kaplan, Miller & Ciresi, Washington, D.C., in a form reasonably satisfactory to UBS's counsel to the effect that:

                    (i) The statutory merger of FCB with and into Commercial Interim Bank will constitute a tax-free reorganization within the meaning of
Section 368(a)(i)(A) and Section 368(a)(2)(D) of the Code;

                    (ii) The gain, if any, realized by a FCB shareholder upon receipt of UBS stock plus cash will be recognized, but not in an amount in excess of the cash received as part of the Merger, including cash received in lieu of fractional shares. The provisions of Section 302 of the Code will govern whether the character of the gain will be ordinary income or capital gain;

                    (iii) The holding period of the UBS Stock received by each holder of FCB's Stock will include the period during which FCB Stock surrendered in exchange therefor was held, provided such Stock was a capital asset in the hands of the shareholder at the time of the Closing; and

                    (iv) A FCB shareholder who elects to receive all cash and receives solely cash in exchange for his or her FCB Stock will be treated as having received such cash in redemption of his or her FCB Stock subject to the provisions of Sections 302 and 318 of the Code.

               (c)  Fairness Opinion.  The board and shareholders of FCB shall
                    -------- -------
have received the opinion of Baxter Fentriss and Company that the transaction is fair, from a financial perspective, to the shareholders of FCB.

               (d)  Consent of NationsBank or Repayment of Capital Loan.  FCB
                    ------- -- ----------- -- --------- -- ------- ----
will either obtain the consent of NationsBank to the Merger as required by its loan agreement with NationsBank or FCB will repay the remaining balance (approximately $500,000) of the $750,000 loan. See Section entitled "Regulation and Supervision".

TERMINATION OF THE MERGER AGREEMENT

          The Merger Agreement may be terminated at any time prior to the Merger Effective Date by the mutual consent of the Boards of Directors of FCB and UBS or by either party in the event that the criteria set forth in the Merger Agreement are not satisfied within the time contemplated therein. The Merger Agreement has a termination date of December 31, 1995, and must be consummated by that date unless the parties agree, in writing, to an extension of the time.

MERGER EFFECTIVE DATE

          No specific date for consummation of the Merger is set forth in the Merger Agreement; however the parties have agreed to use their best efforts to consummate by October 31, 1995. However, it is the intention of the parties to consummate as soon as possible after receipt of required shareholder and regulatory approvals and after satisfaction of all conditions to consummation.

ACCOUNTING TREATMENT

          As presented in this Prospectus/Proxy Statement and the relevant financial sections included herein, the parties expect the Merger to be accounted for under the purchase method of accounting. Under the purchase method of accounting, the acquired institution's balance sheet is adjusted to current fair values as of the date of the Merger. Any excess consideration paid over the net current fair value of assets acquired and liabilities assumed will be recorded as good will. The results of operations of FCB will be included in UBS's consolidated financial statements from the date of the Merger. Proforma financial information concerning the Merger is not included herein since the addition of FCB would not have materially affected UBS historical financial information as presented without FCB.

COMPARISON OF SHAREHOLDERS' RIGHTS

          UBS is a West Virginia corporation and a bank holding company while FCB is a Virginia corporation and a state member bank. However, current FCB and UBS shareholders' rights with regard to redemption by each respective issuer, and liquidation are substantially parallel.

          One significant difference is with regard to shareholders' preemptive rights. In the case of UBS, shareholders do not have preemptive rights and the
                                             ---
Board of Directors has the authority to issue additional shares without obtaining the approval of shareholders and without first offering newly issued shares to existing shareholders for purchase. FCB shareholders do have preemptive rights and are therefore entitled to purchase shares in any new issuance of stock sufficient to maintain their ownership position.

          Another significant difference is that, pursuant to Section 6.1-43 of the Virginia Banking Act, FCB shareholders do not have dissenters' rights of appraisal which would give them the right, in certain transactions, to opt to receive an appraised value for their shares in lieu of the transaction consideration. UBS shareholders do have such rights pursuant to the West Virginia Corporation Act, W.Va. Code (S)(S) 122 and 123. Pursuant to these provisions, in the event of a merger, consolidation or any sale or exchange of all or substantially all of the property and assets of a corporation not made in the ordinary course of business, a shareholder may exercise dissenters' rights as to all or a part of the shares owned. By following prescribed statutory procedures, a shareholder is entitled to receive the "fair value" of the shares as to which he or she has exercised dissenters' rights.

          A third significant difference is that UBS shareholders have the right, under the West Virginia Corporation Act and the

West Virginia Constitution, to vote their shares cumulatively in the election of directors while FCB shareholders do not have cumulative voting rights. UBS shareholders may vote the number of shares owned for as many persons as there are directors to be elected, or to cumulate the votes by giving one candidate as many votes as the number of directors there are to be elected times the number of shares to be voted, or by distributing such votes on the same principle among any number of candidates.

          No antitakeover provisions have been added to the articles of incorporation or bylaws of UBS or FCB; such matters are governed in the case of both entities by the applicable corporate laws. UBS shareholders currently have cumulative voting rights with regard to the election of directors and these rights will continue for UBS shareholders following the Merger. FCB and UBS shareholders do not have conversion rights, nor are there redemption or sinking fund provisions with respect to any of their stock.

          UBS must look to the ability of its subsidiaries to pay dividends in order to pay dividends to its shareholders. The dividends payable by UBS subsidiaries, which are national bank subsidiaries, are dependent upon their earnings and profitability and compliance with certain federal banking law requirements. The dividends paid by FCB are also dependent upon its earnings and profitability and compliance with state and banking law requirements. Following consummation of the Merger, dividends received by UBS shareholders will continue to be dependent upon payment of dividends by its banking subsidiaries. See DESCRIPTION OF UBS - Dividends.
               ---

ISSUANCE AND EXCHANGE OF STOCK CERTIFICATES

          Mellon Bank, N.A., Pittsburgh, Pennsylvania, acts as Exchange and Transfer Agent for UBS Stock ("Transfer Agent"). As soon as practicable after the Merger Effective Date, the shareholders of FCB will receive written instructions from UBS or the Transfer Agent with respect to the right of FCB shareholders (other than the Control Shareholders) to elect (1) to accept $52.57 in cash per share in full payment of their shares or (2) to exchange their FCB Stock for UBS Stock and $26.25 in cash per share. IF AN FCB SHAREHOLDER FAILS AFFIRMATIVELY TO ELECT TO RECEIVE THE $52.57 CASH PAYMENT FOR HIS OR HER FCB SHARES, HE OR SHE WILL RECEIVE UBS STOCK AND $26.25 IN CASH FOR EACH FCB SHARE.

          Upon delivery of their FCB stock certificates pursuant to the written instructions, FCB shareholders will be sent their portion of the Merger Consideration (whether all cash, or cash and UBS Stock), together with cash for any fractional share of UBS Stock to which a particular shareholder is entitled. Until exchanged, the stock certificates of FCB will evidence for all corporate purposes ownership of the number of whole shares of UBS Stock into which they are converted as a result of the Merger. UNTIL SUCH OUTSTANDING CERTIFICATES HAVE BEEN EXCHANGED, UBS MAY, AT ITS SOLE OPTION, WITHHOLD: (I) THE MERGER CONSIDERATION, INCLUDING THE CERTIFICATES REPRESENTING THE SHARES OF UBS STOCK INTO WHICH THE FCB SHARES ARE CONVERTED AND (II) THE DISTRIBUTION OF ANY AND ALL CASH CONSIDERATION, DIVIDENDS OR PAYMENTS FOR FRACTIONAL SHARES WITH RESPECT TO THE UBS STOCK TO WHICH THE SHAREHOLDER IS ENTITLED. UPON DELIVERY OF THE OUTSTANDING CERTIFICATES IN ACCORDANCE WITH THE WRITTEN INSTRUCTIONS, UBS WILL DELIVER THE ABOVE ITEMS TO THE SHAREHOLDER PROVIDED THAT ANY CASH WILL BE DELIVERED WITHOUT INTEREST.

          The shares of UBS Stock to be issued pursuant to the Merger are registered under the Securities Act of 1933, as amended (the "1933 Act"). Directors, officers and principal shareholders of FCB may be considered to be "affiliates" for purposes of Rule 145 promulgated under the 1933 Act.
Therefore, they may be deemed to be "underwriters" subject to the limitations imposed by Rule 145 upon the disposition of their shares of UBS Stock received pursuant to the Agreement. In light of these limitations, which do not apply to FCB shareholders generally, the individuals who may be considered affiliates must enter into agreements with UBS to the effect that the shares of UBS they receive pursuant to the Merger will not be sold or otherwise disposed of except in accordance with the 1933 Act and Rule 145 promulgated thereunder. The individuals who may be considered affiliates and who will execute the affiliates' agreements have been advised of these requirements and restrictions.

DISSENTERS' RIGHTS

          The Virginia Banking Act specifically excludes the application of dissenters' rights of appraisal to mergers of Virginia banks. See Va. Code Ann.
                                                               ---
(S) 6.1-43 (1993). FCB shareholders who do not wish to receive shares of UBS Stock as part of the Merger Consideration should elect the "all cash" alternative. See THE PROPOSED TRANSACTION - THE MERGER - Merger Consideration.
              ---

                          COMPARATIVE PER SHARE DATA


The table which follows, presents historical per share data for UBS and FCB, pro forma combined per share data and equivalent per share data showing the value of one share of FCB common stock in the combined corporation. Such data is based on historical financial statements for UBS and FCB and pro forma combined amounts giving effect to the exchange of 1.12 shares of UBS common stock for each share of FCB common stock plus an additional $26.25 of cash consideration paid for each share of FCB common stock.

For purposes of determining the value of consideration in the proposed transaction, which will be recorded using the purchase method of accounting, UBS common stock has been valued at $25 per share, or the price as reported on the NASDAQ National Market System as of March 6, 1995. Management of UBS believes that use of such date is appropriate at this time for valuing the proposed transaction consideration because of the lengthy time period between initiation and expected consummation. For further discussion of the consideration, see THE PROPOSED TRANSACTION - THE MERGER - Merger Consideration.

The per share data included in the tables which follow should be read in conjunction with the historical financial statements of UBS and FCB and the related notes accompanying each such financial statement. The data presented is not necessarily indicative of the results which would have been obtained if the combination had been consummated in the periods indicated or which may be obtained in the future.


COMPARATIVE PER SHARE DATA (UNAUDITED)
(Data in dollars, Except shares)

                                                 THREE MONTHS
                                                     ENDED        YEAR ENDED
                                                   MARCH 31       DECEMBER 31
                                                      1995            1994
                                                      ----            ----
UNITED BANKSHARES, INC. ("UBS")
 Historical:
   Net income                                             .58          2.08
   Book value at end of period                          15.53         15.21
   Cash dividends declared                               0.29          1.06
   Average shares outstanding                      11,809,055    11,993,062

FIRST COMMERCIAL BANK ("FCB")
 Historical:
   Net income                                           (0.24)         3.04
   Book value at end of period                          28.30         28.46
   Cash dividends declared                                             0.20
   Average shares outstanding                         201,100       201,100

PRO FORMA COMBINED (UNAUDITED) (1)
   Net income                                            0.57          2.11
   Book value at end of period                          15.74         15.17
   Average shares outstanding                      12,034,287    12,218,294

FCB EQUIVALENT PER SHARE DATA (UNAUDITED) (2)
   Net income                                            0.64          2.36
   Book value at end of period                          17.63         16.99
   Cash dividends declared                               0.32          1.19

(1) Assumes receipt of 100% of the 201,100 shares of FCB common stock for no more than 271,000 shares of UBS common stock valued at $25 per share plus an additional $26.25 of cash consideration paid for each share of FCB common stock.

(2) The equivalent per share amounts are the result of multiplying the cash dividends declared by UBS, the pro forma combined net income, and pro forma combined book value by the 1.12 to 1 exchange ratio of UBS common stock for each common share of FCB.

                             First Commercial Bank

                            SELECTED FINANCIAL DATA
                   (In Thousands Except for Per Share Data)

                                 For the Three       For the
                                  Months Ended      Year Ended
                                    March 31       December 31
                                      1995             1994
                                ----------------  --------------

Total interest income                    $ 1,302         $ 5,036
Total interest expense                       516           1,882
Net interest income                          786           3,154
Provision for possible
  loan losses                                150              20
Other income                                 124             265
Other expenses                               838           2,472
Income taxes                                 (29)            316
Income before cumulative
  effect of accounting change                (49)            611
Net income                                   (49)            611
Cash dividends                                                40
Per common share:
  Income before cumulative
    effect of accounting change            (0.24)           3.04
  Net income                               (0.24)           3.04
  Cash dividends                                            0.20
  Book value per share                     28.30           28.46
Return on average
  shareholders' equity                     -3.41%          11.08%
Return on average assets                   -0.33%           0.99%
Average assets                            59,087          61,516
Investment securities                      8,491           8,448
Net loans                                 43,588          42,812
Total assets                              61,098          60,834
Total deposits                            53,693          53,225
Long-term borrowings                         460             492
Total borrowings
  and other liabilities                    1,714           1,885
Shareholders' equity                       5,691           5,724

                             FIRST COMMERCIAL BANK

                            SELECTED FINANCIAL DATA
                   (IN THOUSANDS EXCEPT FOR PER SHARE DATA)


                                               FIVE YEAR SUMMARY
                                               ---- ---- -------

                                  1994      1993      1992      1991      1990
                                  ----      ----      ----      ----      ----

TOTAL INTEREST INCOME           $ 5,036   $ 4,935   $ 5,253   $ 5,637   $ 6,179
TOTAL INTEREST EXPENSE            1,882     1,999     2,390     3,134     3,531
NET INTEREST INCOME               3,154     2,936     2,863     2,503     2,648
PROVISION FOR POSSIBLE
 LOAN LOSSES                         20       460       694       740       360
OTHER INCOME                        265       422       230       313       301
OTHER EXPENSES                    2,472     2,388     2,203     2,021     2,453
INCOME TAXES                        316       196        46         3        22
INCOME BEFORE CUMULATIVE
EFFECT OF ACCOUNTING CHANGE         611       314       150        52       114
NET INCOME                          611       314       150        52       114
CASH DIVIDENDS                       40        40        40        40        40
PER COMMON SHARE:
 INCOME BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING CHANGE       3.04      1.56      0.74      0.26      0.56
 NET INCOME                        3.04      1.56      0.74      0.26      0.56
CASH DIVIDENDS                     0.20      0.20      0.20      0.20      0.20
 BOOK VALUE PER SHARE             28.46     25.72     24.36     23.82     23.76
RETURN ON AVERAGE
 SHAREHOLDERS' EQUITY             11.08%     6.10%     3.10%     1.10%     2.30%
RETURN ON AVERAGE ASSETS           0.99%     0.40%     0.20%     0.10%     0.20%
AVERAGE ASSETS                   61,516    66,270    61,801    60,678    60,410
INVESTMENT SECURITIES             8,448    15,515    10,674     9,710    11,152
NET LOANS                        42,151    40,569    40,492    45,517    41,213
TOTAL ASSETS                     60,834    71,791    60,693    63,707    62,304
TOTAL DEPOSITS                   53,225    61,761    54,355    54,920    52,561
LONG-TERM BORROWINGS                492       563       613       663       694
TOTAL BORROWINGS
AND OTHER LIABILITIES             1,885     4,857     1,440     3,997     4,965
SHAREHOLDERS' EQUITY              5,724     5,173     4,899     4,790     4,778

DESCRIPTION OF UNITED BANKSHARES, INC.

ORGANIZATIONAL HISTORY AND SUBSIDIARIES

          UBS is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. The headquarters of UBS are located in United Center at 500 Virginia Street, East, Charleston, West Virginia. UBS was incorporated on March 26, 1982, and organized on September 9, 1982. UBS began conducting business on May 1, 1984, with the acquisition of three (3) banks. On October 1, 1985, these three (3) subsidiaries were merged and on November 1, 1985, were renamed United National Bank ("UNB").

          Since that time UBS has acquired various subsidiary banks through merger. As a result of an internal reorganization involving the merger of two
(2) subsidiaries into UNB effective January 1, 1993, UBS owns three (3) subsidiary banks as of March 31, 1995: UNB, United National Bank-South ("UNB-S") and Bank First, N.A. ("Bank First"). UNB and Bank First are each the wholly-owned subsidiary of second-tier bank holding companies, UBC Holding Company, Inc. and UBF, respectively, each of which is a wholly-owned subsidiary of UBS. UNB has its main office in Parkersburg, West Virginia, UNB-S has its main office in Beckley, West Virginia, and Bank First has its main office in McLean, Virginia.

          In addition to its bank subsidiaries, UBS chartered and capitalized United Venture Fund, Inc., a West Virginia corporation which has qualified as a Capital Company under the West Virginia Capital Company Act. This subsidiary makes loans and limited equity investments, consistent with the Bank Holding Company Act, intended to result in or contribute to new jobs and/or industry in West Virginia.

BUSINESS OF UBS

          As a bank holding company registered under the Bank Holding Company Act of 1956, as amended, UBS's present business is the operation of its bank subsidiaries. As of December 31, 1994, and March 31, 1995, respectively, UBS's consolidated assets approximated $1,787,641,000 and $1,792,217,000 and total shareholders' equity approximated $179,746,000 and $183,339,000.

          UBS is permitted to acquire other banks and bank holding companies as well as thrift institutions. UBS is also permitted to engage in certain non-banking activities which are closely related to banking under the provisions of the Bank Holding Company Act and the Federal Reserve Board's Regulation Y. Management continues to consider such opportunities as they arise and in this regard, management from time to time makes inquiries, proposals, offers or expressions of interest as to potential opportunities. No agreements or understandings to acquire other banks or bank holding companies or non-banking subsidiaries or to engage in other non-banking activities, other than those identified herein, presently exist.

BUSINESS OF SUBSIDIARY BANKS

          As of March 31, 1995, UBS affiliates operated 39 banking offices in West Virginia and one office in Virginia. UBS, through its affiliates, conducts a full service commercial and consumer banking business. Included among the banking services offered are the acceptance of deposits in checking, savings, time and money market accounts; the making and servicing of personal, commercial, floor plan and student loans; and the making and servicing of construction and real estate loans. Also offered are individual retirement accounts, safe deposit boxes, wire transfers and other standard banking products and services. As a part of their lending function, UNB, UNB-S and Bank First offer credit card services including accounts issued under the name of certain correspondent banks.

          UNB and UNB-S also maintain trust departments which act as trustees under wills, trust and pension and profit sharing plans, as executors and administrators of estates, as guardians for the estate of minors and incompetents, and perform a variety of investment and security services. UNB trust services are available to customers of affiliate banks. UNB provides services to its correspondent banks such as check clearing, safekeeping and the buying and selling of federal funds.

          UNB and UNB-S are members of a regional network of automated teller machines known as the MAC ATM network while Bank First participates in the MOST network. Through MAC and MOST, all of UBS's subsidiary banks are participants in a network known as Cirrus which provides banking on a nationwide basis.

DIVIDENDS

          As of March 31, 1995, UBS had 20,000,000 authorized shares of common stock, par value $2.50 per share, of which 11,954,453 were issued and outstanding, including 152,770 shares of treasury stock. These shares were held by approximately 5,087 shareholders of record.

          The shareholders of UBS are entitled to receive dividends when and as declared by its Board of Directors. Dividends are paid quarterly. Aggregate dividends were .29 per share for the first quarter of 1995, $1.06 per share in 1994, and $.95 per share in 1993. Dividends are paid out of funds legally available and the payment of dividends is subject to the restrictions set forth in the West Virginia Corporation Act.

          Payment of dividends by UBS is dependent upon payment of dividends to it by its subsidiary banks. The ability of national banks to pay dividends is subject to certain limitations imposed by the national banking laws. The Office of the Comptroller of the Currency ("OCC") may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The OCC has issued guidelines for dividend payments by national banks, emphasizing that proper dividend size depends on the bank's earnings and capital.

MARKET AND STOCK PRICES OF UBS

          UBS Stock is traded over the counter on the National Association of Securities Dealers Automated Quotations System ("NASDAQ") under the trading symbol UBSI.

          The following table presents the high and low prices of UBS's common stock during the periods set forth below:

                                                  UBS
                                            Historical Basis
                                            -----------------
     1995                                   High      Low
     ----                                   ----      ---

Second Quarter through                      $27.50    $25.25
June 1, 1995

First Quarter                               $26.00    $23.25

     1994
     ----

Fourth Quarter                              24.75     23.00
Third Quarter                               25.75     24.00
Second Quarter                              26.75     25.00
First Quarter                               27.25     25.50


     1993
     ----

Fourth Quarter                              28.50     25.25
Third Quarter                               25.75     21.50
Second Quarter                              22.75     19.75
First Quarter                               23.50     19.25

          The prices listed above are based upon information available to UBS's management from NASDAQ listings. No attempt has been made by UBS's management to ascertain the prices for every sale of UBS Stock during the periods indicated. However, based on the information available, UBS's management believes that the prices accurately represent the amounts at which UBS's Stock was traded during the periods indicated.

OTHER INFORMATION

          UBS Stock is actively traded in the over-the-counter market under the NASDAQ symbol UBSI. Since information regarding UBS is readily available to investors, the law permits this document to be abbreviated by incorporating information regarding UBS by reference to certain reports and other documents filed with the SEC. See INFORMATION INCORPORATED BY REFERENCE. Other than as described herein, there have been no material changes in the affairs of UBS since the filing of its Annual Report on Form 10-K for the year ended December 31, 1994 that have not been described in a subsequent report filed with the SEC pursuant to the Securities and Exchange Act of 1934, as amended.

                      DESCRIPTION OF FIRST COMMERCIAL BANK


GENERAL

          FCB is a Virginia banking corporation and a member of the Federal Reserve System. It was chartered on August 2, 1972. FCB is located approximately in the geographical center of Arlington County, Virginia. The main office address is 3801 Wilson Boulevard, Arlington, Virginia. FCB does not have any branches. On December 31, 1994, FCB had 23 full-time employees.

          The banking services offered to the public are services normally associated with a commercial bank including, but not necessarily limited to, checking accounts, savings programs, safe deposit boxes, and commercial and consumer-type loans. FCB does not operate a trust department nor does it own any subsidiaries or bank related enterprises. FCB is independently owned with 381 shareholders of record owning 201,100 shares of the total stock outstanding. As of December 31, 1994, and March 31, 1995, respectively, FCB had total assets
approximating $60,834,000 and   $61,098,000 and total stockholders equity
approximately $5,724,000 and $5,691,000.

COMPETITION

          Arlington County consists of approximately 25.7 square miles in area and has a population of approximately 167,000. There are 13 banks operating in Arlington County with approximately 69 offices. Of the 13 banks, FCB is one of three independent banks. In addition, there are 6 savings banks with 10 offices and 11 credit unions that compete for loans and deposits in Arlington County.

 REGULATION AND SUPERVISION


          The operations of FCB are subject to federal and state statutes which apply to state member banks of the Federal Reserve System.

          The stock of FCB is subject to the registration requirements of the Securities Act of 1933. FCB is subject to the periodic reporting requirements of the Securities Exchange Act of 1934. These include, but are not limited to, the filing of annual, quarterly and other current reports with the Board of Governors of the Federal Reserve System.

          FCB as a state member bank is supervised and regularly examined by the Virginia Bureau of Financial Institutions and the Federal Reserve Board. Such supervision and examination by the Virginia Bureau of Financial Institutions and the Federal Reserve Board is intended primarily for the protection of depositors and not for the stockholders of FCB.

          In order to comply with the capital adequacy guidelines for state member banks established by the Board of Governors of the Federal Reserve System ("FRS"), FCB borrowed $750,000 (the "Capital Loan") from Sovran Bank, N.A. (now, NationsBank of Virginia, N.A.) pursuant to a Capital Note Agreement dated September 15, 1988. The loan is classified as secondary capital in accordance with FRS guidelines. As of December 31, 1994, the outstanding principal balance of the Capital Loan was $492,297. Currently, FCB has sufficient capital without the Capital Loan to comply with the FRS capital adequacy guidelines currently in effect. The rate of interest on the Capital Loan (prime plus 0.5%) significantly exceeds FCB's current cost of funds. In addition, the Capital Loan contains certain affirmative and negative covenants regulating the activities of FCB. One of those covenants prohibits FCB from entering into any merger transaction without the prior written consent of NationsBank. Accordingly, FCB intends to repay the Capital Loan in full on or before the Merger Effective Date.

DESCRIPTION OF PROPERTIES

          FCB occupies a four-story brick building at 3801 Wilson Boulevard, Arlington, Virginia. FCB is under a 20-year lease with Aries Investment Company for approximately 11,354 square feet of ground on which FCB's office building was constructed. In March of 1994 FCB exercised its option to extend the lease until December 2004. FCB has an additional option to extend the lease for another 10 years. The current annual rent is $95,402. The office building is owned by FCB.

          In April 1986, FCB entered in a lease agreement with The Young Group, Inc. for the premises of 6661 Old Dominion Drive, McLean, Virginia. The premises provided 1,790 square feet, which FCB intended to use as a branch location. The lease term was ten (10) years with renewal options of five (5) years for annual rental of $77,901. Effective February 1, 1990, FCB had subleased the branch office under a lease that expires June 30, 1996, and provides for rental income of $81,480 per year. The rent under both leases is adjusted at five year intervals for inflation.

LEGAL PROCEEDINGS

          FCB is the defendant in a case styled Weichert Company of Virginia, Inc. v. First Commercial Bank which is pending before the Arlington County Circuit Court. The case had been scheduled for trial by jury in November 1994, however, the case was nonsuited by Weichert. A new trial date will be established by the Court in 1995. The case is an action wherein Weichert Company of Virginia, Inc. seeks to recover approximately $154,000 plus $500,000 in punitive damages in connection with an account that Weichert alleges was wrongfully set off. The case was dismissed in the trial court after argument of First Commercial's plea in bar, which asserted that Weichert lacked standing to bring the suit. The case was reversed and remanded by the Virginia Supreme Court. FCB plans to continue to contest the case vigorously. The outcome cannot be predicted at this time.

          FCB is routinely involved in other legal actions which involve attempts to collect monies due FCB pursuant to loans in default. There are no other pending legal proceedings, other than ordinary routine litigation incidental to the business of FCB. Management and legal counsel are of the opinion that the ultimate resolution of these proceedings will not result in material liability to FCB.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

          FCB's stock is being traded over the counter in the Washington, D. C. metropolitan area. The trade prices shown below were provided courtesy of Koonce Securities, Rockville, Maryland. Other transactions may have occurred which were not reported to FCB. As of June 1, 1995, there were approximately 381 stockholders of record.

MARKET INFORMATION

Quarter:     First        Second       Third        Fourth
--------     -----        ------       -----        ------
 1994     High  $8.00  High  $8.00  High  $8.00  High  $ 8.00
          Low   $8.00  Low   $8.00  Low   $8.00  Low   $ 8.00

 1993     High  $8.40  High  $8.40  High  $8.40  High  $15.00
          Low   $8.00  Low   $8.00  Low   $8.00  Low   $ 8.00

 1992     High  $8.00  High  $8.00  High  $8.00  High  $ 8.00
          Low   $8.00  Low   $8.00  Low   $8.00  Low   $ 8.00

          The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transaction.

          FCB paid an annual cash dividend on common stock of $ .20 per share for 1993 and 1994.

          As part of FCB's loan agreement with Nations Bank for the Capital Loan, FCB has agreed not to pay dividends that would exceed 30% of FCB's net income for the preceding fiscal year.

DIRECTORS

          The following is a list of the Board of Directors, their occupations for the past five years, approximate ages at this filing, and other pertinent information:

           NAMES (AGES)              PRINCIPAL OCCUPATION          DIRECTOR SINCE
           ------------              --------------------          --------------
        Yvonne E. Anderson   Real Estate Sales and Investments           1983
               (68)

        James B. Brockett    Chairman of the Board and                   1980
               (65)          President of the Bank

        Janet H. Brockett    Senior Vice President of Bank               1982
               (57)

        Charles C. Brockett  Vice President and Chief Financial          1993
               (31)          Officer of Bank

        Gayle B. Matthews    Attorney at Law                             1980
               (54)

        John F. Rutledge     Attorney at Law                             1979
               (70)

        Lionel S. Taylor     Executive Vice President of Bank            1988
               (54)

        Wayne J. Smith       President, Wayne J. Smith Company           1990
               (55)          Association Management and Public
                             Relations

Messrs. Matthews and Rutledge are retained by FCB from time-to-time to provide legal services.


EXECUTIVE OFFICERS

           NAMES (AGES)                    POSITION HELD                      POSITION HELD SINCE
          -------------                    -------------                      -------------------
        James B. Brockett        Chairman and President                          1980
              (65)

       Janet H. Brockett     Vice President                                  1980
             (57)            Senior Vice President                           1985

       Harry F. Scott        Vice President                                  1980
             (51)            Senior Vice President                           1985

       Lionel S. Taylor      Senior Vice President                           1981
             (57)            Executive Vice President                        1985
                             Senior Lending Officer

       Charles C. Brockett   Vice President                                  1990
             (31)            Vice President &                                1991
                             Chief Financial Officer

FAMILY RELATIONSHIPS

     James B. Brockett and Janet H. Brockett are husband and wife. Charles C. Brockett is the son of James B. Brockett.

CONTROL SHAREHOLDERS' CHAPTER 11 PROCEEDINGS

          In September 1989, Herndon Lumber and Millwork, Inc. of which James B. Brockett was the president, filed a petition for protection under Chapter 11 of the United States Bankruptcy Code. Mr. Brockett, who owned a 50% interest, was not actively involved in the management of the Company, which was involved in lumber sales. The Company incurred operating losses and became illiquid as a result of the slowdown in residential construction and the collapse of the real estate market.

          In October 1992, Burke Brockett and Rice Partnership, in which Mr. Brockett was a general partner with a one-third interest, filed a petition for protection under Chapter 7 of the United States Bankruptcy Code. The partnership, which held land for residential development, became illiquid as a result of the severe decrease in residential construction.

          James B. Brockett and Janet H. Brockett filed a petition for protection under Chapter 11 of the United States Bankruptcy Code on October 28, 1992. The action was taken because of personal guarantees of lease obligations of Herndon Lumber and Millwork, Inc. referred to above.

          The Control Shareholders have filed a motion with the Bankruptcy Court seeking an order permitting them (1) to vote for the Merger; (2) to execute and perform their obligations under the Merger Agreement; and (3) to exchange their FCB Stock pursuant to the Merger Agreement, free and clear of all liens and encumbrances which liens and encumbrances shall be transferred to the UBS Stock so received in the exchange. This motion was granted by order of the Bankruptcy Court issued on June 20, 1995 and became nonappealable on June 30, 1995.

          The Control Shareholders intend to prepare and file a reorganization plan for their Chapter 11 Proceedings calling for (i) the substitution of the UBS Shares as collateral for all claims currently secured by the FCB Stock owned by the Control Shareholders and (ii) the payment in cash, out of the cash provided in the Merger Consideration, of allowed claims. The Control Shareholders anticipate that certain allowed claims will be compromised and reduced in amount and that certain disputed claims will be disallowed or will be compromised and reduced in amount, so that the amount of cash payments required to satisfy claims in the Chapter 11 Proceedings will not exceed the amount of cash provided as part of the Merger consideration. There can, however, be no assurance that the reorganization plan will be approved by the Bankruptcy Court or that the results set forth above will be obtained in the Chapter 11 Proceedings.

EXECUTIVE COMPENSATION

          The following table sets forth the total annual compensation paid or accrued by FCB or for the account of the Chief Executive Officer and each of the four most highly compensated executive officers of FCB whose total cash compensation for the calendar year ended December 31, 1994, exceeded $100,000 (James B. Brockett was the only Executive Officer to meet the disclosure requirement):

                             Annual Compensation
           ---------------------------------------------------------

        NAME AND                                                     (1) OTHER ANNUAL  (2) ALL OTHER
   PRINCIPAL POSITION     YEAR    SALARY    DIRECTOR FEES    BONUS      COMPENSATION    COMPENSATION
James B. Brockett         1994   $150,000      $32,000     $154,062        $  -           $131,491
Chairman and President    1993   $150,000      $32,000     $102,497        $  -           $102,557
                          1992   $150,000      $32,500        -0-          $  -           $134,069


(1)  OTHER ANNUAL COMPENSATION

          No officer of the FCB received perquisites and other personal benefits that exceeded the lesser of either $50,000 or 10% of the annual salary and bonus shown in the above table. To facilitate performance of their duties, FCB makes available, at its expense, an automobile to Mr. Brockett as well as to three other executive officers.

(2)  ALL OTHER COMPENSATION

          All other compensation includes amounts accrued but not paid under the FCB deferred compensation agreement of $87,966, amounts accrued but not paid of $35,108 to provide post retirement insurance benefits and the cost of term insurance provided for 1994 of $8,417.

DIRECTORS COMPENSATION

          Directors of FCB receive a fee of $500 for each Board of Directors meeting. Each member of the Executive Committee receives a fee of $500 for each Executive Committee meeting.

EXECUTIVE BONUS PLAN


          On June 9, 1992, at the FCB annual meeting, shareholders of the Bank voted to amend the bonus formula contained in the employment agreement for James
B. Brockett approved June 12, 1984 to correct an omission in the original formula. Under the amended bonus plan, bonuses on excess earnings are computed as follows:

================================================================================
        BASE EARNINGS (2) FOR         BONUS %          MAXIMUM BONUS
             BONUS RANGE             FOR RANGE           FOR RANGE
================================================================================
           200,000 to 600,000           25%              $100,000
           600,000 to 700,000           20%                20,000
(1)        700,000 to 800,000           15%                15,000
           800,000 to 900,000           10%                10,000
           Over 900,000                  5%             5,000 each
                                                    $100,000 of earnings
================================================================================

(1)  Range added with amendment
(2)  Base earnings is defined as net income before taxes

A bonus computed under the formula of $154,062 was accrued for 1994.

EXECUTIVE SALARY CONTINUATION PLAN

          FCB entered into agreements on April 18, 1986, with certain executive officers to induce each executive to remain in his capacity with FCB. The agreements provide retirement benefits conditional upon the continuous employment of a period of at least ten years and death benefits payable to their designated beneficiaries should the executive die while employed by FCB.

          Effective for 1992, the Board of Directors approved deferred compensation agreements for Janet H. Brockett and James B. Brockett. The agreement for Janet H. Brockett is substantially identical to the agreements with the other executive officers. The agreement with James B. Brockett provides for retirement benefits of $100,000 per year for four years conditional upon Mr. Brockett's employment until January 1, of the year following his attaining age sixty-five (65) which date is January 1, 1996.

          The executive officers covered by the agreements are shown in the following table.


================================================================================
      OFFICER                 RETIREMENT           BENEFIT            ANNUAL
      -------                    AGE                YEARS            BENEFITS
                              ----------           -------           --------
--------------------------------------------------------------------------------
 Charles C. Brockett              60                 15              $ 80,000
--------------------------------------------------------------------------------
 Janet H. Brockett                60                 15                50,000
--------------------------------------------------------------------------------
 James B. Brockett                65                  4               100,000
--------------------------------------------------------------------------------
 Harry F. Scott                   60                 15                85,000
--------------------------------------------------------------------------------
 Lionel S. Taylor                 60                 15                80,000
================================================================================


          The agreements provide for reduced annual benefits should the executive officer retire prior to retirement age.

          On December 31, 1993, a Split Dollar Life Insurance agreement with James B. Brockett was amended as follows: (a) to provide for interest to FCB at the rate of 5% compounded annually, beginning October 1, 1989, on the premiums advanced by FCB, and (b) to limit the number of premium payments of $81,710 made under the agreement to ten (10). The premium advances made by FCB continue to be secured by a collateral assignment of the death benefits of the policy.

EMPLOYMENT AGREEMENTS


          On December 31, 1992, Mr. Brockett entered into an employment agreement with FCB for a term of one year. The agreement will automatically renew unless either party gives written notice to the other of his or its intention to renew the agreement at least ninety (90) days prior to the commencement of the renewal period. The agreement provides for a base salary of $150,000 and any bonus to which he is entitled pursuant to the "Executive Bonus Plan." The agreement also provides for participation in other employee benefit plans, use of an automobile, three weeks annual vacation, and for reimbursement of the cost of membership and/or monthly dues in professional and civic organizations approved by the Board of Directors. The agreement provides further that, in the event Mr. Brockett's employment is terminated by FCB at any time during the terms of the agreement for any reason other than "cause" (gross negligence, proven dishonesty, or willful violation of law by the employee), FCB will pay a lump sum amount equivalent to salary and benefits payable for a period which ranges from nine to twenty-four months, depending on the length of service. Upon voluntary termination by the employee, FCB will pay to the employee a lump sum amount equivalent to the salary and benefits payable for a period which ranges from three to twelve months depending on the length of service. In the event of a change in control and the employee is not assigned substantially the same position or not provided substantially the same facilities within the trade area of FCB as defined in its Community Reinvestment Act Statement, then in effect, the employee will be entitled to terminate his employment and receive a lump sum payment of 2.99 times his then annual salary. FCB has entered into substantially similar agreements with other executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table shows as of March 31, 1995, (a) the voting securities of each person who was known by FCB to beneficially own more than 5% of any class of FCB's voting securities; and (b) the equity securities, including options for the purchase of equity security, of FCB beneficially owned directly or indirectly by all directors and officers of FCB individually and as a group.

                           COMMON SHARES AND
                              OPTIONS FOR
    NAME AND ADDRESS          PURCHASE OF      PERCENTAGE
        OF HOLDER          COMMON SHARES (1)    OF CLASS
        ---------          -----------------    --------
James B. Brockett and           137,883           68.6%
Janet H. Brockett
1300 Crystal Drive
Arlington, VA  22202

All directors and               141,167           70.2%
officers as a group (9
in number)

(1)  All common shares are held of record and beneficially owned.

None of the management shares owned are subject to options, warrants, rights or conversion privileges. No officer or director other than James and Janet Brockett beneficially own more than 1%.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTION

          Most of the directors, and their related interests maintain normal banking relationships with FCB. Loans made by FCB to such persons or other entities were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features.

                           REGULATION AND SUPERVISION


GENERAL

          UBS, as a bank holding company, is subject to the restrictions of the Bank Holding Company Act of 1956, as amended, and are registered pursuant to its provisions. As a registered bank holding company, UBS is subject to the reporting requirements of the Board of Governors of the Federal Reserve System ("Board of Governors"), and is subject to examination by the Board of Governors.

          The Bank Holding Company Act prohibits the acquisition by a bank holding company of direct or indirect ownership of more than five percent of the voting shares of any bank within the United States without prior approval of the Board of Governors and also prohibits the granting of such approval in respect of any bank within the United States, located outside of the state where the bank holding company's principal operations are conducted, unless the acquisition is specifically authorized by the statutes of the state in which the bank is located. West Virginia law permits certain interstate bank acquisitions. With certain exceptions, a bank holding company is prohibited from acquiring direct or indirect ownership or control or more than five percent of the voting shares of any company which is not a bank, and from engaging directly or indirectly in business unrelated to the business of banking, or managing or controlling banks.

          The Board of Governors of the Federal Reserve System ("Federal Reserve Board"), in its Regulation Y, permits bank holding companies to engage in non-banking activities closely related to banking or managing or controlling banks. Approval of the Federal Reserve Board is necessary to engage in these activities or to make acquisitions of corporations engaging in these activities as the Federal Reserve Board determines whether these acquisitions or activities are in the public interest. In addition, by order, and on a case by case basis, the Federal Reserve Board may approve other non-banking activities.

          As a bank holding company doing business in West Virginia, UBS is also subject to regulation by the West Virginia Board of Banking and Financial Institutions (the "West Virginia Board") and must submit annual reports to the Department.

          Federal law restricts subsidiary banks of a bank holding company from making certain extensions of credit to the parent bank holding company or to any of its subsidiaries, from investing in the holding company stock, and limits the ability of a subsidiary bank to take its parent company stock as collateral for the loans of any borrower. Additionally, federal law prohibits a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in conjunction with the extension of credit or furnishing of services.

          The operations of UBS's banking subsidiaries, which are national banking subsidiaries, are subject to federal statutes which apply to national banks. UBS's national banking subsidiaries are primarily regulated by the OCC. UBS's subsidiaries are also subject to regulations promulgated by the Federal Reserve Board and the FDIC. As a member of the FDIC, the deposits of UBS's subsidiaries are insured as required by federal law. The OCC regularly examines revenues, loans, investments, management practices, and other aspects of UBS's subsidiaries. These examinations are conducted primarily to protect depositors and not shareholders. In addition to these regular examinations, UBS's subsidiary banks each must furnish to the OCC a quarterly report containing a full and accurate statement of its affairs.

          The operations of FCB are subject to Virginia state statutes which apply to state-chartered banks. As such, its primary regulator is the Virginia Bureau of Financial Institutions. As a member of the FDIC, deposits of FCB are insured as provided by federal law. As a member of the Federal Reserve System, FCB's primary federal regulator is the Federal Reserve Board. The Virginia Bureau of Financial Institutions, which is the primary state supervisory authority of FCB along with the Federal Reserve Board, regularly examine reserves, loans, investments, management practices, and other aspects of FCB's operations. These examinations are conducted primarily to protect depositors and customers, not shareholders.

NON-BANKING ACTIVITIES PERMITTED TO UBS

          The Federal Reserve Board permits, within prescribed limits, bank holding companies to engage in non-banking activities closely related to banking or to managing or controlling banks. Such activities are not limited to the state of West Virginia. Some examples of non-banking activities which presently may be performed by a bank holding company are: making or acquiring, for its own account or the account of others, loans and other extensions of credit; operating as an industrial bank, or industrial loan company, in the manner authorized by state law; servicing loans and other extensions of credit; performing or carrying on any one or more of the functions or activities that may be performed or carried on by a trust company in the manner authorized by federal or state law; acting as an investment or financial advisor; leasing real or personal property; making equity or debt investments in corporations or projects designed primarily to promote community welfare, such as the economic rehabilitation and the development of low income areas; providing bookkeeping services or financially oriented data processing services for the holding company and its subsidiaries; acting as an insurance agent or a broker, to a limited extent, in relation to insurance directly related to an extension of credit; acting as an underwriter for credit life insurance which is directly related to extensions of credit by the bank holding company system; providing courier services for certain financial documents; providing management consulting advice to nonaffiliated banks; selling retail money orders having a face value of not more than $1,000, traveler's checks and U. S. savings bonds; performing appraisals of real estate; arranging commercial real estate equity financing under certain limited circumstances; providing securities brokerage services related to securities credit activities; underwriting and dealing in government obligations and money market instruments; providing foreign exchange advisory and transactional services; and acting under certain circumstances, as futures commission merchant for nonaffiliated persons in the execution and clearance on major commodity exchanges of futures contracts and options.

CREDIT AND MONETARY POLICIES AND RELATED MATTERS

          UBS's subsidiary banks and FCB are affected by the fiscal and monetary policies of the federal government and its agencies, including the Federal Reserve Board. An important function of these policies is to curb inflation and control recessions through control of the supply of money and credit. The operations of UBS's subsidiary banks and FCB are affected by the policies of government regulatory authorities, including the Federal Reserve Board which regulates money and credit conditions through open market operations in United States Government and federal agency securities, adjustments in the discount rate on member bank borrowings, and requirements against deposits and regulation of interest rates payable by member banks on time and savings deposits. These policies have a significant influence on the growth and distribution of loans, investments and deposits, and interest rates charged on loans, or paid for time and savings deposits, as well as yields on investments. The Federal Reserve Board has had a significant effect on the operating results of commercial banks in the past and is expected to continue to do so in the future. Future policies of the Federal Reserve Board and other authorities and their effect on future bank earnings be predicted.


          The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. Under the source of strength doctrine, the Federal Reserve Board may require a bank holding company to contribute capital to a troubled subsidiary bank, and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. This capital injection may be required at times when UBS may not have the resources to provide it. Any capital loans by a holding company to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by such holding company to a federal bank or thrift regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

          In 1989, the United States Congress enacted the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA"). Under FIRREA depository institutions insured by the FDIC may now be liable for any losses incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Accordingly, in the event that any insured bank or subsidiary of UBS causes a loss to the FDIC, other bank subsidiaries of UBS could be liable to the FDIC for the amount of such loss.

          Under federal law, the OCC may order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to the subsidiary banks chartered by such states. UBS as the sole stockholder of its subsidiary banks, is subject to such provisions. Virginia law does not provide for assessment of fully paid shares of bank stock.

CAPITAL REQUIREMENTS

          As banking institutions, UBS and FCB are subject to final risk-based capital guidelines that were issued by the Federal Reserve Board in January, 1989. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. Under the guidelines and related policies, bank holding companies must maintain capital sufficient to meet both a risk-based asset ratio test and leverage ratio test on a consolidated basis. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher levels of capital being required for categories perceived as representing greater risk. All of UBS's depository institution subsidiaries and FCB are subject to substantially similar capital requirements adopted by applicable regulatory agencies.

          Generally, under the applicable guidelines, the financial institution's capital is divided into two tiers. "Tier 1," or core capital, includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles. "Tier 2," or supplementary capital, includes, among other things, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan losses, subject to certain limitations, less required deductions. "Total capital" is the sum of Tier 1 and Tier 2 capital. Bank holding companies are subject to substantially identical requirements, except that cumulative perpetual preferred stock can constitute up to 25% of a bank holding company's Tier 1 capital.

          The guidelines, which became effective December 31, 1990, were phased in over two years, with the transition, or phase-in period, being completed at the end of 1992. Effective December 31, 1992, financial institutions are required to attain a risk-based ratio of 8%, of which 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when an institution's particular circumstances warrant.

          For purposes of the leverage ratio, the numerator is defined as Tier 1 capital and the denominator is defined as adjusted total assets (as specified in the guidelines). The guidelines provide for a minimum leverage ratio of 3% for financial institutions that meet certain specified criteria, including excellent asset quality, high liquidity, low interest rate exposure and the highest regulatory rating. Financial institutions not meeting these criteria are required to maintain a leverage ratio which exceeds 3% by a cushion of at least 100 to 200 basis points.

          The guidelines also provide that financial institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the Federal Reserve Board's guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of an institution's Tier 1 capital, less all intangibles, to total assets, less all intangibles.

          Failure to meet applicable capital guidelines could subject the financial institution to a variety of enforcement remedies available to the federal regulatory authorities, including limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital and termination of deposit insurance by the FDIC, as well as to the measures described under the "Federal Deposit Insurance Corporation Improvement Act of 1991" as applicable to undercapitalized institutions.

          As of March 31, 1995, the historical Tier 1 risk-based ratio, total risk-based ratio and total assets leverage ratio for UBS and FCB and related pro forma capital ratios (in accordance with fully phased in requirements) were as follows:

                     HISTORICAL AND PROFORMA CAPITAL RATIOS
                              AS OF MARCH 31, 1995



                                UBS/
                                FIRST
                             COMMERCIAL
                              PROFORMA                   FIRST
                            CONSOLIDATED     UBS       COMMERCIAL
                            ------------   --------    ----------
Risk-based Capital:
  Actual Tier 1                14.41%       14.49%        13.26%
  Actual Total                 15.66%       15.74%        14.51%

  Reg Minimum Tier 1            4.00%        4.00%         4.00%
  Reg Minimum Total             8.00%        8.00%         8.00%

Excess over Minimum:
  Tier 1                       10.41%       10.49%         9.26%
  Total                         7.66%        7.74%         7.51%

Leverage                        9.67%        9.67%         9.32%

Equity to
assets                         10.22%       10.23%         9.31%


                               UBS/
                               1ST
                            COMMERCIAL
                             PROFORMA                     FIRST
                           CONSOLIDATED      UBS        COMMERCIAL
                           ------------   ---------     ----------
                                        (in millions)
Risk-based Capital:
  Actual Tier 1               $179.3       $173.2         $5.7
  Actual Total                 194.9        188.2          6.2

  Reg Minimum Tier 1            49.8         47.8          1.7
  Reg Minimum Total             99.5         95.7          3.4

Excess over Minimum:
  Tier 1                       129.5        125.4          4.0
  Total                         95.4         92.5          2.8

Leverage                       179.3        173.2          5.7

Equity to
assets                         189.4        183.3          5.7

   The above ratios and amounts were calculated using actual risk-weighted assets in accordance with the risk-based capital guidelines and may differ from those that are calculated using adjusted total assets.

                     HISTORICAL AND PROFORMA CAPITAL RATIOS
                            AS OF DECEMBER 31, 1994


                              UBS/
                              FIRST
                           COMMERCIAL
                            PROFORMA                       FIRST
                          CONSOLIDATED        UBS        COMMERCIAL
                          -------------  -------------   ----------

Risk-based Capital:
  Actual Tier 1              14.13%         14.27%         12.35%
  Actual Total               15.38%         15.52%         13.60%

  Reg Minimum Tier 1          4.00%          4.00%          4.00%
  Reg Minimum Total           8.00%          8.00%          8.00%

Excess over Minimum:
  Tier 1                     10.13%         10.27%          8.35%
  Total                       7.38%          7.52%          5.60%

Leverage                      9.49%          9.49%          9.44%

Equity to
assets                       10.03%         10.05%          9.41%

                              UBS/
                             FIRST
                          COMMERCIAL
                           PROFORMA                        FIRST
                         CONSOLIDATED        UBS         COMMERCIAL
                         ------------   ------------     ----------
                                       (in millions)
Risk-based Capital:
  Actual Tier 1             $175.4         $169.7         $  5.7
  Actual Total               190.9          184.6            6.3

  Reg Minimum Tier 1          49.6           47.6            1.9
  Reg Minimum Total           99.3           95.1            3.7

Excess over Minimum:
  Tier 1                     125.8          122.1            3.8
  Total                       91.6           89.5            2.6

Leverage                     175.4          169.7            5.7

Equity to
assets                       185.4          179.7            5.7

   The above ratios and amounts were calculated using actual risk-weighted assets in accordance with the risk-based capital guidelines and may differ from those that are calculated using adjusted total assets.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991


          In December, 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revises the bank regulatory and funding provisions of the Federal Deposit Insurance Corporation Act and makes revisions to several other banking statues.

          FDICIA establishes a new regulatory scheme, which ties the level of supervisory intervention by bank regulatory authorities primarily to a depository institution's capital category. Among other things, FDICIA authorizes regulatory authorities to take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically under capitalized.

          By regulation, an institution is "well-capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. UBS meets the definition of a "well-capitalized" holding company. FCB is an "adequately capitalized" institution. As a well-capitalized institution, UBS, but not FCB, is permitted to engage in a wider range of banking activities, including among other things, the accepting of "brokered deposits," and the offering of interest rates on deposits higher than the prevailing rate in their respective markets. Because FCB is not well-capitalized, FCB must first obtain a waiver from the FDIC in order to engage in "brokered deposit" activities. Even with a waiver, FCB cannot pay interest rates on deposits that are significantly above market.

          Another requirement of FDICIA is that federal banking agencies must prescribe regulations relating to various operational areas of banks and bank holding companies. These include standards for internal audit systems, loan documentation, information systems, internal controls, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares and such other standards as the agency deems appropriate. Since many of the required regulations have not been promulgated, it is not possible to determine precisely how these new standards will effect either FCB or UBS. It is generally believed that the new regulations will increase the regulatory burden of insured depository institutions and their affiliates.

REIGLE-NEAL INTERSTATE BANKING BILL

          In 1994, Congress passed the Reigle-Neal Interstate Banking Bill (the "Interstate Bill"). The Interstate Bill permits certain interstate banking activities through a holding company structure, effective September 30, 1995.
It permits interstate branching by merger effective June 1, 1997 unless states opt-in sooner, or opt out before that date. States may elect to permit de novo branching by specific legislative election. Virginia has opted-in to interstate branching by merger; to date, West Virginia has taken no action. The Interstate Bill will permit consolidation of banking institutions across state lines and, perhaps, de novo entry. As its provisions become effective, it is likely that the resulting restructurings and interstate activities will result in the realization of economies of scale within those institutions with entities in more than one state. One result could be increased competitiveness, due to the realization of economies of scale and/or, where permitted, due to de novo market entrants.

                                    EXPERTS

          The consolidated financial statements of FCB at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, included in this Prospectus/Proxy Statement and Registration Statement have been audited by S.B. Hoover & Company, L.L.P. independent auditors, as set forth in their reports included herein.

          The consolidated financial statements of UBS at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus/Proxy Statement and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference herein. As to the year ended December 31, 1992, Ernst & Young LLP's report is based in part on the report of Somerville & Company, independent auditors.

          The financial statements referred to above are included or are incorporated in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


          Baxter Fentriss and Company has acted as financial advisor to FCB in connection with the Merger and has delivered an opinion to the FCB Board of directors on the fairness of the Merger, which opinion is attached hereto as Exhibit B. FCB will pay Baxter Fentriss and Company a contingent fee upon consummation of the Merger See THE PROPOSED TRANSACTION - THE MERGER - Opinion
                           ---
of Financial Advisor."

                                 LEGAL MATTERS

          The legality of the shares of UBS Stock to be issued upon consummation of the proposed acquisition described herein will be passed upon by the law firm of Bowles Rice McDavid Graff & Love, with offices in Charleston, West Virginia. Bowles Rice McDavid Graff & Love has acted as counsel to UBS in connection with the preparation of this Prospectus/Proxy Statement.

          One of UBS's directors, F. T. Graff, Jr., is a partner in the law firm of Bowles Rice McDavid Graff & Love and has been associated with this law firm for a number of years.

          Legal matters pertaining to FCB have been examined by the law offices of Robins, Kaplan, Miller & Ciresi, Washington, D.C., and Atlanta, Georgia. Robins, Kaplan, Miller & Ciresi has prepared the tax opinion referred to herein and acted as special counsel to FCB in connection with this Prospectus/Proxy Statement.

                            SOURCES OF INFORMATION

          The information in this Prospectus/Proxy Statement concerning UBS and its subsidiaries and FCB has been supplied by the management of each of the respective companies.

                             ADDITIONAL INFORMATION

          This Prospectus/Proxy Statement constitutes the Prospectus of UBS that is part of a Registration Statement filed by UBS under the Securities Act of 1933, as amended, with respect to its common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission (the "Commission"), this Prospectus/Proxy Statement omits certain information set forth in that Registration Statement. The information omitted may be obtained from the principal office of the Commission of Washington, D.C. 20549, upon payment of the fee prescribed by the Commission, or may be examined there without charge.

                       FINANCIAL INFORMATION CONCERNING
                             FIRST COMMERCIAL BANK

                   FCB MANAGEMENT'S DISCUSSION AND ANALYSIS
                 FOR THE PERIODS ENDED MARCH 31, 1994 AND 1995

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NET INCOME

     Net loss for the three months ended March 31, 1995 was $(49,000) compared to net income of $135,000 for the same period in 1994. The reasons for the decrease are related to additional expense recorded in accordance with the terms set forth in a Merger Agreement dated March 6, 1995 between First Commercial Bank (acquiree) and United Bankshares, Inc. (acquiror). The Merger Agreement provides that, prior to consummation of the merger transaction, the Bank conform its basis for estimating expenses on loans, foreclosed real estate and repossessed assets to the methodology of the acquiror based upon the acquiror's ultimate plans for recovery of such loans and assets. In addition to the expense for loan losses, foreclosed real estate, repossessed assets, the Bank funded deferred and current compensation plans, and accrued professional fees associated with the merger transaction.

     The accruals pursuant to the Merger Agreement and the resultant impact on pre-tax net income amounted to $319,500 for the first three months of 1995. Therefore, for purposes of evaluation of earnings performance, one must consider these expenses as non-recurring.

NET INTEREST MARGIN

     The Bank's net interest margin, adjusted for non-interest bearing deposits, increased from 5.41% for the three months ended March 31, 1994 to 6.12% for the same period in 1995. This increase is attributed to the immediate realization of increases in the prime lending rate and delayed realization of increases in interest rates paid on deposits.

NONINTEREST INCOME

     Total noninterest income increased $45,000 or 57% when comparing the three month periods ending March 31, 1995 and 1994 respectively. The majority of this increase is the result of increased overdraft fees collected on deposit accounts. The balance of the increase was due in part to increased revenues from merchant bank card processing and the remaining portion from income recognized through an executive life insurance program.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

NONINTEREST EXPENSE

     Total noninterest expense increased from $607,000 for the three months ended March 31, 1994 to $838,000 for the same period in 1995. Salaries and compensation increased $63,000 or 24.8% due to a bonus to the Chief Executive Officer. Employee benefits increased $107,000 or 127.4% due to the increased expense related to the proposed funding of all deferred compensation contracts pursuant to the Merger Agreement. Occupancy, Other Equipment and Data Processing expenses categories experienced only moderate changes representing normal fluctuations in costs associated with operation of the physical banking facility. Other noninterest expenses increased $60,000 or 27.14% which was the combined result of increased professional fees paid in association with the proposed Merger Agreement, increased provision for other real estate owned and repossessed assets.

CASH AND CASH EQUIVALENTS

     Total Cash and Cash Equivalents was $5,440,756 at March 31, 1995 and $5,834,193 at December 31, 1994. This decrease represents only normal fluctuation in deposit base and loan volume.

LOANS

     Total loans increased $775,506 representing a growth of 1.81% during the first three months of 1995. This increase is due to normal growth through marketing efforts and a general economic recovery.

NON-ACCRUAL AND PAST DUE LOANS

     The following table shows loans placed in a non-accrual status and loans contractually past due 90 days or more as to principal or interest payments:
(amounts in thousands of dollars)

                                         March 31,   December 31,
                                           1995          1994
                                         ---------   ------------

     Non-Accrual Loans                       44             48

     Loans Past Due 90 Days or More         612            165

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Loans are placed on a non-accrual basis as soon as it determined that the collection of interest is in doubt regardless of whether or not the loan is overdue. Loans that are 90 days or more overdue are placed on a non-accrual basis unless it is believed that the collection is imminent or both the unpaid principal and interest are fully secured by adequate collateral.

     The amount of loans placed on a nonaccrual status remained relatively unchanged while loans past due 90 days or more increased significantly. The increase in this category is due to the addition of one nonperforming loan. The subject loan is considered by management to be adequately secured with regard to repayment of principal and accrued interest. The borrower has sought protection under Chapter 11 of the U.S. Bankruptcy Code thereby delaying payment according to the terms of the loan agreement. The collateral for the loan is currently being liquidated in stages by the borrower and the Bank will begin to receive payments by the third quarter of 1995.

LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

     The Bank has increased its Provision for loan losses to $150,000 for the first three months of 1995 as compared to $20,000 for the same period in 1994. The reason for the increase is to conform to the methodology of the acquiror as discussed earlier in this section. The Bank performs a monthly analysis of its Allowance for Loan Losses as it relates to problem and potential problem loans.

     Effective January 1, 1995, First Commercial Bank adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan, "(SFAS No. 114)" which was amended by Statement No. 118 and is effective for fiscal years beginning after December 15, 1994. Under the new standard, the 1995 allowance for credit losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The adoption of SFAS No. 114 did not have a material impact on the allowance for loan losses.

OTHER ASSETS

     Other assets, as a whole, changed only moderately and was due to normal business activity and depreciation of fixed assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Other Real Estate Owned

     Management of the bank, in the normal course of business, may deem it necessary to order a foreclosure sale on property securing loans that are not performing satisfactorily or where other means of collection have been exhausted. The foreclosure sale may result in the Bank acquiring the subject property in order to protect its interest. As of March 31, 1995 the Bank had other real estate holdings of $858,000 representing property acquired as a result of defaulted loans. The properties consist of two (2) residential properties, one (1) commercial property, and one (1) agricultural property. Other real estate owned is reported at the lower of fair value at the date of foreclosure or the current value less estimated costs to sell. All properties are being vigorously marketed and it is anticipated that the majority, if not all, will be liquidated by the end of 1995. Management anticipates no material loss in the ultimate disposition of these assets.

DEPOSITS

     Total deposits increased $468,345 or .9% at March 31, 1995 from December 31, 1994. Non-interest bearing demand deposits decreased $650,232 due to normal deposit base fluctuation. Interest bearing demand deposits increased $1,118,577 during the same period which is the result of normal deposit growth and a shift by depositors away from non-bank investments back into traditional bank savings instruments.

CAPITAL ADEQUACY

     The following table lists the primary capital position of the bank as well as ratios, utilizing adjusted total assets, in accordance with the Capital Adequacy Guidelines set forth by the Federal Reserve Board of Governors:

                               March  31,     December 31,
                                  1995            1994
                               ----------     ------------

Primary capital to assets         9.15%          9.31%

Tier I  leverage ratio            9.28%          9.10%

Total qualifying capital to      10.65%         10.54%
   adjusted total assets

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Interest Rate Sensitivity

     Interest sensitive assets and liabilities are defined as those assets or liabilities that mature or reprice within a designated time frame. The principal function of asset and liability management is to maintain an appropriate relationship between those assets and liabilities that are sensitive to changing market interest rates. This relationship has become very important, given the volatility in interest rates over the last several years, due to the potential impact on earnings. First Commercial Bank closely monitors the sensitivity of its assets and liabilities on an on-going basis.

     The difference between rate sensitive assets and rate sensitive liabilities for specified periods of time is known as the "gap". It is the policy of management to maintain a gap to total assets ratio of +/- 3% or a gap to total earning assets of +/- 5% within the one year horizon. It should be understood that these ratios are not designated for the purpose of dictating product mix but are designed to aid management in the overall evaluation of asset and liability management. Minor deviations from these benchmarks are not viewed as detrimental, but do provide a reasonable basis for further analysis and projection of the effects of market interest rate changes.

     The gap table presented herein as of March 31, 1995 reveals that the Bank is moderately liability sensitive through the one year horizon. This occurrence has not traditionally been one for concern in that it is caused by the large amount of savings, NOW and money market accounts that, for the purposes of the table, are all considered as immediately available for repricing. Historically, these accounts do not dictate immediate adjustments in rate commensurate with a market change, but have always been much slower to adjust. Therefore, one must consider the relative high probability that a sudden market change would not cause an immediate adjustment in these liabilities thereby reducing the adverse impact of being liability sensitive in an increasing rate environment.

LIQUIDITY

     The majority of the Bank's investment portfolio is in highly marketable U.S. Treasury securities and cash equivalents. Other sources of funds can be obtained through borrowing from correspondent banks, the Federal Reserve Bank and through increasing deposits.

FIRST COMMERCIAL BANK

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

(In Thousands)

                                                                            MARCH 31, 1995
                                       ----------------------------------------------------------------------------------------

ASSETS                                                 DAYS                       TOTAL       1 - 5     OVER 5
                                       ---------------------------------------
                                         0 - 90      91 - 180      181 - 365     ONE YEAR     YEARS      YEARS        TOTAL
                                       ----------  ------------  -------------  ----------  ---------  ---------  -------------
Interest-Earning Assets:
------------------------

 Federal funds sold and securities
  purchased under agreements to
  resell and other short-term
  investments                            $ 2,750                                  $ 2,750                               $2,750
 Investment and Marketable
  Equity Securities:
  Taxable                                    993          $495         $2,473       3,961     $4,055         $0          8,016
  Tax-exempt                                   0           100              0         100          0        375            475
 Loans, net of unearned
  income                                  24,232         1,993          3,284      29,509     10,953      3,126         43,588
                                       ----------  ------------  -------------  ----------  ---------  ---------  -------------

Total Interest-Earning Assets            $27,975        $2,588         $5,757     $36,320    $15,008     $3,501        $54,829
                                       ==========  ============  =============  ==========  =========  =========  =============

LIABILITIES

Interest-Bearing Funds:
-----------------------

  Savings, NOW & MMDA                    $20,357                                  $20,357                              $20,357
  Time deposits of $100,000
   and over                                3,409          $805         $2,041       6,255     $1,019                     7,274
  Other time deposits                      3,616         2,250          6,056      11,922      7,540        $11         19,473
  Capital notes                               33            33             66         132        328                       460
                                       ----------  ------------  -------------  ----------  ---------  ---------  -------------

Total Interest-Bearing Funds             $27,415        $3,088         $8,163     $38,666     $8,887        $11        $47,563
                                       ==========  ============  =============  ==========  =========  =========  =============

Interest Sensitivity Gap                    $560         ($500)       ($2,406)    ($2,346)    $6,121     $3,490         $7,265
                                       ==========  ============  =============  ==========  =========  =========  =============

Cumulative Gap                              $560           $60        ($2,346)    ($2,346)    $3,775     $7,265         $7,265
                                       ==========  ============  =============  ==========  =========  =========  =============

Cumulative Gap as a Percentage
 of Total Earning Assets                   1.02%         0.11%         -4.28%      -4.28%      6.89%     13.25%         13.25%

INTEREST RATE SENSITIVITY GAP

(In Thousands)

                                                                            DECEMBER 31, 1994
                                       ----------------------------------------------------------------------------------------

ASSETS                                                 DAYS                       TOTAL       1 - 5     OVER 5
                                       ---------------------------------------
                                         0 - 90      91 - 180      181 - 365     ONE YEAR     YEARS      YEARS        TOTAL
                                       ----------  ------------  -------------  ----------  ---------  ---------  -------------
Interest-Earning Assets:
------------------------

 Federal funds sold and securities
  purchased under agreements to
  resell and other short-term
  investments                             $2,300                                   $2,300                               $2,300
 Investment and Marketable
  Equity Securities:
  Taxable                                    497          $987         $1,463       2,947     $5,026         $0          7,973
  Tax-exempt                                   0             0              0           0          0        475            475
 Loans, net of unearned
  income                                  21,643         3,034          3,845      28,522     12,346      1,944         42,812
                                       ----------  ------------  -------------  ----------  ---------  ---------  -------------

Total Interest-Earning Assets            $24,440        $4,021         $5,308     $33,769    $17,372     $2,419        $53,560
                                       ==========  ============  =============  ==========  =========  =========  =============

LIABILITIES

Interest-Bearing Funds:
-----------------------

  Savings, NOW & MMDA                    $20,361                                  $20,361                              $20,361
  Time deposits of $100,000
   and over                                1,486        $1,240         $1,057       3,783       $985                     4,768
  Other time deposits                      3,881         3,356          4,133      11,370      9,487         $0         20,857
  Capital notes                               33            33             66         132        361                       493
                                       ----------  ------------  -------------  ----------  ---------  ---------  -------------

Total Interest-Bearing Funds             $25,761        $4,629         $5,256     $35,646    $10,833         $0        $46,479
                                       ==========  ============  =============  ==========  =========  =========  =============

Interest Sensitivity Gap                 ($1,321)        ($608)           $52     ($1,877)    $6,539     $2,419         $7,081
                                       ==========  ============  =============  ==========  =========  =========  =============

Cumulative Gap                           ($1,321)      ($1,929)       ($1,877)    ($1,877)    $4,662     $7,081         $7,081
                                       ==========  ============  =============  ==========  =========  =========  =============

Cumulative Gap as a Percentage
 of Total Earning Assets                   -2.47%        -3.60%         -3.50%      -3.50%      8.70%     13.22%         13.22%

                           FCB FINANCIAL STATEMENTS
                       AS OF MARCH 31, 1995 AND FOR THE
                     PERIOD ENDED MARCH 31, 1994 AND 1995
                                  (UNAUDITED)

BALANCE SHEETS

FIRST COMMERCIAL BANK

                                                           March 31           December 31
                                                             1995                1994
                                                         ------------         -----------
ASSETS
       Cash and due from banks                           $   2,691,000       $   3,534,000
       Federal funds sold                                    2,750,000           2,300,000
                                                         -------------       -------------
          Total cash and cash equivalents                    5,441,000           5,834,000

       Securities available for sale(at market)              3,961,000           3,912,000
       Investment securities(market value-$4,431,000
          at March 31, 1995 and $4,335,000 at
          December 31, 1994)                                 4,530,000           4,536,000
       Loans
          Commercial, financial, and agricultural           11,016,000          10,943,000
          Real estate:
            Single family residential                       10,851,000          11,253,000
            Commercial                                      11,248,000          11,092,000
            Construction                                     7,412,000           6,406,000
            Other                                              273,000             274,000
          Installment                                        2,789,000           2,845,000
                                                         -------------       -------------
                                                            43,589,000          42,813,000
          Less: Unearned income                                 (1,000)             (1,000)
                Allowance for loan losses                     (811,000)           (661,000)
                                                         -------------       -------------
          Net loans                                         42,777,000          42,151,000
          Bank premises and equipment                          917,000             933,000
          Interest receivable                                  517,000             511,000
          Life Insurance Contracts                           1,410,000           1,394,000
          Other Real Estate Owned                              858,000             873,000
          Other assets                                         687,000             690,000
                                                         -------------       -------------

                                      TOTAL ASSETS       $  61,098,000       $  60,834,000
                                                         =============       =============

LIABILITIES
       Domestic deposits
          Noninterest-bearing                            $   6,589,000       $   7,239,000
          Interest-bearing                                  47,104,000          45,986,000
                                                         -------------       -------------

                                    TOTAL DEPOSITS          53,693,000          53,225,000

       Accrued expenses and other liabilities                1,254,000           1,392,000
       Subordinated Note                                       460,000             493,000
                                                         -------------       -------------


                                 TOTAL LIABILITIES          55,407,000          55,110,000

SHAREHOLDERS' EQUITY
       Common stock, $5.00 par value;
          Authorized-400,000 shares; issued and
          outstanding-201,100 at March 31, 1995 and
          December 31, 1994                                  1,005,000           1,005,000
       Surplus                                               1,006,000           1,006,000
       Retained earnings                                     3,684,000           3,733,000
       Net unrealized holding loss on securities
          available for sale                                    (4,000)            (20,000)
                                                         -------------       -------------

                        TOTAL SHAREHOLDERS' EQUITY           5,691,000           5,724,000
                                                         -------------       -------------

        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $  61,098,000       $  60,834,000
                                                         =============       =============

See notes to financial statements.

STATEMENTS OF INCOME (UNAUDITED)

FIRST COMMERCIAL BANK

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                    1995         1994
                                                    ----         ----
INTEREST INCOME
   Interest and fees on loans                   $1,153,000    $1,066,000
   Interest on federal funds sold                   26,000        36,000
   Interest and dividends on securities:
        Taxable                                    116,000       100,000
        Exempt from federal taxes                    7,000         7,000
                                                ----------    ----------

                     TOTAL INTEREST INCOME       1,302,000     1,209,000
                                                ----------    ----------
INTEREST EXPENSE
   Interest on deposits                            505,000       434,000
   Interest on short-term borrowings                     0        18,000
   Interest on long-term borrowings                 11,000         9,000
                                                ----------    ----------

   TOTAL INTEREST EXPENSE                          516,000       461,000
                                                ----------    ----------

                        NET INTEREST INCOME        786,000       748,000
PROVISION FOR POSSIBLE LOAN LOSSES                 150,000        20,000
                                                ----------    ----------

        NET INTEREST INCOME AFTER PROVISION
                   FOR POSSIBLE LOAN LOSSES        636,000       728,000
                                                ----------    ----------
OTHER INCOME
   Other charges, commissions, and fees            108,000        77,000
   Other income                                     16,000         2,000
                                                ----------    ----------

                         TOTAL OTHER INCOME        124,000        79,000
                                                ----------    ----------
OTHER EXPENSES
   Salaries and employee benefits                  508,000       338,000
   Net occupancy expense                            49,000        48,000
   Other expense                                   281,000       221,000
                                                ----------    ----------

                       TOTAL OTHER EXPENSES        838,000       607,000
                                                ----------    ----------

          INCOME (LOSS) BEFORE INCOME TAXES        (78,000)      200,000

                     INCOME TAXES (BENEFIT)        (29,000)       65,000
                                                ----------    ----------

                           NET (LOSS)INCOME     $  (49,000)   $  135,000
                                                ==========    ==========

(Loss) earnings per common share                $    (0.24)   $     0.67

Average outstanding shares                         201,100       201,100

See notes to financial statements.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY(UNAUDITED)

FIRST COMMERCIAL BANK

                                       Three Months Ended March 31, 1995
                      ------------------------------------------------------------------------
                                                                         Net
                                                                     Unrealized
                                                                       Loss on
                         Common Stock                                Securities      Total
                      -------------------
                                   Par                  Retained      Available   Shareholders'
                      Shares      Value     Surplus     Earnings      for Sale       Equity
                      --------------------------------------------------------------------
Balance
  January 1, 1995     201,100  $1,005,000  $1,006,000  $3,733,000   $  (20,000)  $ 5,724,000

Net Income/(Loss)                                         (49,000)                   (49,000)

Net Change In
  Unrealized loss
  on securities
  available for sale                                                    16,000        16,000
                      -------  ----------  ----------  ----------   ----------   -----------
Balance at
  March 31, 1995      201,100  $1,005,000  $1,006,000  $3,684,000   $   (4,000)  $ 5,691,000
                      =======  ==========  ==========  ==========   ==========   ===========

See notes to financial statements

STATEMENTS OF CASH FLOWS (UNAUDITED)

FIRST COMMERCIAL BANK



                                                           Three Months Ended
                                                                March 31
                                                     -------------------------------
                                                           1995             1994
                                                           ----             ----

NET CASH PROVIDED BY OPERATING ACTIVITIES               $   12,000    $    48,000


INVESTING ACTIVITIES
     Proceeds from maturities and calls of
       securities available for sale                       500,000      9,000,000
     Purchases of securities available for sale           (505,000)    (2,012,000)
     Net purchase of bank premises and equipment           (13,000)             0
     Investment in life insurance contracts                 (5,000)      (457,000)
Net Changes in Loans                                      (776,000)      (554,000)
                                                          --------       --------

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES       (799,000)     5,977,000
                                                          --------      ---------

FINANCING ACTIVITIES
     Cash dividends paid                                   (40,000)       (40,000)
     Repayment of long-term borrowings                     (33,000)       (12,000)
     Changes in:
       Deposits                                            467,000     (7,004,000)
       Federal funds purchased and securities
         sold under agreements to repurchase                     0         25,000
                                                                 -         ------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES        394,000     (7,031,000)
                                                           -------     ----------

DECREASE IN CASH AND CASH EQUIVALENTS                     (393,000)    (1,006,000)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD         5,834,000     12,181,000
                                                         ---------     ----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD              $5,441,000    $11,175,000
                                                        ==========    ===========

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

FIRST COMMERCIAL BANK


1.  GENERAL


The accompanying unaudited interim financial statements of First Commercial Bank have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-QSB. Accordingly, the financial information does not contain all of the information and footnotes required by generally accepted accounting principles. The financial statements presented in this report have not been audited. The accounting and reporting policies followed in the presentation of these financial statements are consistent with those applied in the preparation of the 1994 annual report of First Commercial Bank on Form 10-KSB. In the opinion of management, adjustments necessary for a fair presentation of financial position and results of operations for the interim periods have been made. Such adjustments are of a normal and recurring nature. In addition to normal and recurring adjustments, $319,500 additional expense was recorded in the first quarter of 1995. These adjustments associated with the Merger
Agreement dated March 6, 1995 are described in greater detail on page
34 of the Proxy Statement.

Effective January 1, 1995, First Commercial Bank adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan, "(SFAS No. 114)" which was amended by Statement No. 118 and is effective for fiscal years beginning after December 15, 1994. Under the new standard, the 1995 allowance for credit losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The adoption of SFAS No. 114 did not have a material impact on the allowance for loan losses.

FIRST COMMERCIAL BANK


2.   SECURITIES AVAILABLE FOR SALE

The book and estimated fair value of securities available for sale at March 31, 1995, by contractual maturity are as follows:

                                                              Estimated
                                                   Book         Fair
                                                   Value        Value
                                               ------------  ------------
     Due in one year or less                   $  3,967,000  $  3,961,000
     Due after one year through five years                0             0
     Due after five years through ten years               0             0
     Due after ten years                                  0             0
     Marketable equity securities                         0             0
                                               ------------  ------------

          Total                                $  3,967,000  $  3,961,000
                                               ============  ============

The amortized cost and estimated fair values of securities available for sale are summarized as follows:

                                                  March 31, 1995
                             --------------------------------------------------------

                                                  Gross         Gross        Estimated
                                 Amortized     Unrealized     Unrealized       Fair
                                    Cost          Gains         Losses        Value
                                    ----          -----         ------        -----

 U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies                 $   3,967,000   $     2,000    $     8,000   $  3,961,000

 Marketable equity
 securities                                0             0              0              0

 Other                                     0             0              0              0
                               -------------   -----------    -----------   ------------
 Total                         $   3,967,000   $     2,000    $     8,000   $  3,961,000
                               =============   ===========    ===========   ============

At March 31, 1995, the cumulative net unrealized holding loss on available for sale securities resulted in an decrease of $4,000 to shareholders' equity.

FIRST COMMERCIAL BANK


2.   SECURITIES AVAILABLE FOR SALE - continued

The book and estimated fair value of securities available for sale at December 31, 1994, by contractual maturity are as follows:

                                                               Estimated
                                                   Book          Fair
                                                   Value         Value
                                               ------------   ------------
     Due in one year or less                   $  2,966,000   $  2,948,000
     Due after one year through five years          979,000        964,000
     Due after five years through ten years               0              0
     Due after ten years                                  0              0
     Marketable equity securities                         0              0
                                               ------------   ------------

          Total                                $  3,945,000   $  3,912,000
                                               ============   ============

The amortized cost and estimated fair values of securities available for sale are summarized as follows:

                                                 December 31, 1994
                             --------------------------------------------------------

                                                  Gross         Gross        Estimated
                                 Amortized     Unrealized     Unrealized        Fair
                                   Cost           Gains         Losses         Value
                                   ----           -----         ------         -----

 U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies                 $  3,945,000    $         0    $    33,000   $  3,912,000

 Marketable equity
 securities                               0              0              0              0

 Other                                    0              0              0              0
                               ------------    -----------    -----------   ------------
 Total                         $  3,945,000    $         0    $    33,000   $  3,912,000
                               ============    ===========    ===========   ============

FIRST COMMERCIAL BANK


3.   INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are summarized as follows:

                                                    March 31, 1995
                             ---------------------------------------------------------

                                                 Gross          Gross          Estimated
                               Amortized       Unrealized     Unrealized         Fair
                                 Cost            Gains          Losses          Value
                                 ----            -----          ------          -----

U.S. Treasury securities
and obligations of U.S.
Government corporations
and agencies                   $  4,055,000    $          0    $     66,000   $  3,989,000

State and political
subdivisions                        475,000           3,000          36,000        442,000
                               ------------    ------------    ------------   ------------

Total                          $  4,530,000    $      3,000    $    102,000   $  4,431,000
                               ============    ============    ============   ============

                                                 December 31, 1994
                             ---------------------------------------------------------

                                                  Gross         Gross         Estimated
                               Amortized       Unrealized     Unrealized         Fair
                                 Cost             Gains         Losses          Value
                                 ----             -----         ------          -----

U.S. Treasury securities
and obligations of U.S.
Government corporations
and agencies                   $  4,061,000    $          0    $    151,000   $  3,910,000


State and political
subdivisions                        475,000           4,000          54,000        425,000
                               ------------    ------------    ------------   ------------
Total                          $  4,536,000    $      4,000    $    205,000   $  4,335,000
                               ============    ============    ============   ============

FIRST COMMERCIAL BANK

3.   INVESTMENT SECURITIES - continued

The amortized cost and estimated fair value of debt securities at March 31, 1995, and December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               March 31, 1995
                                          -------------------------

                                                         Estimated
                                             Book          Fair
                                             Value         Value
                                          ------------  ------------
          Due in one year or less         $          0  $          0

          Due after one year through
            five years                       4,155,000     4,092,000

          Due after five years
            through ten years                  125,000       122,000

          Due after ten years                  250,000       217,000
                                          ------------  ------------
          Total                           $  4,530,000  $  4,431,000
                                          ============  ============

                                              December 31, 1994
                                          --------------------------

                                                        Estimated
                                             Book         Fair
                                             Value        Value
                                          ------------  ------------
          Due in one year or less         $          0  $          0

          Due after one year through
            five years                       4,061,000     3,910,000

          Due after five years
            through ten years                  225,000       221,000

          Due after ten years                  250,000       204,000
                                          ------------  ------------
          Total                           $  4,536,000  $  4,335,000
                                          ============  ============

FIRST COMMERCIAL BANK

4.   NONPERFORMING LOANS

     Nonperforming loans are summarized as follows:

                                         March 31      December 31
                                           1995           1994
                                       ------------    -----------
                                             (in thousands)
     Loans past due 90 days or more
       and still accruing interest         $   612        $  165
     Troubled debt restructurings              -             -
     Nonaccrual loans                           44            48
                                           -------        ------

                                           $   656        $  213
                                           =======        ======

5.   ALLOWANCE FOR LOAN LOSSES

The adequacy of the allowance for loan losses is based on management's evaluation of the relative risks inherent in the loan portfolio. A progression of the allowance for loan losses for the periods presented is summarized as follows:

                                            Three Months Ended
                                                 March 31,
                                          ----------------------
                                            1995           1994
                                          --------        ------
                                              (in thousands)
Balance at beginning of
  period                                   $  661         $  755
Provision charged to expense                  150             20
                                           ------         ------
                                              811            775

Loans charged-off                              0             (2)
Less recoveries                                0              0
                                           ------         ------

Net Charge-offs                                0             (2)
                                           ------         ------

Balance at end of period                   $  811         $  773
                                           ======         ======

FIRST COMMERCIAL BANK

5.   ALLOWANCE FOR POSSIBLE LOAN LOSSES - continued

Effective January 1, 1995, First Commercial Bank adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan, "(SFAS No. 114)" which was amended by Statement No. 118 and is effective for fiscal years beginning after December 15, 1994. Under the new standard, the 1995 allowance for credit losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for credit losses related to these loans was based on undiscounted cash flows or the fair value of the collateral for collateral dependent loans. The adoption of SFAS No. 114 did not have a material impact on the allowance for loan losses.

6.   COMMITMENTS AND CONTINGENT LIABILITIES

There are outstanding commitments which include, among other things, commitments to extend credit and letters of credit undertaken in the normal course of business. Outstanding standby letters of credit and commitments to extend credit amounted to approximately $6,701,000 and $7,145,000 at March 31, 1995 and December 31, 1994, respectively.

First Commercial Bank is currently involved, in the normal course of business, in various legal proceedings. Management is vigorously pursuing all of its legal and factual defenses and, after consultation with legal counsel, believes that all such litigation will be resolved without material effect on financial position or results of operations.

FIRST COMMERCIAL BANK

7.  EARNING ASSETS AND INTEREST-BEARING LIABILITIES

  The following table shows the daily average balance of major categories of assets and liabilities for each of the three month periods ended March 31, 1995, and March 31, 1994, with the interest rate earned or paid on such amount.

                                                  Three Months Ended                             Three Months Ended
                                                      March 31,                                      March 31,
                                                        1995                                           1994
                                        -------------------------------------         ------------------------------------
(Dollars in                                 Average                  Avg.               Average                  Avg.
Thousands)                                  Balance      Interest    Rate               Balance     Interest     Rate
                                        -------------------------------------         ------------------------------------
ASSETS

Earning assets:
  Federal funds sold and securities
    purchased under agreements to
    resell and other short-term
    investments                                 $ 1,771         $26    5.95%                 $4,878        $36      2.99%
  Investment Securities:
    Taxable                                       8,070         116    5.75%                  11,137       100      3.63%
    Tax-exempt (1)                                  475          11    8.93%                     475        11      8.93%
                                        -------------------------------------         ------------------------------------
              Total Securities                    8,545         127    5.93%                  11,612       111      3.82%

  Loans, net of unearned
    income (2)                                   42,635       1,153   10.97%                  40,561     1,066     10.66%
  Allowance for possible loan
    losses                                         (713)                                        (767)
                                        ----------------                              ---------------
  Net loans                                      41,922               11.15%                  39,794               10.86%
                                        -------------------------------------         ------------------------------------
Total earning assets                             52,238      $1,306   10.14%                  56,284    $1,213      8.74%
                                                       ----------------------                        ---------------------
Other assets                                      6,849                                        7,334
                                        ----------------                              ----------------
                TOTAL ASSETS                    $59,087                                      $63,618
                                        ================                              ================

LIABILITIES

Interest-Bearing Funds:
  Interest-bearing deposits                     $44,779        $505    4.57%                 $43,313      $434      4.06%
  Federal funds purchased,
    repurchase agreements and
    other short-term borrowings                       0           0                            3,331        18      2.19%
  Subordinated debt                                 465          11    9.59%                     550         9      6.64%
                                        -------------------------------------         ------------------------------------
Total Interest-Bearing Funds                     45,244         516    4.63%                  47,194       461      3.96%
                                                       -------------                                 ----------
  Demand deposits                                 6,758                                       10,203
  Accrued expenses and other
    liabilities                                   1,329                                          971
                                        ----------------                              ----------------
           TOTAL LIABILITIES                     53,331                                       58,368
Shareholders' Equity                              5,756                                        5,250
                                        ----------------                              ----------------
TOTAL LIABILITIES AND
AND SHAREHOLDERS EQUITY                         $59,087                                      $63,618
                                        ================                              ================

NET INTEREST INCOME                                            $790                                       $752
                                                       =============                                 ==========
INTEREST SPREAD                                                        5.51%                                        4.78%

NET INTEREST MARGIN                                                    6.12%                                        5.41%

(1) The interest income and the yields on nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 34%.

(2) Nonaccruing loans are included in the daily average loan amounts outstanding.

                   FCB MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION
                FOR YEARS ENDED DECEMBER 31, 1933 AND 1994

Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations


                                         1994      1993      1992      1991      1990
CONDENSED STATEMENTS
 OF INCOME

Total interest income                  $ 5,036   $ 4,935   $ 5,253   $ 5,637   $ 6,179
Total interest expense                  (1,882)   (1,999)   (2,390)   (3,134)   (3,531)
                                       -------   -------   -------   -------   -------

Net Interest Income                      3,154     2,936     2,863     2,503     2,648
Provision for loan losses                  (20)     (460)     (694)     (740)     (360)
                                           ---      ----      ----      ----      ----

Net Interest Income after Provision
   for Loan Losses                       3,134     2,476     2,169     1,763     2,288
Other operating income                     265       422       230       313       301
Other operating expense                 (2,472)   (2,388)   (2,203)   (2,021)   (2,453)
                                       -------   -------   -------   -------   -------

Income before Income Tax Expense           927       510       196        55       136
Income tax expense                        (316)     (196)      (46)       (3)      (22)
                                          ----      ----       ---        --       ---

   Net Income                          $   611   $   314   $   150   $    52   $   114
                                           ===       ===       ===        ==       ===

Total Assets at Year End               $60,834   $71,791   $60,693   $63,707   $62,304


PER SHARE INFORMATION

Earnings per share                     $  3.04   $  1.56   $   .74   $   .26   $   .56
Dividends per share                        .20       .20       .20       .20       .20
Book value per share                     28.46     25.72     24.36     23.82     23.76


FINANCIAL STATEMENT RATIOS

Return on assets                          .99%       .4%       .2%       .1%       .2%
Return on equity                          11.1       6.1       3.1       1.1       2.3
Dividend payout                            6.6      12.8      26.9      76.9      35.7
Equity to assets                           9.4       7.2       8.1       7.5       7.7

Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Net Income

Net income of the Bank increased from $149,566 for 1992 to $314,057 for 1993 and to $611,098 for 1994. Net income per share was $.74 in 1992, $1.56 in 1993 and $3.04 in 1994.

Net Interest Margin

The Bank's net interest margin increased to 4.89% in 1992, decreased slightly to 4.81% in 1993 and increased to 5.34% in 1994 as a result of a combination of factors. The yield on total earning assets decreased from 9.17% in 1992 to 8.20% in 1993 reflecting lower yields on both loans and investments. The yield on total earning assets increased to 8.76% in 1994 as a result of higher yields on federal funds sold and taxable investment securities. The rates on approximately 48% of the Bank's commercial loans are tied to the prime rate. As a result of declining interest rates, the average yield on loans declined from 10.65% in 1992 to 10.31% in 1993 and to 10.12% in 1994. Average loans increased approximately $1,000,000 contributing to the improvement in the yield on total earning assets for 1994. The Bank's cost of funds decreased from 5.37% in 1992 to 4.36% in 1993 and to 4.07% in 1994. The average balance invested in federal funds increased from $4,921,590 to $7,808,082 in 1993. Funds invested in federal funds came from increases in deposits and a reduction in average loans outstanding due to declining demand for loans in 1993. During 1994 the average investment in federal funds decreased $3,664,343 to $4,143,739 and the average investment in securities decreased $1,450,097. Funds from the redemption of investments were used to increase the loan portfolio and payout deposit withdrawals. During 1994, an increase of .56% in the yield on earning assets combined with a decrease of .29% in the cost of interest bearing liabilities resulted in a .53% improvement in the net interest margin. A complete analysis of the net interest margin is included in Tables 1 to 3 and the changes in net interest income due to changes in volume and rates are shown in Tables 4 through 6.

Other Income

Service charges increased 26.8% in 1993 due to substantial increases in overdraft fees paid by several depositors which were discontinued in 1994. In 1993, miscellaneous income included income from the settlement of a loss claim for $135,000 and the recovery of $13,200 of an appeal bond charged off in 1992. In 1994, miscellaneous income increased due to an increase of approximately $20,000 in merchant card processing fees.

Other Expenses

Total other expenses increased 8.4% for 1993 and 3.5% for 1994, as a result of a combination of factors. Salaries increased in 1993 and 1994 as a result of an increase in the number of employees and bonuses accrued for the Bank's chief executive officer of $102,493 in 1993 and $154,062 in 1994. Employee benefit expenses increased in both 1993 and 1994 as a result of expenses related to the deferred compensation plan for key officers. Total deferred compensation plan expenses were $171,837 in 1992, $192,608 in 1993 and $222,385 in 1994. During
1992, the deferred compensation plan was amended to include James B. Brockett and Janet H. Brockett resulting in the additional expense. It is anticipated that deferred compensation plan expense will increase approximately 15% in 1995.

Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Future occupancy expense is expected to increase at rates which are equivalent to inflation. In April 1993, leases on the Bank's computer equipment expired resulting in a significant decrease in computer rent expense. The equipment was purchased for approximately $20,000 which was included in furniture and equipment expense for 1993 because the computer may become obsolete in the near future.

Repossession expense decreased in 1993 and 1994 reflecting the decrease in the number of repossessions. The Bank continued to incur legal fees in 1993 and 1994, related to current litigation and operations. The FDIC insurance assessments increased 12.8% in 1993 reflecting higher assessment rates. In 1992, other expenses included a $25,000 loss of an appeal bond, of which $13,200 was recovered in 1993 and included in other income. The additional decrease in other expenses in 1993 was attributable to decreases in expenses for foreclosed properties and meals and entertainment.

Investment Securities

Investment securities, composed mainly of U.S. Treasury securities, increased $4,901,426 in 1993 and decreased $7,066,561 in 1994 in response to changes in deposits. Management's current strategy is to invest in short-term U. S. Treasury securities to provide adequate liquidity. Approximately 35% of the securities will mature in less than one year and 94% in less than 6 years. At January 1, 1994, the Bank transferred all U. S. Treasury securities maturing within two years to the available for sale category. The purpose of the securities in this category is to supplement federal funds sold as a source of short-term liquidity. The available for sale securities are carried at the current market value with adjustments to stockholders' equity for the unrealized gain or loss. It is not anticipated that this accounting method will have a significant impact on the Banks financial statements because of the quality and short maturities of the securities. The maturity ranges and the weighted average yield of the investments are shown in Note 3 to the financial statements.

Loans

Net loans increased 3.6% in 1994 and .60% in 1993 in response to changing loan demand. Real estate construction loans increased $3,285,000 in 1993 and $1,068,000 in 1994 to a total of $6,406,000 at December 31, 1994, in response to the increase in construction activity. Loan origination fees increased from $68,866 in 1992 to $113,945 in 1993 and $240,380 in 1994, due to the increase in real estate construction lending. The above fees are not included in interest income in the net interest margin analysis. The major classifications of loans are shown in Note 4 to the financial statements.

     Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)

     Loan Maturity Distribution

     The maturities of loans and their sensitivities to changes in interest rates at December 31, 1994 are shown in the following schedule:

                                                        Predetermined    Floating or
                                                          Interest       Adjustable
                                            Total          Rates           Rates

Due in three months or less              $21,405,000    $ 4,819,000      $16,586,000
Due after three months through twelve
  months                                   6,058,000      6,058,000
Due after one year through five years     12,193,000     12,042,000          151,000
Due after five years                       3,109,000      3,109,000
                                         -----------    -----------      -----------

                                          42,765,000    $26,028,000      $16,737,000
                                                        ===========      ===========

Non-accrual loans                             47,000
                                         -----------

 Total Loans                             $42,812,000
                                         ===========

Non-Accrual and Past Due Loans

     The following table shows loans placed in a non-accrual status and loans contractually past due 90 days or more as to principal or interest payments:

                                         - - - - - - - - - - December 31, - - - - - - - - - -
                                               1994              1993              1992

       Non-Accrual Loans                    $   47,588       $   628,426      $    440,056
       Loans Past Due 90 Days or More          152,905           338,148           514,000

     Loans are placed on a non-accrual basis as soon as it is determined that the collection of interest is in doubt whether or not the loan is overdue. Loans that are more than 90 days overdue are placed on non-accrual status unless it is believed collection is imminent or the unpaid principal and interest is fully secured by adequate collateral.

     Potential Problem Loans

     At December 31, 1994, management had not identified any potential problem loans which were not classified as non-accrual or past due.

     Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)

     Loan Losses and Allowance for Loan Losses

     The Bank's provision for loan losses decreased from $694,231 in 1992 to $460,000 in 1993 and to $20,000 in 1994 in response to a decrease in loan charge offs and an improving local economy. Net loan losses as a percentage of average loans were .27% for 1994 compared with .71% for 1993 and 1.88% for 1992. The allowance for loan losses as a percentage of loans was 1.54% at the end of 1994 compared with 1.83% at the end of 1993 and 1.42% at the end of 1992. Management has determined that the allowance is adequate to absorb losses in the loan portfolio, however, additions may become necessary because of changing economic conditions.

     A summary of loan losses and recoveries follows:

                                                            1994            1993            1992

       Balance, Beginning of Period                       $755,168        $582,856        $692,116
                                                          --------        --------        --------

       Provision Charged to Expense                         20,000         460,000         694,231
                                                          --------        --------        --------

       Loan Losses
         Commercial                                        153,949         256,363         751,283
         Installment loans to individuals                    2,680          54,861          59,157
                                                          --------        --------        --------

         Total Loan Losses                                 156,629         311,224         810,440
                                                          --------        --------        --------

       Recoveries
         Commercial                                         42,834          23,536           6,949
                                                          --------        --------        --------

         Total Recoveries                                   42,834          23,536           6,949
                                                          --------        --------        --------

       Net Loan Losses                                     113,795         287,688         803,491
                                                          --------        --------        --------

       Balance, End of Period                             $661,373        $755,168        $582,856
                                                          ========        ========        ========

       Ratio of Net Loan Losses During the Period
         to Average Loans Outstanding During the Period     .27%            .71%            1.88%

Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Loan Losses and Allowance for Loan Losses (Continued)

The balance of the allowance for loan losses was allocated as follows:


                                    December 31, 1994      December 31, 1993         December 31, 1992
                                  Balance at   Percent   Balance at   Percent     Balance at     Percent
                                    End of     of Loan     End of    of Loans       End of      of Loans
                                  Period in    in Each   Period in    in Each      Period in     in Each
                                  Each Loan     Loan     Each Loan     Loan        Each Loan      Loan
                                   Category   Category    Category   Category      Category     Category

  Commercial                        $537,560       67%     $559,100        67%      $399,330        53%
  Consumer                            54,815        7%      118,000         9%       125,806         9%
  Real Estate                            -0-       26%            0        24%             0        38%
  Unallocated                         68,998      N/A        78,068       N/A         57,720       N/A
                                    --------     ----      --------       ---       --------      ----

   Total                            $661,373      100%     $755,168       100%      $582,856       100%
                                    ========     ====      ========       ===       ========      ====

  Allowance for Loan Losses as
   a Percentage of Loans                         1.54%                   1.83%                    1.42%

In determining the balance in the allowance for loan losses management considers: the composition of the loan portfolio, past loan loss experience, local economic conditions and a review of individual loans.

Investments in Life Insurance Contracts

The amounts invested in key man and split dollar life insurance contracts increased from $131,263 during 1993 to $485,899 during 1994. The increase was the result of prepaying (at a discount) all the premiums due on a policy used to fund a split dollar agreement. The total investment in life insurance contracts was $1,394,287 at December 31, 1994, compared with $851,848 at December 31, 1993. Income recognized on the life insurance contracts was $56,540 in 1994 and $55,479 in 1993.

Management's Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Deposits

Average deposits increased 7.7% in 1993 and decreased 8.8% in 1994 resulting in total deposits of $53,224,901 at December 31, 1994. For 1994, average non-interest bearing deposits decreased $6,050,989 resulting in a total of $7,239,337 at December 31, 1994. The decrease was the result of an abrupt decrease in the level of real estate escrow deposits that were short term in nature and abnormally high in 1993 due to the unusual interest rate environment. As interest rates fell between 1992 and 1994, depositors switched deposits from certificates of deposit to interest bearing demand deposits. Average certificates of deposit decreased from $18,105,000 in 1993 to $16,177,311 in 1994, and average interest bearing demand deposits increased from $16,797,000 in 1993 to $20,141,307 in 1994. Average IRA accounts increased 4.5% in 1993, however, they decreased 6.7% in 1994 as depositors sought higher yields. Year end balances for certificates of deposit of $100,000 and over decreased from $5,527,130 at December 31, 1992 to $4,011,094 at December 31, 1994.

The following schedule shows the maturity distribution of certificates of deposit in excess of $100,000 at December 31, 1994.

                                      (Thousands)

  Three months or less                $    1,386
  Over three through twelve months         2,061
  Over one year through five years           564
                                          ------

    Total                             $    4,011
                                          ======

Capital Adequacy

The Federal Reserve Board has established minimum capital ratios which are calculated as a percentage of risk-weighted assets. At the end of 1994 the Bank's Tier I capital (stockholders' equity) ratio was 9.1% compared with the required ratio of 4.00%. The Bank's Tier II capital (stockholders' equity plus subordinated capital notes and the allowance for loan losses) was 10.54% compared with the required ratio of 8.00%.

Liquidity

The Bank has implemented a liquidity management policy with the objective of maintaining sufficient liquid assets to cover all foreseeable demands for cash and still have excess liquid assets equal to at least 3% of total assets. Excess liquid assets (liquidity position) is equal to net liquid assets less volatile liabilities. At December 31, 1994, the liquidity position divided by total assets was 12.2% compared with 17.0% at December 31, 1993. As part of its liquidity management policy, management has several options available to increase liquidity. The Bank is normally a net seller of federal funds which can be reduced. The Bank keeps a significant portion of its investment portfolio in unpledged assets that are less than 18 months to maturity which can be sold without significant loss. The Bank maintains federal funds line of credit of $1,300,000. The Bank holds commercial loans that can be sold. The Bank may obtain short-term loans from the Federal Reserve Bank if it should become illiquid in spite of its liquidity management efforts.

                                    TABLE 1
                               AVERAGE BALANCES
                               YIELDS AND RATES
                               INCOME AND EXPENSE

                                                     1994           1994
                                                   Average        Income/       Yield/
                                                   Balance        Expense       Rate

Federal Funds Sold                             $ 4,143,739     $  164,034        3.96%
                                               -----------     ----------

Taxable Investment Securities                    8,856,928        413,708        4.67
Tax-Exempt Investment Securities                   475,000         42,086        8.86   (1)
                                               -----------     ----------

  Total Securities                               9,331,928        455,794        4.88
                                               -----------     ----------

Total Loans - Net of Unearned Income (2)        41,406,504      4,189,809       10.12
                                               -----------     ----------

Total Earning Assets - Net of Unearned Income   54,882,171      4,809,637        8.76
                                                               ----------

Less Allowance for Loan Losses                    (747,136)

Total Non-Earning Assets                         7,380,904
                                               -----------

  Total Assets                                 $61,515,939
                                               ===========

Interest Bearing Deposits:
  Demand deposits                              $20,141,307        559,562        2.78
  Savings                                        1,635,318         47,792        2.92
  Certificates of deposit                       16,177,311        765,567        4.73
  Individual retirement accounts                 6,657,348        443,986        6.67
                                               -----------     ----------

  Total Interest Bearing Deposits               44,611,284      1,816,907        4.07
                                               -----------     ----------

Borrowed Funds:
  Subordinated capital note                        529,415         40,758        7.70
  Short-term borrowings                          1,048,928         23,907        2.28
                                               -----------     ----------

  Total Borrowed Funds                           1,578,343         64,665        4.10
                                               -----------     ----------

  Total Interest Bearing Liabilities            46,189,627      1,881,572        4.07
                                                               ----------

Non-Interest Bearing Deposits                    8,773,473
Other Liabilities                                1,039,639
                                               -----------

  Total Liabilities                             56,002,739
Stockholders' Equity                             5,513,200
                                               -----------

  Total Liabilities and Capital                $61,515,939
                                               ===========

  Net Interest Income                                          $2,928,065
                                                               ==========

  Differential Between Yield and Rate Paid                                       4.69%
  Net Yield on Interest Earning Assets                                           5.34%

(1)  Taxable equivalent basis using a Federal income tax rate of 34%
(2)  Balance includes nonaccrual loans

                                    TABLE 2
                               AVERAGE BALANCES
                               YIELDS AND RATES
                              INCOME AND EXPENSE

                                                   1993            1993
                                                 Average         Income/       Yield/
                                                 Balance         Expense        Rate

Federal Funds Sold                             $ 7,808,082     $  236,106       3.02%
                                               -----------     ----------

Taxable Investment Securities                   10,307,025        392,794       3.81
Tax-Exempt Investment Securities                   475,000         42,086       8.86 (1)
                                               -----------     ----------

  Total Securities                              10,782,025        434,880       4.03
                                               -----------     ----------

Total Loans - Net of Unearned Income (2)        40,404,231      4,163,988      10.31
                                               -----------     ----------

Total Earning Assets - Net of Unearned Income   58,994,338      4,834,974       8.20
                                                               ----------

Less Allowance for Loan Losses                    (742,267)

Total Non-Earning Assets                         8,017,676
                                               -----------

  Total Assets                                 $66,269,747
                                               ===========

Interest Bearing Deposits:
  Demand deposits                              $16,797,343        480,344       2.86
  Savings                                        1,668,872         53,487       3.20
  Certificates of deposit                       18,105,196        880,541       4.86
  Individual retirement accounts                 7,136,236        511,388       7.17
                                               -----------     ----------

  Total Interest Bearing Deposits               43,707,647      1,925,760       4.41
                                               -----------     ----------

Borrowed Funds:
  Subordinated capital note                        581,582         38,303       6.59
  Short-term borrowings                          1,529,978         34,706       2.27
                                               -----------     ----------

 Total Borrowed Funds                            2,111,560         73,009       3.46
                                               -----------     ----------

 Total Interest Bearing Liabilities             45,819,207      1,998,769       4.36
                                                               ----------

Non-Interest Bearing Deposits                   14,824,462
Other Liabilities                                  483,531
                                               -----------

  Total Liabilities                             61,127,200
Stockholders' Equity                             5,142,547
                                               -----------

  Total Liabilities and Capital                $66,269,747
                                               ===========

  Net Interest Income                                          $2,836,205
                                                               ==========

  Differential Between Yield and Rate Paid                                      3.84%
  Net Yield on Interest Earning Assets                                          4.81%

(1)  Taxable equivalent basis using a Federal income tax rate of 34%
(2)  Balance includes nonaccrual loans

                                    TABLE 3
                                AVERAGE BALANCES
                                YIELDS AND RATES
                               INCOME AND EXPENSE

                                                    1992          1992
                                                   Average       Income/    Yield/
                                                   Balance       Expense     Rate

Federal Funds Sold                               $ 2,886,492   $  102,232     3.54%
                                                  ----------    ---------

Taxable Investment Securities                      9,965,069      447,616     4.49
Tax-Exempt Investment Securities                     506,297       44,259     8.74 (1)
                                                  ----------    ---------

  Total Securities                                10,471,366      491,875     4.70
                                                  ----------    ---------

Total Loans - Net of Unearned Income (2)          42,514,627    4,526,941    10.65
                                                  ----------    ---------

Total Earning Assets - Net of Unearned Income     55,872,485    5,121,048     9.17
                                                                ---------

Less Allowance for Loan Losses                      (772,623)

Total Non-Earning Assets                           6,701,473
                                                  ----------

  Total Assets                                   $61,801,335
                                                  ==========

Interest Bearing Deposits:
  Demand deposits                                $13,743,691      523,533     3.81
  Savings                                          1,665,540       66,740     4.01
  Certificates of deposit                         20,115,421    1,170,518     5.82
  Individual retirement accounts                   6,831,658      539,863     7.90
                                                  ----------    ---------

  Total Interest Bearing Deposits                 42,356,310    2,300,654     5.43
                                                  ----------    ---------

Borrowed Funds:
  Subordinated capital note                          631,974       43,386     6.87
  Short-term borrowings                            1,528,454       46,348     3.03
                                                  ----------    ---------

  Total Borrowed Funds                             2,160,428       89,734     4.15
                                                  ----------    ---------

  Total Interest Bearing Liabilities              44,516,738    2,390,388     5.37
                                                                ---------

Non-Interest Bearing Deposits                     12,003,302
Other Liabilities                                    400,884
                                                  ----------

  Total Liabilities                               56,920,924
Stockholders' Equity                               4,880,411
                                                  ----------

  Total Liabilities and Capital                  $61,801,335
                                                  ==========

  Net Interest Income                                          $2,730,660
                                                                =========
  Differential Between Yield and Rate Paid                                    3.80%
  Net Yield on Interest Earning Assets                                        4.89%

(1)  Taxable equivalent basis using a Federal income tax rate of 34%
(2)  Balance includes nonaccrual loans

                                    TABLE 4
                              RATE VOLUME ANALYSIS

                                          1994
                                       Change in       1994       1994
                                        Income/        Rate      Volume
                                        Expense       Effect     Effect

Earning Assets:
  Federal Funds                        $ (72,072)  $  38,591   $(110,663)

  Taxable Securities                      20,914      76,163     (55,249)
  Tax-Exempt                                   0           0           0
                                       ---------   ---------   ---------

  Total Securities                        20,914      76,163     (55,249)

  Total Loans                             25,821     (77,513)    103,334
                                       ---------   ---------   ---------

  Total Earning Assets                   (25,337)    311,861    (337,198)
                                       ---------   ---------   ---------


Interest Bearing Liabilities:
  Demand deposits                         79,218     (16,419)     95,637
  Savings                                 (5,695)     (4,621)     (1,074)
  Certificates of deposit               (114,974)    (21,279)    (93,695)
  Individual retirement accounts         (67,402)    (33,066)    (34,336)
                                       ---------   ---------   ---------

  Total Interest Bearing Deposits       (108,853)   (148,703)     39,850

Subordinated capital note                  2,455       5,893      (3,438)
Other Borrowing                          (10,799)        121     (10,920)
                                       ---------   ---------   ---------

  Total Interest Bearing Liabilities    (117,197)   (133,347)     16,150
                                       ---------   ---------   ---------

  Net Interest Income                  $  91,860   $ 445,208   $(353,348)
                                       =========   =========   =========


Note: The changes attributable to a rate/volume variance have been allocated to the rate effect.

                                    TABLE 5
                              RATE VOLUME ANALYSIS


                                         1993
                                       Change in      1993        1993
                                        Income/       Rate       Volume
                                        Expense      Effect      Effect

Earning Assets:
  Federal Funds                        $ 133,874   $ (40,350)  $ 174,264

  Taxable Securities                     (54,822)    (70,176)     15,354
  Tax-Exempt                              (2,173)        562      (2,735)
                                        --------    --------    --------

  Total Securities                       (56,995)    (71,596)     14,601

  Total Loans                           (362,953)   (138,196)   (224,757)
                                        --------    --------    --------

  Total Earning Assets                  (286,074)   (572,348)    286,274
                                        --------    --------    --------


Interest Bearing Liabilities:
  Demand deposits                        (43,189)   (159,533)    116,344
  Savings                                (13,253)    (13,387)        134
  Certificates of deposit               (289,977)   (172,982)   (116,995)
  Individual retirement accounts         (28,475)    (52,537)     24,062
                                        --------    --------    --------

  Total Interest Bearing Deposits       (374,894)   (448,272)     73,378

Subordinated capital note                 (5,083)     (1,621)     (3,462)
Other Borrowing                          (11,642)    (11,688)         46
                                        --------    --------    --------

  Total Interest Bearing Liabilities    (391,619)   (461,562)     69,943
                                        --------    --------    --------

  Net Interest Income                  $ 105,545   $(110,786)  $ 216,331
                                        ========    ========    ========


Note: The changes attributable to a rate/volume variance have been allocated to the rate effect.

                                    TABLE 6
                              RATE VOLUME ANALYSIS


                                         1992
                                       Change in      1992        1992
                                        Income/       Rate       Volume
                                        Expense      Effect      Effect

Earning Assets:
  Federal Funds                        $  17,379   $ (68,975)  $  86,354

  Taxable Securities                    (214,835)   (224,845)     10,010
  Tax-Exempt                              (6,129)     (1,248)     (4,881)
                                        --------    --------    --------

  Total Securities                      (220,964)   (227,422)      6,458

  Total Loans                           (204,685)    (82,248)   (122,437)
                                        --------    --------    --------

  Total Earning Assets                  (408,270)   (450,218)     41,948
                                        --------    --------    --------


Interest Bearing Liabilities:
  Demand deposits                       (181,527)   (233,905)     52,378
  Savings                                  5,923     (19,838)     25,761
  Certificates of deposit               (501,399)   (385,955)   (115,444)
  Individual retirement accounts          43,635     (33,541)     77,176
                                        --------    --------    --------

  Total Interest Bearing Deposits       (633,368)   (695,183)     61,815

Subordinated capital note                (18,181)    (14,072)     (4,109)
Other Borrowing                          (92,482)    (25,883)    (66,599)
                                        --------    --------    --------

  Total Interest Bearing Liabilities    (744,031)   (745,192)      1,161
                                        --------    --------    --------

  Net Interest Income                  $ 335,761   $ 294,974   $  40,787
                                        ========    ========    ========


Note: The changes attributable to a rate/volume variance have been allocated to the rate effect.

                       FCB AUDITED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1993 AND 1994 AND
             FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of First Commercial Bank


We have audited the accompanying balance sheets of First Commercial Bank as of December 31, 1994 and 1993, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Commercial Bank as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


                                         /s/ S. B. Hoover & Company, L.L.P.
                                             -----------------------------------
                                              S. B. Hoover & Company, L.L.P.


January 26, 1995
(Except for Note 17 for which the
  date is March 6, 1995)

                             FIRST COMMERCIAL BANK
                                 BALANCE SHEETS

                                                                   December 31,
ASSETS                                                         1994           1993

Cash and due from banks (notes 2 & 15)                      $ 3,534,193   $ 2,181,459
Federal funds sold (note 15)                                  2,300,000    10,000,000
                                                            -----------   -----------

 Cash and Cash Equivalents                                    5,834,193    12,181,459

Securities available for sale (at market value) (note 3)      3,911,875
Securities held to maturity (market value of
$4,335,114 in 1994 and $15,528,269 in 1993) (note 3)          4,536,357    15,514,793
                                                            -----------   -----------

 Total Securities                                             8,448,232    15,514,793

Loans, net of unearned income (notes 4, 14, 15 & 16)         42,812,089    41,324,015
 Less allowance for loan losses (note 5)                       (661,373)     (755,168)
                                                            -----------   -----------

 Net Loans                                                   42,150,716    40,568,847

Bank premises and equipment, net  (note 6)                      932,851     1,049,436
Interest receivable                                             511,242       522,500
Life insurance contracts                                      1,394,287       851,848
Other real estate owned                                         872,933       525,278
Other assets                                                    689,275       576,713
                                                            -----------   -----------

 Total Assets                                               $60,833,729   $71,790,874
                                                            ===========   ===========

LIABILITIES

Deposits:
 Demand - Noninterest bearing                               $ 7,239,337   $12,207,426
        - Interest bearing                                   20,153,894    23,178,705
 Savings                                                      1,595,427     1,818,421
 Certificates of deposit $100,000 and over                    4,011,094     4,573,125
 Other time deposits                                         20,225,149    19,983,641
                                                            -----------   -----------

 Total Deposits                                              53,224,901    61,761,318

Securities sold under repurchase agreements (note 7)                        3,295,000
Accrued interest and other liabilities                        1,392,768       998,772
Subordinated capital note (note 8)                              492,297       562,576
                                                            -----------   -----------

 Total Liabilities                                           55,109,966    66,617,666
                                                            -----------   -----------

STOCKHOLDERS' EQUITY (notes 8 & 13)

Common stock, $5 par value, authorized 400,000
 shares, issued and outstanding 201,100 shares                1,005,500     1,005,500
Capital surplus                                               1,005,500     1,005,500
Retained earnings                                             3,733,086     3,162,208
Net unrealized loss on securities available for sale            (20,323)
                                                            -----------   -----------

 Total Stockholders' Equity                                   5,723,763     5,173,208
                                                            -----------   -----------

 Total Liabilities and Stockholders' Equity                 $60,833,729   $71,790,874
                                                            ===========   ===========

         The accompanying notes are an integral part of this statement.

                             FIRST COMMERCIAL BANK
                              STATEMENTS OF INCOME

                                                   Years Ended December 31,
                                                 1994        1993         1992
INTEREST INCOME:
 Interest and fees on loans                 $ 4,430,188  $ 4,277,936  $ 4,674,096
 Interest on investment securities
    Taxable                                     413,708      392,794      447,616
    Nontaxable                                   27,778       27,778       29,211
 Interest on federal funds sold                 164,034      236,106      102,232
                                             ----------   ----------   ----------

 Total Interest Income                        5,035,708    4,934,614    5,253,155
                                             ----------   ----------   ----------

INTEREST EXPENSE:
 Certificates of deposits over $100,000         159,865      213,608      431,111
 Other deposits                               1,657,042    1,712,151    1,869,543
 Short-term borrowings                           23,907       34,707       46,348
 Subordinated capital note                       40,758       38,303       43,386
                                             ----------   ----------   ----------

 Total Interest Expense                       1,881,572    1,998,769    2,390,388
                                             ----------   ----------   ----------

NET INTEREST INCOME                           3,154,136    2,935,845    2,862,767

PROVISION FOR LOAN LOSSES (note 5)               20,000      460,000      694,231
                                             ----------   ----------   ----------

NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                              3,134,136    2,475,845    2,168,536
                                             ----------   ----------   ----------

OTHER INCOME:
 Service fees                                   183,295      230,078      181,386
 Miscellaneous                                  124,594      225,153       57,477
 Loss on sale of securities                     (48,613)
 Net gain (loss) on foreclosed real estate        5,582      (32,758)      (8,806)
                                             ----------   ----------   ----------

 Total Other Income                             264,858      422,473      230,057
                                             ----------   ----------   ----------

OTHER EXPENSES:
 Salaries                                     1,020,564      928,440      760,881
 Employee benefits (notes 11 & 12)              390,430      351,433      273,288
 Occupancy expenses, net (note 10)              198,640      192,468      188,314
 Furniture and equipment expense                176,532      197,188      172,541
 Computer rent expense (note 10)                              24,678       75,553
 Repossession expense                            13,448       42,913       77,858
 Legal and professional fees                    123,842      127,188      108,221
 Directors' fees                                154,000      150,500      148,000
 FDIC insurance assessment                      150,905      147,281      130,614
 Other expenses                                 243,446      226,241      267,465
                                             ----------   ----------   ----------

 Total Other Expenses                         2,471,807    2,388,330    2,202,735
                                             ----------   ----------   ----------

 Income before Income Tax Expense               927,187      509,988      195,858

INCOME TAX EXPENSE (note 9)                     316,089      195,931       46,292
                                             ----------   ----------   ----------

 NET INCOME                                 $   611,098  $   314,057  $   149,566
                                             ==========   ==========   ==========

Net Income per Share                        $      3.04  $      1.56  $       .74
                                             ==========   ==========   ==========

         The accompanying notes are an integral part of this statement.

                             FIRST COMMERCIAL BANK
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                          Unrealized
                                                                             Gain
                                                                            (Loss)
                                                                         on Securities
                                     Common      Capital      Retained    Available
                                      Stock      Surplus      Earnings    for Sale         Total

BALANCE, DECEMBER 31, 1991        $ 1,005,500 $ 1,005,500 $ 2,779,025   $              $ 4,790,025

 Net income                                                   149,566                      149,566

 Dividends declared, $.20
  per share                                                   (40,220)                     (40,220)
                                   ---------- -----------  ----------  ----------       ----------


BALANCE, DECEMBER 31, 1992          1,005,500   1,005,500   2,888,371                    4,899,371

 Net income                                                   314,057                      314,057

 Dividends declared, $.20
  per share                                                   (40,220)                     (40,220)
                                   ----------- ----------  ----------  ----------       ----------

BALANCE, DECEMBER 31, 1993          1,005,500   1,005,500   3,162,208                    5,173,208

 Net income                                                   611,098                      611,098

 Dividends declared, $.20
  per share                                                   (40,220)                     (40,220)

 Cumulative effect of change in
  accounting principle (net
  of income taxes of $1,400)
  (Note 1)                                                                 2,717             2,717

 Decline in fair value (net of
  income taxes of ($13,856))                                             (23,040)          (23,040)
                                   ---------- -----------  ----------   --------        ----------

BALANCE, DECEMBER 31, 1994        $ 1,005,500 $ 1,005,500 $ 3,733,086  $ (20,323)      $ 5,723,763
                                   ==========  ==========  ==========   ========        ==========



         The accompanying notes are an integral part of this statement.

                 FIRST COMMERCIAL BANK STATEMENTS OF CASH FLOWS

                                                                       Years Ended December 31,
                                                                  1994            1993           1992

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                 $     611,098  $     314,057  $     149,566
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for loan losses                                       20,000        460,000        694,231
    Depreciation                                                   137,502        141,332        134,805
    Net amortization of bond premium                                31,106        153,119        279,790
    Increase in carrying value of life
       insurance policies                                          (56,540)       (55,479)       (10,707)
    Increase in deferred income tax benefit                        (98,179)      (100,065)       (13,115)
    Loss on sale of assets                                          43,031         32,758          8,806
    (Increase) decrease in other assets                            (30,541)       150,683         27,326
    Increase (decrease) in accrued expenses                        242,735        572,080       (199,339)
                                                              ------------   ------------   ------------

 Net Cash Provided by Operating Activities                         900,212      1,668,485      1,071,363
                                                              ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of securities available for sale     13,000,000
  Proceeds from sales of securities available for sale           3,969,375
  Purchase of securities available for sale                     (5,935,624)
  Proceeds from maturities of securities held to maturity                0      6,000,000     14,351,317
  Purchase of securities held to maturity                       (4,079,688)   (11,054,545)   (15,594,870)
  Net decrease (increase) in loans                              (1,918,714)      (371,358)     4,121,692
  Purchase of bank premises and equipment                          (20,917)      (145,619)       (14,557)
  Investment in life insurance policies                           (485,899)      (131,263)       (43,819)
  Proceeds from sale of assets                                     295,500        470,500         14,885
  Investment in other assets                                      (129,595)
                                                              ------------   ------------   ------------

  Net Cash Provided by (Used in) Investing Activities            4,694,438     (5,232,285)     2,834,648
                                                              ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in demand and savings deposits        (8,643,689)     8,002,504      2,710,570
  Net increase (decrease) in time deposits                         107,272       (595,752)    (3,276,425)
  Payments on subordinated capital note                            (70,279)       (50,000)       (49,999)
  Increase (decrease) in short-term borrowings                  (3,295,000)     2,895,000     (2,270,759)
  Cash dividends paid                                              (40,220)       (40,220)       (40,220)
                                                              ------------   ------------   ------------

  Net Cash Provided by (Used in) Financing Activities          (11,941,916)    10,211,532     (2,926,833)
                                                              ------------   ------------   ------------

Net Increase (Decrease) in Cash and Cash Equivalents            (6,347,266)     6,647,732        979,178

Cash and Cash Equivalents, Beginning of Year                    12,181,459      5,533,727      4,554,549
                                                              ------------   ------------   ------------

Cash and Cash Equivalents, End of Year                       $   5,834,193  $  12,181,459  $   5,533,727
                                                              ============   ============   ============

Supplemental Information

Cash Paid For:
 Interest                                                    $   1,890,381  $   2,013,536  $   2,463,479
 Income taxes                                                      523,648         76,756        118,000

Noncash Investing Activities:
  Transfers from loans to other real estate owned                1,417,345        134,394        883,307
  Loans made to facilitate sale of real estate owned             1,100,500        300,000        720,000

         The accompanying notes are an integral part of this statement.

                             FIRST COMMERCIAL BANK
                         NOTES TO FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and conform to general practices within the banking industry. Significant accounting policies are summarized below.

      A. CASH AND CASH EQUIVALENTS

         Cash and equivalents includes cash on hand, federal funds sold and deposits at other financial institutions whose initial maturity is ninety days or less.

      B. INVESTMENT SECURITIES

         Debt securities that management has the ability and intent to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available for sale and are carried at fair value. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in stockholders' equity. Cost of securities sold is recognized using the specific identification method.

      C. LOANS

         Loans are carried on the balance sheet net of the allowance for loan losses. Interest income on loans is generally calculated by using the simple interest method on the daily amount of principal outstanding except where serious doubt exists as to collectibility of the loan, in which case the accrual of income is discontinued.

      D. ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is based upon management's knowledge and review of the loan portfolio. Estimates of loan losses involve the exercise of judgement, the use of assumptions with respect to present economic conditions and knowledge of the environment in which the Bank operates. Among the factors considered in determining the level of the allowance are the changes in composition of the loan portfolio, the amount of delinquent and nonaccrual loans, past loan loss experience and the value of collateral securing the loans.

      E. BANK PREMISES AND EQUIPMENT

         Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to income over the estimated useful lives of the assets on a combination of the straight-line and accelerated methods. The ranges of the useful lives of the premises and equipment are as follows:

                             FIRST COMMERCIAL BANK
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):


          Buildings and Improvements               5 - 40 years
          Furniture and fixtures                   3 - 20 years
          Automobiles                              2 - 4  years

          Maintenance, repairs, and minor improvements are charged to operations as incurred. Gains and losses on routine dispositions are reflected in other income or expense.

       F. INCOME TAXES

          Amounts provided for income tax expense are based on income reported for financial statement purposes rather than amounts currently payable under income tax laws. Deferred taxes, which arise principally from temporary differences between the period in which certain income and expenses are recognized for financial accounting purposes and the period in which they affect taxable income, are included in the amounts provided for income taxes. Prior to 1993, deferred income taxes were provided for using the provisions of APB 11. Effective January 1, 1993, the Company adopted Financial Accounting Standards No. 109, "Accounting for Income Taxes." The effect of this change in the method of accounting for income taxes was not material and is included as additional income tax expense for 1993. (See note 9)

       G. FORECLOSED REAL ESTATE

          Foreclosed real estate is carried at the lower of fair value at the date of foreclosure or the current fair value minus the estimated costs to sell. Adjustments to the carrying value are included in the computation of net income for the period.

       H. DEFERRED COMPENSATION CONTRACTS

          Expenses for deferred compensation contracts and the related liability are calculated using the double discounting method.

       I. CHANGE IN ACCOUNTING PRINCIPLE

          As of January 1, 1994, the Bank adopted Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and classified investments with an amortized cost of $15,039,793 and a market value of $15,043,910 as securities available for sale. The carrying value of the securities available for sale was adjusted to market value and the unrealized gain or loss net of income taxes recorded as an increase or decrease in stockholders' equity as follows:

                             FIRST COMMERCIAL BANK
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


                                                                   Decline in
                                                                   Fair Value
                                                      January 1,     During     December 31,
                                                         1994         1994          1994

          Securities available for sale                 $ 4,117     $(36,896)      $(32,779)
          Deferred income tax benefit (payable)          (1,400)      13,856         12,456
                                                        -------     --------       --------

          Unrealized Gains (Losses) on Securities
           Available for Sale                           $ 2,717     $(23,040)      $(20,323)
                                                        =======     ========       ========

2.     CASH AND CASH EQUIVALENTS:

       The Bank is required to maintain average reserve balances based on a percentage of deposits. During 1994 and 1993, the Bank's average reserve requirements were approximately $390,000. The Bank has met this requirement through its cash on hand and due from banks.


3.     INVESTMENT SECURITIES:

       The amortized cost and fair value of investment securities at December 31, 1994, were:


                                           Gross        Gross
                             Amortized   Unrealized   Unrealized     Fair
                                Cost       Gains        Losses      Value

       Available for Sale
       ------------------

       U. S. Treasury       $ 3,944,654 $       -0-   $  32,779 $ 3,911,875
                             ==========  ==========    ========  ==========


       Held to Maturity
       ----------------

       U. S. Treasury
        and Agencies        $ 4,061,357 $             $ 150,732 $ 3,910,625
       Municipals               475,000       3,500      54,011     424,489
                             ----------  ----------    --------  ----------

        Totals              $ 4,536,357 $     3,500   $ 204,743 $ 4,335,114
                             ==========  ==========    ========  ==========


       The amortized cost and estimated market values of investment securities at December 31, 1993, were:

                             FIRST COMMERCIAL BANK
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3.     INVESTMENT SECURITIES (CONTINUED):

                                                       Gross       Gross
                                       Amortized     Unrealized  Unrealized    Fair
                                         Cost          Gains       Losses      Value

       U. S. Treasury securities     $ 15,039,793    $  9,873     $ 5,756 $ 15,043,910
       State, county and municipal
         bonds                            475,000      11,547       2,188      484,359
                                      -----------     -------      ------  -----------

        Total                        $ 15,514,793    $ 21,420     $ 7,944 $ 15,528,269
                                      ===========     =======      ======  ===========



       The amortized cost and fair value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     Securities Available for Sale  Securities Held to Maturity
                                     -----------------------------  ---------------------------
                                          Amortized         Fair         Amortized        Fair
                                             Cost           Value          Cost          Value

       Due in one year or less          $ 2,965,707     $2,947,500  $               $
       Due after one year through
        five years                          978,947        964,375      4,061,357     3,910,625
       Due five years through
        ten years                                                         225,000       220,989
       Due after ten years                                                250,000       203,500
                                          ---------     ---------       ---------     ---------

       Total                             $3,944,654     $3,911,875     $4,536,357    $4,335,114
                                          =========      =========      =========     =========

       During 1994, the Bank sold available for sale for total proceeds of $3,969,375 resulting in gross realized losses of $48,613.

       Securities with a carrying value of $1,200,000 at December 31, 1994, were pledged to secure public deposits and for other purposes required by law.

                             FIRST COMMERCIAL BANK
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4.     LOANS:

       Major classifications of loans at December 31, 1994 and 1993, are as follows:

                                                  (Rounded to the Nearest Thousand)
                                                        1994               1993

       Commercial loans                            $ 22,249,000      $ 22,282,000
       Real estate - construction                     6,406,000         5,338,000
       Real estate - 1-4 family residential          11,253,000         9,864,000
       Personal loans                                 2,845,000         3,582,000
       Other loans                                       59,000           258,000
                                                    -----------       -----------

                                                     42,812,000        41,324,000
       Allowance for loan losses                       (661,000)         (755,000)
                                                    -----------       -----------

       Loans, Net                                  $ 42,151,000      $ 40,569,000
                                                    ===========       ===========


       The total loans classified as nonaccrual at December 31, 1994, 1993 and 1992, the proforma interest income that would have been earned in 1994, 1993 and 1992 if such loans had not been classified as nonaccrual and the amounts of interest actually included in net income for those years, are as follows:

                                            1994      1993      1992

       Total nonaccrual loans             $47,588  $628,426  $440,056
       Proforma interest                    5,507    72,580    64,066
       Interest included in net income      3,490    43,866    25,682

5.     ALLOWANCE FOR LOAN LOSSES:

       Changes in the allowance for loan losses were as follows:

                                             1994        1993        1992

       Balance, beginning of year        $  755,168  $  582,856  $  692,116
       Provision charged to operations       20,000     460,000     694,231
       Loans charged off                   (156,629)   (311,224)   (810,440)
       Recoveries                            42,834      23,536       6,949
                                          ---------   ---------   ---------

       Balance, end of year              $  661,373  $  755,168  $  582,856
                                          =========   =========   =========

                             FIRST COMMERCIAL BANK
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.     BANK PREMISES AND EQUIPMENT:

       The major classes of bank premises and equipment and the total accumulated depreciation at December 31, 1994 and 1993, are as follows:

                                                      1994        1993

       Buildings                                  $ 1,007,886 $ 1,007,886
       Leasehold improvements                         174,810     253,515
       Furniture and equipment                        816,671     938,082
       Automobiles                                    138,711     138,711
                                                   ----------  ----------

                                                    2,138,078   2,338,194
       Less accumulated depreciation                1,205,227   1,288,758
                                                   ----------  ----------

                                                  $   932,851 $ 1,049,436
                                                   ==========  ==========

       Depreciation expense was $137,502, $141,332 and $134,805 for the years ended December 31, 1994, 1993 and 1992, respectively.



7.     SECURITIES SOLD UNDER REPURCHASE AGREEMENTS:

       Information on securities sold under repurchase agreements is shown in the following schedule:

                                                                      Weighted
                             Maximum         Outstanding   Average    Average   Year End
                           Outstanding at        at        Balance    Interest  Interest
                           Any Month End      Year End    Outstanding   Rate      Rate

            1994            $ 3,320,000   $         0    $ 1,048,928  2.28%        N/A

            1993            $ 3,295,000   $ 3,295,000    $ 1,529,979  2.27%      2.44%

       At December 31, 1994, the Bank had unused lines of credit to purchase federal funds of $1,300,000.

                             FIRST COMMERCIAL BANK
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


8.     SUBORDINATED CAPITAL NOTE:

       In order to provide additional regulatory capital the Bank borrowed funds under a subordinated note from NationsBank for $750,000. The note is payable in quarterly installments including interest at .5% over NationsBank's prime with increasing amounts of principal through July 1, 1998. The agreement contains certain default provisions relating to operations and the maintenance of capital, including the provision that the Bank will be in default if dividends paid exceed thirty percent (30%) of the Bank's net income for the preceding fiscal year.

       Principal payments on the capital note are scheduled as follows:


            1995                                                     $ 131,118
            1996                                                       131,118
            1997                                                       131,118
            1998                                                        98,943

9.     INCOME TAXES:

       The income tax expense is shown in the following schedule:

                                                                              1994        1993        1992
       Current expense                                                      $ 414,268   $ 295,996   $ 59,407
       Deferred tax benefit                                                   (98,179)   (119,012)   (13,115)
       Change in accounting method                                                         18,947
                                                                             --------    --------   --------

       Income Tax Expense                                                   $ 316,089   $ 195,931   $ 46,292
                                                                             ========    ========    =======

       The net deferred tax asset at December 31, 1994 and 1993, is shown in the following schedule:

                                                                                      1994         1993
       Deferred Tax Asset
         Deferred compensation plan                                                $ 222,948    $ 147,337
         Allowance for loan losses                                                    88,942      122,408
         Accrued officer bonus                                                        87,230       34,849
         Valuation allowance OREO                                                     13,736        7,971
         Unrealized loss on securities                                                12,456
         Other                                                                         1,739        1,449
                                                                                    --------     --------

                                                                                     427,051      314,014
                                                                                    --------     --------
       Deferred Tax Liabilities
         Depreciation                                                                 23,234       27,000
         Key man insurance policies                                                   25,907       19,739
                                                                                    --------     --------

                                                                                      49,141       46,739
                                                                                    --------     --------

         Net Deferred Tax Asset                                                    $ 377,910    $ 267,275
                                                                                    ========     ========

                             FIRST COMMERCIAL BANK
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

       The components of net deferred income tax benefit resulting from timing differences in the recognition of revenue and expenses for tax and financial purposes were as follows:


9. INCOME TAXES (CONTINUED)


                                            1994        1993       1992


       Allowance for loan losses          $ 33,466   $ (29,797)  $ 74,276
       Accelerated depreciation             (3,766)     (8,081)       400
       Accrued officer bonus               (52,381)    (34,849)
       Deferred compensation plan          (75,611)    (65,486)   (67,016)
       Gain on foreclosed real estate                   15,802    (27,270)
       Change in accounting method                      18,947
       Other                                   113       3,399      6,495
                                           -------    --------    -------

       Net Deferred Income Tax Benefit    $(98,179)  $(100,065)  $(13,115)
                                           =======    ========    =======

       The difference between income tax expense and the amount computed by applying the statutory federal income tax rates to pretax income was as follows:

                                                 1994       1993       1992

       Statutory federal tax rates applied
         to pretax income                    $ 315,244  $ 173,396  $  59,635
       Change in accounting method                         18,948
       Nontaxable interest                      (9,445)    (9,445)   (11,392)
       Nondeductible expense                     2,896      2,124      2,820
       Officers' life insurance                  7,394      9,623     (5,522)
       Other                                                1,285        751
                                               -------   --------   --------

       Income Tax Expense                    $ 316,089  $ 195,931  $  46,292
                                              ========   ========   ========

10.    OPERATING LEASES:

       The Bank has entered into a lease for the land on which the Bank's office building has been constructed. The current annual rental is $95,402. This ground lease expires December 5, 2004 and is renewable for an additional ten years. Periodically, the annual rent is adjusted to reflect increases in the Consumer Price Index. Additional off-site storage space is leased on a year-to-year basis. The Bank has a ten year lease for a branch office with annual rental of $77,901, which expires June 30, 1996. Effective February 1, 1990, the Bank subleased the branch office under a lease that expires June 30, 1996 and provides for rental income of $81,481 per year.

       The Bank also leases equipment under various operating leases.

                             FIRST COMMERCIAL BANK
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10.    OPERATING LEASES (CONTINUED):

       The net rental expenses of the Bank were as follows:

                                                  1994       1993       1992

       Facilities leases                       $ 173,509  $ 170,951  $ 168,066
       Less sublease income                      (81,481)   (81,481)   (81,481)
                                                --------   --------   --------

                                                  92,028     89,470     86,585
       Equipment leases                            4,650     28,667     80,186
                                                --------   --------   --------

       Net Rental Expenses                     $  96,678  $ 118,137  $ 166,771
                                                ========   ========   ========

       Future minimum rental payments under noncancelable leases as of December 31, 1994, are as follows:

                                             Facilities  Equipment    Total

       1995                                 $  173,303     $3,411  $  176,714
       1996                                    134,353      3,411     137,764
       1997                                     95,402      1,421      96,823
       1998                                     95,402                 95,402
       1999                                     95,402                 95,402
       Thereafter                              469,058                469,058
                                            ----------    -------  ----------

                                             1,062,920      8,243   1,071,163
       Less rental income from subleases       122,222                122,222
                                            ----------    -------  ----------

                                            $  940,698     $8,243  $  948,941
                                            ==========     ======  ==========

11.    DEFERRED COMPENSATION CONTRACTS:

       The Bank has entered into deferred compensation contracts with Bank officers under the Bank's executive salary continuation plan approved in 1986. Beginning in 1991, the Bank began accruing a liability, which at the date of retirement, will equal the present value of payments to be made under the contracts. The expense accrued for 1994, 1993 and 1992 was $222,385, $192,608 and $171,857, respectively.

       In addition to the deferred compensation contract, the Bank has a split dollar life insurance agreement which was amended on December 31, 1993, under which the Bank has agreed to advance ten annual premiums of $81,710 on a whole life insurance policy owned by the chief executive officer. The amount of the advances is recorded as an asset and accrues interest at 5% compounded annually. The premium advance account is secured by a collateral assignment of the policy and will be reimbursed upon his death.

                             FIRST COMMERCIAL BANK
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


12.    EMPLOYMENT CONTRACTS:

       On December 31, 1992, the Bank entered into employment agreements with the executive officers of the Bank. The agreements provide for a continuation of the present salaries and benefits and automatically renew annually unless either party gives timely notice that the agreement will not be renewed. In the event that employment is terminated by the Bank for other than cause, the Bank will pay a lump sum payment equivalent to salary and benefits for a period which ranges from nine to twenty-four months depending on the years of service. Upon voluntary termination by the employee, the Bank will pay a lump sum amount equivalent to salary and benefits for a period which ranges from three to twelve months depending on the years of service. In the event of a change in control and the employee is not assigned substantially the same position or not provided substantially the same facilities within the trade area of the Bank as defined in its Community Reinvestment Act Statement, then in effect, the employee will be entitled to terminate his employment and receive a lump sum payment of 2.99 times the then annual base salary.

13.    STOCKHOLDERS' EQUITY:

       At December 31, 1994 and 1993, there were 400,000 shares of common stock authorized of which 201,100 were issued and outstanding of which the chief executive officer of the Bank beneficially owns 68.6%.

14.    RELATED PARTY TRANSACTIONS:

       Certain officers, directors, employees and their affiliates are loan customers of the Bank. In management's opinion, the loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. An analysis of loans to related parties (net of participation) is shown in the following schedule:

                                                        1994        1993

       Balance, beginning of year                    $ 738,713   $ 553,492
       New loans made                                   45,122     344,300
       Repayments                                     (118,336)   (103,034)
       Loans to former officers                                    (11,775)
       Loans charged off                                           (44,270)
                                                                 ---------

       Balance, end of year                          $ 665,499   $ 738,713
                                                     =========   =========

       In the ordinary course of business, the Bank had accepted deposits from related parties and their affiliates of $2,959,823 at December 31, 1994 and $3,474,435 at December 31, 1993.

                             FIRST COMMERCIAL BANK
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


15.    CONCENTRATION OF CREDIT RISKS:

       The Bank has cash deposited in and federal funds sold to one commercial bank of $5,203,109 and $5,717,140 at December 31, 1994 and 1993,
       respectively.

       The Bank grants commercial, residential real estate and consumer loans to customers located primarily in northern Virginia and the District of Columbia. Collateral held varies, but may include accounts receivable, marketable securities, deposit accounts, inventory, property, plant and equipment, real estate, and income producing commercial properties. A schedule of loans by type is shown in note 4. Included in personal loans are loans which are secured by mobile homes, totaling $1,877,953 and $2,273,064 at December 31, 1994 and 1993. Collateral required by the Bank is determined on an individual basis depending on the nature of the loan and the financial condition of the borrower.


16.    COMMITMENTS AND GUARANTEES:

       The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

       The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for the loans reflected in the balance sheet.

                                                          Contract Amount
                                                          1994        1993
       Financial instruments whose contract amounts
         represent credit risk:
          Commitments to extend credit                 $ 6,588,432  $ 5,088,000
          Standby letters of credit and financial
            guarantees written                             556,733      657,832

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, marketable securities, deposit accounts, inventory, property, plant and equipment, real estate, and income producing commercial properties.

                             FIRST COMMERCIAL BANK
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

16.    COMMITMENTS AND GUARANTEES (CONTINUED):

       Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The guarantees are primarily issued as performance bonds relating to construction. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.


17.    AGREEMENT TO MERGE:

       On March 6, 1995, the Board of Directors of First Commercial Bank ("Bank") entered into an agreement to merge with United Bankshares, Inc. ("United"), 514 Market Street, Parkersburg, WV. Under the agreement United will obtain 100% ownership of the Bank in exchange for 1.12 shares of the common stock of United and $26.25 in cash for each share of Bank common stock. Consummation of the transactions is expected in late 1995.

                                   EXHIBIT A


                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into as of this 6th day of March, 1995, among First Commercial Bank, a Virginia banking corporation ("FCB"); United Bankshares, Inc. ("UBS") and Commercial Interim Bank, a Virginia banking corporation to be formed as a wholly-owned subsidiary of UBS.

     WHEREAS, FCB is a Virginia state banking institution organized and existing under the laws of the Commonwealth of Virginia with its principal office in Arlington, Virginia;

     WHEREAS, Commercial Interim Bank will be organized as a Virginia banking institution with its principal office located in Arlington, Virginia;

     WHEREAS, UBS is a West Virginia corporation with its principal office located in Charleston, West Virginia, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended;

     WHEREAS, the parties hereto desire to accomplish the merger of FCB into Commercial Interim Bank with Commercial Interim Bank surviving and operating under the name "First Commercial Bank" (the "Merger");

     WHEREAS, shareholders of FCB will receive shares of UBS common stock ("UBS stock") and/or cash for each share of FCB common stock ("FCB" stock") they own as consideration for the Merger; provided, however that no fractional shares of UBS stock will be issued and in lieu thereof FCB shareholders will receive cash consideration as provided herein;

     WHEREAS, FCB has authorized capital of $2,000,000, divided into 400,000 shares of common stock of $5.00 par value, of which 201,100 are issued and outstanding, resulting in a capital account of $1,005,500, with surplus of $1,005,500 and undivided profits of $3,705,741 as of December 31, 1994;

     WHEREAS, for federal income tax purposes, the transactions are intended to be treated as a tax free reorganization under Internal Revenue Code
(S)368(a)(2)(D).

     WHEREAS, pursuant to the terms of a separate merger agreement, UBS also intends to merge Bank First, N.A., a wholly-owned national association with and into Commercial Interim Bank, with Commercial Interim Bank to service the merger and the present office of Bank First, N.A. to become a branch office of the Surviving Bank.

     NOW, THEREFORE, for and in consideration of the premises and the representations, warranties, covenants and agreements contained herein, UBS and FCB do represent, warrant, covenant and agree (and Commercial Interim Bank will represent, warrant, covenant and agree) as follows:

                                   ARTICLE I
                                   ---------

                                 PLAN OF MERGER
                                 --------------

     1.1  Parties to Merger and Surviving Bank.  The parties to the Plan of
          ------------------------------------
Merger are FCB and Commercial Interim Bank. FCB shall merge with and into Commercial Interim Bank under the charter of the latter, pursuant to the laws of Virginia and the United States. At the time of the Merger, FCB will cease to exist and Commercial Interim Bank will be the Surviving Bank. The name of the Surviving Bank shall be "First Commercial Bank" and its principal office will be in Arlington, Virginia.

     1.2  Terms of Merger.  The terms and conditions of the Merger are set forth
          ---------
in this Agreement. Upon satisfaction of all of the terms and conditions set forth herein, the Merger shall be effective upon the date so indicated by the Virginia State Corporation Commission, Bureau of Financial Institutions ("Bureau").

     1.3  Effect of Merger.  Upon consummation, the Merger shall have the
          ----------------
following effects:

     (a) The Surviving Bank, will upon the time of the Merger and thereafter, possess all of the rights, privileges, immunities and franchises, of Commercial Interim Bank and FCB.

     (b) All property, real, personal and mixed, and all debts due in whatever amount, and all other choses in action, and all other interests belonging to or due to Commercial Interim Bank and FCB will be taken and deemed to be transferred to and vested in Commercial Interim Bank as the Surviving Bank and all property, real, personal and mixed, and all debts due in whatever amount, and all other choses in action, and all other interests belonging to or due to Commercial Interim Bank and FCB shall remain in the Surviving Bank without further act; and the title to any real estate, or any interest therein, vested in FCB shall not revert or be in any way impaired by reason of the Merger.

     (c) The Surviving Bank will be responsible and liable for all of the liabilities and obligations of Commercial Interim Bank and FCB, respectively, and neither the rights of creditors nor liens upon the property of FCB shall be impaired by the Merger, including, but not limited to, any liability of FCB arising under its bylaws or the applicable laws of Virginia in connection with the indemnification of directors and officers of FCB arising at any time prior to the Merger Effective Date.

     (d) The Surviving Bank will have a capital stock account equal to
$2,000,000, divided into 400,000 shares of   common stock of $5.00 par value,
all of which will be issued, with no surplus and undivided profits of $3,705,741 such capital account to be adjusted to account for the Bank First, N.A. merger and earnings between December 31, 1994 and the Merger Effective Date.

     1.4  Consideration.  As consideration for the Merger, shareholders of FCB,
          -------------
other than James B. and Janet H. Brockett (the "Control Shareholders"), who do not dissent to this transaction will be entitled to receive either stock and cash or all cash as set forth below:

     (a)   Shares of UBS stock plus cash for each share of FCB stock they own:
Except as provided in paragraph (b) below as to the Control Shareholders, FCB shareholders who do not dissent will receive 1.12 shares of UBS stock plus $26.25 in cash for each share of FCB stock they own. Provided that, if UBS stock has an average closing price of less than $23.50 per share for the 20 trading days immediately prior to the Merger Effective Date (the "Average Price"), or if the exercise of dissenters' rights by FCB shareholders has the effect, in the aggregate, of reducing the percentage of the total Merger Consideration (defined below) paid in UBS stock to 50% or less, then the exchange ratio shall be adjusted upward, to a maximum of 1.348 shares of UBS stock for each share of FCB stock, such that the proportion of UBS stock to the total Merger Consideration shall be greater than 50% of the total Merger Consideration, as defined below. (The exchange ratio, as adjusted, if necessary, is referred to as the "Applicable Exchange Ratio").

     (b)  Cash consideration equal to $52.57.

     For each share of FCB stock as to which an FCB shareholder elects to receive all cash, the Control Shareholders agree to accept the additional UBS stock (and, correspondingly less than $26.25 per FCB share in cash) so as to meet the requirement that greater than 50% of the total Merger Consideration be paid in UBS stock. The amount of cash to be received by the Control Shareholders shall equal $26.25 times 201,100 (the number of FCB shares), minus all cash to be paid to all other shareholders (whether such shareholders elect to receive all cash (including dissenters) or cash and UBS stock).

     The proportion of UBS stock to total consideration shall be calculated as set forth below:

               a = the closing price of UBS stock on the Merger Effective Date times 201,100 times the Applicable Exchange Ratio

               b = all cash paid to FCB shareholders, including to FCB shareholders who dissent from the Merger


Proportion of UBS stock       =         a
                                      -----
to total Merger Consideration         a + b


          Notwithstanding the foregoing, UBS may terminate this Agreement if (i) application of the ratio adjustment set forth above would result in the issuance of greater than 271,000 shares of UBS stock or (ii) if the Average Price is $27 or greater. FCB may terminate this Agreement if the Average Price is $20 or less. If any of the termination rights in the foregoing sentences arise, the parties will attempt to renegotiate the ratio and/or cash consideration to result in an aggregate consideration of not less than $52.57 per share of FCB stock. The total consideration of UBS stock and cash (including cash paid to FCB shareholders electing stock and cash, all cash or exercising dissenters' rights) is referred to herein as the "Merger Consideration."

          No fractional shares of UBS stock will be issued and in lieu thereof, FCB shareholders will be entitled to receive cash based upon the Average Price per share for UBS stock, without interest. If, on or after the date hereof, and prior to the Merger, the outstanding shares of UBS stock are changed into a different number or class by virtue of any reclassification, split, stock dividend, exchange of shares or similar event, then the exchange ratio provided herein will be adjusted proportionately. The issuance of UBS stock for other corporate purposes, as contemplated in Section 2.1(l), will not result in an adjustment to the exchange ratio. From and after the date of the Merger, the holders of certificates representing FCB shares shall cease to have any rights with respect to such shares (except dissenters' rights) and such shares will thereafter be deemed cancelled and void. The sole rights of such shareholders (excluding dissenters' rights) will be to receive the Merger Consideration.

          Any FCB shareholder who fails to make an election will receive stock and cash. The FCB shareholders (other than Control Shareholders) shall make a binding election at or prior to the special meeting of FCB shareholders held to consider the Merger.

          1.5  Exchange of Shares.  Except for any shares of FCB as to which
               ------------------
dissenters' rights are exercised pursuant to VA Stock Corporations Act, Virginia Code Anno. (S)(S) 13.1-729-13.1-741 (1993) ("VA Appraisal Statute") and except for any shares of FCB as to which a shareholder elects to receive all cash, each holder of certificates representing shares of the stock of FCB will, upon the surrender to UBS, or its agent, of such certificates in proper form, be entitled to receive a certificate or certificates representing the number of whole shares of the common stock of UBS into which the surrendered certificates shall have been converted by reason of the Merger. Until surrendered for exchange, each outstanding certificate of FCB submitted for exchange for UBS stock shall be deemed for all corporate purposes to evidence the ownership of the full shares of stock of UBS into which such shares have been converted by reason of the Merger. Shareholders electing to receive all cash, shall, upon surrender of their FCB certificates, be entitled to the cash consideration provided for herein. Until an FCB shareholder's outstanding certificates have been surrendered, UBS may, at its sole discretion, withhold, with respect to such FCB shareholder, as applicable (i) the certificates representing the shares of its stock into which such FCB shares are converted by reason of the Merger; (ii) the distribution of any and all dividends and payment for fractional shares with respect to the stock of UBS to which the FCB shareholder is entitled; (iii) the cash consideration for the shares of such FCB shareholder. Upon the delivery to UBS of the outstanding FCB certificates by an FCB shareholder, there will be delivered to the record holder thereof (i) the certificate representing the shares of the stock of UBS to which the exchanging FCB holder is entitled any dividends thereon along with the cash portion of the consideration, any payment for fractional shares, all without interest; or (ii) the cash consideration, without interest.

          1.6   Articles of Incorporation and Bylaws of Surviving Bank.  Upon
                ------------------------------------------------------
the Merger being consummated, the Articles of Incorporation of Commercial Interim Bank will be the Articles of Incorporation of the Surviving Bank and the Bylaws of Commercial Interim Bank shall be the Bylaws of the Surviving Bank until altered, amended or repealed in accordance with their provisions and applicable law. The Surviving Bank will be a state chartered banking corporation and a member of the Federal Reserve System.

          1.7  Additional Requirements.  If at any time, the Surviving Bank
               -----------------------
shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or conform in the Surviving Bank the title to any property or rights of FCB or are otherwise necessary to carry out the provisions of the Plan of Merger and this Agreement, the proper officers and directors of FCB as of the Merger Effective Date, and thereafter, the officers of the Surviving Bank, will execute and deliver any and all property assignments, conveyances, assurances, and other instruments to vest, perfect or confirm title to any such property or rights in the Surviving Bank and otherwise carry out the provisions of this Agreement.


                                   ARTICLE II
                                   ----------
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          2.1  Representations and Warranties of UBS and Commercial Interim
               ------------------------------------------------------------
Bank. Unless disclosed in Exhibit A hereto or previously disclosed in writing to FCB, as of the date of this Agreement, and as of the date of the consummation of the transactions contemplated herein, UBS represents and warrants, as of the date hereof, and Commercial Interim Bank will represent and warrant as of the date it executes the Adoption Agreement contained in Exhibit B hereto, and as of the date of consummation of the transactions contemplated herein, the following to FCB:

          (a) Organization.  UBS is a West Virginia corporation duly organized,
              ------------
validly existing and in good standing under the laws of the State of West Virginia. UBS has the requisite corporate power and authority to own and lease its properties and to conduct its business as currently conducted and as currently contemplated to be conducted. UBS shall cause Commercial Interim Bank to be to be formed, and as of the date of its execution of the Adoption Agreement, it will be a duly organized, validly existing Virginia banking corporation in good standing under the laws of the Commonwealth of Virginia.

          (b) Authority.  UBS has and Commercial Interim Bank will have, the
              ---------
power to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the Board of Directors of UBS and will be so authorized by the Board of Directors of Commercial Interim Bank. UBS, as sole shareholder of Commercial Interim Bank, will vote all shares of Commercial Interim Bank in favor of the Merger and the transactions contemplated herein. No approval is required from UBS shareholders. Upon its execution and delivery, this Agreement constitutes the valid and legally binding obligation of UBS and will constitute the valid and legally binding obligation of Commercial Interim Bank upon execution of the Adoption Agreement. The execution and delivery of this Agreement does not and will not, and the consummation contemplated herein will not, violate (i) any provisions of the Articles of Incorporation or Bylaws of UBS or Commercial Interim Bank, (ii) any laws of the State of West Virginia, the Commonwealth of Virginia or the United States of America or (iii) any material restriction to which any of them is subject.

          (c) Financial Statements.  UBS has delivered to FCB copies of its
              --------------------
consolidated financial statements for the fiscal year ended December 31, 1994. UBS represents and warrants that the financial statements which have been or will be delivered pursuant to any provision of this Agreement fairly present its financial position of as of the date thereof and the results of its operations and its cash flows for each of the respective periods specified therein in conformity with generally accepted accounting principles applied on a consistent basis.

          (d)  Applications.  UBS and Commercial Interim Bank, with the
               ------------
cooperation of FCB, will cause to be filed all necessary regulatory applications with the appropriate bank regulators to accomplish the transactions contemplated herein. UBS will pay all expenses associated with the filing of such regulatory applications, excluding legal, accounting or other expenses incurred by FCB in connection therewith.

          (e) Authority to Exchange Shares.  The shares of UBS to be issued
              ----------------------------
pursuant to this Agreement are duly authorized. When issued upon the terms and conditions specified in this Agreement, the shares will be validly issued, fully paid and non-assessable. There are no preemptive or similar rights with regard to the shares of UBS to be issued in connection with the transactions contemplated herein. The shares of UBS stock to be issued pursuant to this Agreement to FCB shareholders will be, when issued, registered with the SEC pursuant to an effective registration on Form S-4 and will be freely transferrable by all FCB shareholders except those designated as affiliates per
Section 4.2(c).

          (f) Registered Bank Holding Company.  UBS is a duly registered bank
              -------------------------------
holding company under the Bank Holding Company Act of 1956, as amended.

          (g) Absence of Certain Changes.  Except as may be disclosed in Exhibit
              --------------------------
A hereto and made a part hereof, since December 31, 1994:

          (i) There has been no material change in the operations, financial condition, or results of operation of UBS or any subsidiary of UBS which could have a material adverse effect on the consolidated assets, financial condition, or operations of UBS nor has any event or condition occurred which is known to its officers which may result in such a change;

          (ii) There has not been any damage, destruction, or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the consolidated assets, financial condition or operations of UBS;

          (iii) Neither UBS nor any subsidiary of UBS has disposed of or agreed to dispose of any properties or assets material to UBS, nor has it leased to others, or agreed to so lease, any of such material properties or assets; and

          (iv) UBS has not granted any warrant, option or right to acquire, or agreed to repurchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities whatsoever, except as set forth in Section 2.1(l) hereof.

        (h) Litigation.  Except as disclosed in Exhibit A, neither UBS nor any
            ----------
subsidiary of UBS is a party to or, to the knowledge of its executive officers, threatened with any litigation, action, governmental or other proceeding, investigation, strike or other labor dispute which might affect the validity of this Agreement or which, individually or in the aggregate, might have a materially adverse effect on UBS's consolidated assets, financial condition, operations or material contractual rights; and there is no outstanding order, writ, injunction or decree of any court or governmental agency against or materially affecting UBS or a material portion of any of its consolidated businesses or assets.

          (i) Absence of Undisclosed or Contingent Liabilities.  Except to the
              ------------------------------------------------
extent reflected on the December 31, 1994 consolidated financial statements of UBS and its subsidiaries delivered to FCB, there exists no claim, liability, obligation, or any known asserted claim, secured or unsecured (whether accrued, absolute, contingent or otherwise), that would have a material adverse effect on the consolidated operations, financial condition or results of operations of UBS.

          (j) No Adverse Event.  Since December 31, 1994, there has been no
              ----------------
change or changes, which, individually or in the aggregate, has or have materially and adversely affected the business of UBS.

          (k) SEC Reports.  The Form 10-K Annual Report to the Securities and
              -----------
Exchange Commission by UBS for the year ended December 31, 1993, its quarterly filings made during 1994 on Form 10-Q, and its current reports made on Form 8-K made during 1994, if any, do not contain, as of the date hereof or as of their respective dates, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

          (l) Capitalization.  The authorized capital stock of UBS is 20,000,000
              --------------
shares of common stock, par value of $2.50 per share, of which 11,954,453 are issued and outstanding as of the date hereof and are fully paid and nonassessable, and of which 137,520 shares are held in treasury by UBS.
Pursuant to the terms of UBS's 1988 Incentive Stock Option Plan, options to purchase 68,800 shares of UBS stock are held by its key employees. Pursuant to the terms of UBS's 1991 Incentive Stock Option Plan, options to purchase 315,875 shares of UBS stock are held by its key employees and additional options may be awarded for up to 100,000 shares each calendar year. UBS may issue additional shares pursuant to its dividend reinvestment plan, its employee stock purchase plan, in connection with other acquisitions, and for other corporate purposes.

          (m) Registration.  As soon as practicable after the date hereof, UBS
              ------------
will cause a Registration Statement (or, in the case of State "blue sky" filings, other appropriate form) to be filed with and declared effective by the Securities and Exchange Commission, appropriate agencies regulating securities, and other governmental agencies having jurisdiction, with respect to the UBS stock to be issued pursuant to this Agreement. The Registration Statement (and other appropriate forms) will comply as to form with applicable requirements of law and, except as to the information about FCB furnished by it in writing for use in the Registration Statement (or other appropriate form), or written information about FCB contained therein and reviewed by it, will contain no untrue statement of any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and "blue sky" filings contemplated by this Agreement will be sufficient to ensure that the UBS stock held by non-affiliates of FCB may be freely resold without further registration.

          (n) Title to Properties.  UBS and its subsidiaries have good and
              -------------------
marketable title to all of their property and assets set forth on the consolidated balance sheet of UBS as of December 31, 1994 subject to no liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheet, liens of record, liens which do not materially affect the current use of the property or liens for ad valorem taxes not yet due and payable, and all of their leases are in full force and effect, and neither UBS nor any of its subsidiaries is aware of any default thereunder.

          (o) Taxes.  Except as disclosed in Exhibit A hereto, (i) UBS and its
              -----
subsidiaries have filed all federal income tax returns and all other federal, state, municipal and other tax returns which they are required to file, have paid all taxes shown to be due on such returns and, in the opinion of their respective chief executive and financial officers, have adequately reserved for all current taxes;

          (ii) Neither the Internal Revenue Service ("IRS") nor any other taxing authority is now asserting against UBS or its subsidiaries, or, to their knowledge, threatening to assert against them, or any of them, any deficiency or claim for additional taxes, interest or penalties;

          (iii) There is no pending or threatened examination of the federal income tax returns of UBS or its subsidiaries and, except for tax years still subject to the assessment and collection of additional federal income taxes under the three-year period of limitations described in IRC (S) 6501(a), no tax year of UBS or its subsidiaries remains open to the assessment and collection of additional federal income taxes; and

          (iv) There is no pending or threatened examination of the West Virginia business and occupation tax returns of UBS or its subsidiaries and, except for tax years still subject to the assessment and collection of additional business and occupation taxes under the three-year period of limitations described in W.Va. Code (S) 11-10-15, no tax year of UBS or its subsidiaries remains open to the assessment and collection of additional business and occupation taxes.

          (p) Subsidiaries of UBS.  The subsidiaries of UBS consist of
              -------------------
corporations or national banking associations which are duly organized, validly existing and in good standing under applicable laws. Each has the corporate power, and all necessary Federal, state, and local banking and other authorizations, to own its property and conduct its business as currently conducted and as currently contemplated to be conducted. UBS owns, free and clear of liens and encumbrances of any nature, 100% of the issued and outstanding stock of its subsidiaries.

          (q) ERISA.  Unless disclosed in Exhibit A, (i) each plan subject to
              -----
Title IV or ERISA and established or maintained for persons, including employees or former employees of UBS or any of its subsidiaries ("Plan") has been maintained and funded in accordance with its terms and with all provisions of ERISA applicable thereto; (ii) no event reportable under Section 4043 of ERISA has occurred and is continuing with respect to any Plan; (iii) no liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan, other than for premiums due and payable;
(iv) no Plan has been terminated, no proceedings have been made to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; (v) no Plan is a multi-employer Plan; and (vi) there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under any Plan.

          (r) Absence of Defaults and Violation.  Except as disclosed in Exhibit
              ---------------------------------
A attached hereto and made a part hereof, neither UBS nor its subsidiaries (i) are in default under any term or provision of any mortgage, deed of trust, note, bond, indenture, commitment, contract, agreement, franchise, permit, license, lease or instrument to which they are a party or by which any of them or any of their properties is bound and which is material to the consolidated financial condition, businesses or operations of UBS, (ii) are subject to any decree, order, writ or injunction of any court or authority which materially restricts their operations or requires any material actions, (ii) are in violation of any law, rule or regulation known and applicable to them which could materially affect the consolidated financial, assets businesses or operations of UBS; or
(iv) has received notification from any agency or department of federal, state or local government or regulatory authority or the staff thereof asserting that any of them is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or any threat to revoke any license, franchise, permit or governmental authorization which could materially affect the consolidated financial condition, assets, business, or operations of UBS or any of its subsidiaries.

          (s)  Other Transactions.  Nothing herein shall be construed to limit
               ------------------
at any time the ability of UBS or any of its subsidiaries from entering into other agreements or transactions pursuant to which it or its subsidiaries may merge, consolidate or affiliate with any other entity, or acquire or establish other branches or subsidiaries.

          (t) Environmental Concerns.    Unless otherwise indicated in Exhibit
              ----------------------
A, to the knowledge of their respective chief executive and chief financial officers, neither UBS nor its subsidiary banks own any property where:

                    1. Material amounts of Hazardous Substances have been generated, treated, stored, disposed of, incinerated or recycled at or on the property;

                    2. Aboveground or underground storage tanks are or have been located;

                    3. Spills, discharges, releases, deposits of material amounts of any Hazardous Substances have occurred;

                    4. Hazardous Substances have been released on adjacent properties which could migrate onto the property;

                    5. An investigation or administrative proceeding by a governmental agency or a lawsuit by a governmental agency or private third party occurred involving Applicable Environmental Law and where the property contains conditions which would give rise to such an event; or

                    6. Solid waste as defined in the West Virginia Solid Waste Management Act, West Virginia Code (S) 20-5F-1 et seq. has been disposed of.
                                               -- ---

          To the knowledge of their respective chief executive and chief financial officers, neither UBS nor its subsidiary banks has a loan secured by property which is owned or operated by an entity or person in violation of Applicable Environmental Law or has a condition which could lead to a violation of Applicable Environmental Law.

          For purposes of this Agreement, (1) The term "Applicable Environmental Law" shall include but shall not be limited to the laws and implementing regulations of the United States Government, the State of West Virginia and local governments, whether currently in existence or hereafter enacted, that govern: (i) the existence, cleanup and/or remedy of hazardous substance contamination on property; (ii) the protection of the environment from released, spilled, deposited or otherwise emplaced hazardous substance contamination;
(iii) the control of hazardous substances and hazardous substance waste; and
(iv) the reporting, use, generation, transport, treatment and removal of hazardous substances and (2) The term "Hazardous Substance" shall mean any substance which at any time is toxic, ignitable, reactive or corrosive and that is regulated by any Applicable Environmental Law or which has been or shall be determined at any time by any agency or court to be a toxic, ignitable, reactive or corrosive substance regulated under Applicable Environmental Law or detrimental to the environment or health of living organisms. "Hazardous Substance" includes any and all materials or substances that are defined as "hazardous wastes", "extremely hazardous wastes" or a "hazardous substances" pursuant to any Applicable Environmental Law. "Hazardous Substance" includes, but is not restricted to asbestos, polychlorinated biphenyls ("PCBs"), radon, nuclear materials and petroleum.

          (r) Matters Relevant to Tax Treatment.
              ---------------------------------

          (i) UBS has no plan or intention to liquidate Commercial Interim Bank; to merge Commercial Interim Bank with or into another corporation; to sell or otherwise dispose of the stock of

Commercial Interim Bank; or to cause Commercial Interim Bank to sell or otherwise dispose of any of the assets of FCB acquired in the Merger, including UBS stock acquired by FCB pursuant to the Merger, except for dispositions made in the ordinary course of business or transfers described in I.R.C. Section 368(a)(2)(C).

          (ii) Following the Merger, Commercial Interim Bank will continue the historic business of FCB or use a significant portion of FCB's business assets in a business.

          (iii) UBS has no plan or intention to reacquire any of its stock issued in the Merger.

          (iv) Neither UBS nor Commercial Interim Bank has any plan or intention to sell or otherwise dispose of any of the assets of FCB acquired in the Merger, except for dispositions made in the ordinary course of business, dispositions in arm's length transactions made to avoid duplicative facilities or to comply with regulatory requirements, or transfers described in I.R.C. Section 368(a)(2)(C) of the Code.

          (v) Neither UBS nor Commercial Interim Bank owns directly or indirectly, nor have they owned during the past five years, directly or indirectly, any stock or FCB.

          (vi) Prior to the Merger, UBS will be in control of Commercial Interim Bank within the meaning of I.R.C. Section 368(c).

          (vii) Following the Merger, Commercial Interim Bank will not issue additional shares of its stock that would result in UBS losing control of Commercial Interim Bank within the meaning of Section 368(c).

          (viii) Neither UBS nor Commercial Interim Bank are investment companies, as defined in I.R.C. Section 368(a)(2)(F)(iii) and (iv).

          (ix) The payment of cash to FCB shareholders in lieu of fractional shares of UBS stock is not separately bargained for consideration and is solely for the purpose of saving UBS the expense and inconvenience of issuing fractional shares. The total cash consideration that will be paid in the Merger to the FCB shareholders instead of issuing fractional shares of UBS stock will not exceed 1% of the total consideration to be issued in the transaction to FCB shareholders in exchange for their shares of FCB common stock. The fractional share interests of each FCB shareholder will be aggregated and no FCB shareholder will receive cash for fractional shares in an amount equal to or greater than the value of one full share of UBS stock.

          (x) None of the compensation received by any shareholder-employees of FCB will be separate consideration for, or allocable to, any of their shares of FCB stock; none of the shares of UBS stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          2.2. Representation and Warranties of FCB.  Unless disclosed in
               ------------------------------------
Exhibit C hereto or previously disclosed in writing to UBS, as of the date of this Agreement and as of the date of the consummation of the transactions contemplated herein, FCB represents and warrants the following to UBS and Commercial Interim Bank:

          (a) Organization.  FCB is a Virginia banking institution duly
              ------------
organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. It has all of the requisite corporate power and authority to own and lease its properties and to conduct its business as it is now being conducted and as currently contemplated to be conducted.

          (b) Authority of FCB.  Subject to all applicable state and federal
              ----------------
regulatory approval and the requisite shareholder approval, FCB has the power to enter into this Agreement and to cause the transactions contemplated herein to be carried out. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by the Board of Directors of FCB. Except for the ratification, confirmation and approval of this Agreement by FCB's stockholders, no other acts or proceedings on its part are necessary to authorize the transactions contemplated by this Agreement. Upon its execution and delivery, subject only to shareholder ratification, confirmation and approval, this Agreement constitutes the valid and legally binding obligation of FCB. Subject to obtaining the permits, approvals, consents and authorizations set forth in Article IV hereto, the execution and delivery of this Agreement does not, and the consummation of the transaction contemplated herein will not, violate (i) any provision of the Articles of Incorporation, or the Bylaws of FCB, (ii) any laws of the Commonwealth of Virginia or of the United States of America or (iii) any other material restriction of any kind or character to which FCB is subject. No acceleration of payment, default, breach or termination will occur in any material respect by virtue of the consummation of the transaction contemplated in this Agreement under any material contract, agreement, deed of trust, note, instrument, order, judgment or decree.

          (c) Capital Stock of FCB.  FCB has one class of capital stock
              --------------------
consisting of 400,000 shares of authorized common stock having a par value of $5.00 per share, 201,100 of which are issued and outstanding. The outstanding shares of FCB stock have been duly and validly authorized and issued and have not been issued in violation of any preemptive rights of any of its shareholders. FCB holds no shares of its stock as treasury stock and has not redeemed any shares within the last two (2) years. The Control Shareholders own 137,883 shares, or 68.6%, of the issued and outstanding FCB stock.

          (d) Absence of Certain Changes.  Except as disclosed in Exhibit C
              --------------------------
attached hereto and made a part hereof since December 31, 1994:

          (i) There has not been any damage, destruction, or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition or operations of FCB;

          (ii) FCB has not disposed of or agreed to dispose of any of its material properties or assets, nor has either leased to others, or agreed to so lease, any of such material properties or assets;

         (iii) There has not been any change in the authorized, issued or outstanding capital stock of FCB or any material change in the outstanding debt of FCB, other than changes due to payments in accordance with the terms of such debt and other than the acceptance of deposits by FCB in the ordinary course of business;

          (iv) There has not been, nor will there be, any declaration, setting aside or payment of any dividend or distribution in respect of any shares of the common stock of FCB except for dividends of up to five cents per share per quarter; provided that FCB shall not pay such a dividend for any quarter for which FCB shareholders will be entitled to receive a dividend as UBS shareholders;

          (v) FCB has not granted at any time any warrant, option or right to acquire, or agreed to repurchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities whatsoever except as granted or agreed in this Agreement;

          (vi) No change has occurred in the personnel who are key personnel with respect to the operations of FCB; nor has there been any increase in the compensation or fees payable by FCB to its directors, officers, employees or former employees, nor has there been any increase in any loans, bonus, insurance, pension or other employee benefit plan, payment or arrangement for or with any of such directors, officers, employees or former employees;

          (vii) FCB has not made any loan or advance, other than in the ordinary course of business;

          (viii) FCB has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of any material capital asset or of capital assets which in the aggregate would be material;

          (ix) Except transactions contemplated herein, FCB has not entered into any other material transaction, contract or lease, or incurred any other material obligation or liability; and

          (x) There has not been any other event, condition or development of any kind which materially and adversely affects the assets, financial condition or operations of FCB, and it has no knowledge of any such event, condition or development which may materially and adversely affect the assets, financial condition or operations of FCB.

      (e) Taxes.  Except as disclosed in Exhibit C  attached hereto and
          -----
made a part hereof:

          (i) FCB has filed all federal income tax returns and all other federal, state, municipal and other tax returns which it is required to file, has paid all taxes shown to be due on such returns and, in the opinion of its chief executive and financial officers, has adequately reserved or recognized for all current and deferred taxes;

          (ii) Neither the IRS nor any other taxing authority is now asserting against FCB, or, to its knowledge, threatening to assert against either of them, any material deficiency or material claim for additional taxes, interest or penalties;

          (iii) There is no pending or threatened examination of the federal income tax returns of FCB and, except for tax years still subject to the assessment and collection of additional federal income taxes under the three year period of limitations prescribed in IRC (S) 6501(a), no tax year of FCB remains open to the assessment and collection of additional federal income taxes; and

          (iv) There is no pending or threatened examination or outstanding liability for any Virginia state taxes, except for tax liabilities not yet due and payable.

       (f) Litigation, Etc.  Except as disclosed in Exhibit C attached hereto
           ---------------
and made a part hereof, FCB is not a party to or, to the knowledge of its executive officers, threatened with any litigation, action, governmental or other proceeding, investigation, strike or other labor dispute which might affect the validity of this Agreement or which, individually or in the aggregate, might have a materially adverse affect on its assets, financial condition or operations or on any of its material contractual rights; and there is no outstanding material order, writ, injunction or decree of any court or governmental agency against or affecting FCB or a material portion its business or assets.

        (g) Absence of Defaults and Violations.  Except as disclosed in
              ----------------------------------
Exhibit C attached hereto and made a part hereof, FCB is not (i) in default under any term or provision of any mortgage, deed of trust, note, bond, indenture, commitment, contract, agreement, franchise, permit, license, lease or instrument to which it is a party or by which it or its properties are bound and which is material to its financial condition, businesses or operations, (ii) subject to any judgment, decree or order of any court or order, agreement, or similar arrangement with a regulatory authority which materially restricts it operations or requires any material action, (iii) in violation of any law, rule or regulation known and applicable to it which violation could materially affect their financial condition, assets, businesses or operations, or (iv) in receipt of notification from any agency or department of federal, state or local government or regulatory authority or the staff thereof asserting that it is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces and which lack of compliance could materially affect the financial condition, assets, business or operations of FCB, or any threat to revoke any license, franchise, permit or governmental authorization which could materially affect its financial condition, assets, business or operations.

          (h) Absence of Undisclosed Assets and of Undisclosed Contingent
              -----------------------------------------------------------
Liabilities.  Except to the extent reflected on the latest financial statements
-----------
of FCB delivered to UBS or except as disclosed in Exhibit C attached hereto and made a part hereof, FCB has no undisclosed assets, or any material claim, liability, obligation, or any known asserted claim, secured or unsecured, any of which is material (whether accrued, absolute, contingent or otherwise), against it or its assets.

          (i) Financial Statements.  FCB has delivered to  UBS copies of the
              --------------------
unaudited financial statements of FCB for the year ended December 31, 1994, consisting of Balance Sheets,

Statements of Income, and Statements of Changes in Stockholders' Equity and Statements of Cash Flows and notes thereto. FCB will, as soon as possible, deliver to UBS copies of its audited financial statements for the year ended December 31, 1994. FCB represents and warrants that its financial statements which have been or will be delivered pursuant to any provision of this Agreement fairly present the financial position of FCB as of the date thereof and the results of its operations for each period specified therein.

          (j) Real Property.   FCB owns or leases the real property as shown on
              -------------
Exhibit C. Except as disclosed on Exhibit C, it is the owner of good and marketable title in fee simple of the real property reflected on its books and records as being owned or leased by it. FCB is entitled to possession of any leased property and all such leases are valid and in full force and effect. All real property owned by FCB is free and clear of liens and encumbrances except for liens of record, liens which do not materially affect the current use of the property or liens for ad valorem taxes not yet due and payable.

          (k) No Adverse Event.  Since December 31, 1994  there has been no
              ----------------
change, other than changes in the ordinary course of business, which, individually or in the aggregate, has or have materially and adversely affected the financial condition, results of operations or the businesses of FCB.

          (l) Material Contracts.  Except as disclosed in Exhibit C attached
              ------------------
hereto and made a part hereof, FCB is not a party to, or bound or affected by, nor receives benefits under (i) any material agreement, arrangement or commitment not cancelable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of business consistent with its past practice and negotiated on an arm's length basis, or
(ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer.

          (m) ERISA.  Except as disclosed in Exhibit C, (i) each plan subject to
              -----
Title IV of ERISA and established or maintained for persons including employees or former employees of FCB ("Plan") has been maintained and funded in accordance with its terms and with all provisions of ERISA applicable thereto; (ii) no event reportable under Section 4043 of ERISA has occurred and is continuing with respect to any Plan; (iii) no liability to Pension Benefit Guaranty Corporation has been incurred with respect to any Plan, other than for premiums due and payable; (iv) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; and (v) there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under any Plan.

          (n) Regulatory Reports.  FCB has filed all material reports required
              ------------------
to be filed by it with all applicable banking regulators, and with any other regulatory authority to which it must report, and such reports have been completed in accord with applicable regulations and requirements.

          (o) Environmental Concerns.    Unless otherwise indicated in Exhibit
              ----------------------
C, to the knowledge of its chief executive and chief financial officers, FCB owns or leases no property where:

              1. Material amounts of Hazardous Substances have been generated, treated, stored, disposed of, incinerated or recycled at or on the property;

              2. Aboveground or underground storage tanks are or have been located;

              3. Spills, discharges, releases, deposits of material amounts of any Hazardous Substances have occurred;

              4. Hazardous Substances have been released on adjacent properties which could migrate onto the property;

             5. An investigation or administrative proceeding by a governmental agency or a lawsuit by a governmental agency or private third party occurred involving Applicable Environmental Law and where the property contains conditions which would give rise to such an event; or

             6. Solid waste as defined in the VA Solid Waste Management Act VA Code Anno. (S) 10.1-1400 et seq. (1993).

          To the knowledge of its chief executive and chief financial officers, FCB has no loan secured by property which is owned or operated by an entity or person in violation of Applicable Environmental Law or has a condition which could lead to a violation of Applicable Environmental Law.

          (p) Ownership of Brockett Shares.  The Control Shareholders own 68.6%
              ----------------------------
of FCB stock. The FCB stock owned by the Control Shareholders will be delivered to UBS free and clear of any lien or encumbrance. The Control Shareholders represent and warrant that they will use their best efforts to obtain the authority to deliver their shares as contemplated herein and to vote their shares in favor of implementation of this Agreement and the Merger, consistent with and pursuant to the requirements of Section 3.11 hereof.

                                 ARTICLE III
                                 -----------
                             ADDITIONAL AGREEMENTS
                             ---------------------

          3.1  Approval of FCB Shareholders.  FCB will submit to shareholders,
               ----------------------------
as part of the proxy materials prepared for its shareholders' consideration, this Agreement and the transactions contemplated herein for approval, ratification and confirmation by the holders of at least a majority of the issued and outstanding shares in accordance with law.

          3.2  Approval of Sole Shareholder of Commercial Interim Bank.  UBS
               -------------------------------------------------------
will vote all its shares in Commercial Interim Bank in favor of the Merger of FCB into Commercial Interim Bank.

          3.3  Rights of Dissenting Stockholders.  Any shareholder of FCB who
               ---------------------------------
properly perfects his or her right to dissent under the Virginia Appraisal Statute, shall be entitled to the fair value of such shares. The appraisal procedures to be followed will be those set forth in the Virginia Appraisal Statute.

          3.4  Regulatory Approval.  UBS and Commercial Interim Bank with FCB,
               -------------------
will prepare and file with the Board of Governors of the Federal Reserve System ("FRB"), the Bureau and any other applicable regulator all applications required to seek approval of the Merger. The parties hereto agree, to expeditiously, continuously and aggressively pursue regulatory approval of the transactions contemplated herein. UBS shall provide FCB with copies of all correspondence, applications, and other documents submitted in the regulatory approval proceedings.

          3.5  Conduct of Business by FCB Until Closing.  FCB acknowledges and
               ----------------------------------------
agrees that the obligations contained in this Section 3.5 are an integral part of the consideration for this Agreement and that UBS's commitments herein are conditioned upon performance of these operational covenants. Unless the prior written consent of UBS is obtained, or unless otherwise provided for herein, FCB, between the date of this Agreement and the Merger Effective Date will:

          (a) Take no action, and not permit any action to be taken, which will have a material adverse effect upon FCB, or its properties, financial condition, businesses or operations, including, without limitation, the commencement of any new branch banking operation.

          (b) Take no action or do anything (i) which will cause FCB to be, as of the Merger Effective Date, in violation of any of their representations, warranties, covenants and agreements contained in this Agreement or (ii) which will materially and adversely affect the consummation of the transactions contemplated in this Agreement.

          (c) Take no action to reclassify or alter FCB's authorized stock, to issue shares of capital stock, debt instruments, or other securities or to amend the Articles of Incorporation or Bylaw.

          (d) Not pay or declare any dividend or make any other distribution in respect of FCB's shares of common stock or acquire for value any of such shares or pay any dividend, except as permitted herein.

          (e) Take no action, and not permit any action to be taken, to mortgage, pledge or subject to any lien or any other encumbrance on any of FCB's material assets, to dispose of any material assets, or to incur or cancel any material debt or claim, except in the ordinary course of business as heretofore conducted.

          (f) Afford to the officers, attorneys, accountants, and other authorized representatives of UBS full access to the respective properties, books, tax returns and records of FCB, during normal business hours and upon reasonable request, in order that they may make such investigations of the affairs of FCB as UBS deems necessary or advisable. The parties hereto and their respective affiliates shall use all information that each obtains from the other pursuant to this Agreement solely for the transactions contemplated by this Agreement or for purposes consistent with the intent of this Agreement, and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of any party. Each of the parties hereto and their respective affiliates shall maintain as strictly confidential all information it learns from another of the parties hereto pursuant to this Agreement and shall, at any time, upon request, return promptly all documentation provided or made available to third parties including all copies thereof. Each of the parties may disclose such information to its respective affiliates, counsel, accountants, tax advisers, and consultants. The confidentiality agreement contained in this section shall remain operative and in full force, and shall survive the termination of this Agreement.

          The parties hereto shall mutually agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby.

          (g) Promptly advise UBS of any material adverse change in the financial condition, assets, businesses or operations of FCB and any material breach of any representation, warranty, covenant or agreement made by FCB in this Agreement.

          (h) Maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in accordance with prudent practices to protect

FCB against losses for which insurance protection can be obtained at reasonable cost.

          (i) Take no action, and take such reasonable steps as are practicable to avoid any action to be taken, to change the senior management of FCB, to increase any compensation, benefits, or fees payable by FCB to their respective directors and officers, employees, or former employees, or to increase any loans, insurance, pension or other employee benefit plan, payment or arrangement for such officers, directors, employees, except as provided herein.

          (j) Take no action (i) to acquire, or to be acquired by, to merge or merge with any company or business, to sell substantially all of FCB's assets, or similar transaction other than pursuant to the provisions of this Agreement, or (ii) to acquire any branch, or, except in the ordinary course of business, any material assets of any other company or business.

          (k) Take no material action, and not permit any material action to be taken, whatsoever with respect to its properties, assets, businesses or operations, other than in the ordinary course of its business.

          (l) Make provisions to the loan loss reserve in an aggregate amount no less than $500,000 before the Merger Effective Date, less any amounts recovered from previously charged-off loans; and in addition FCB agrees that it will (i) increase its OREO reserve by $50,000, and (ii) increase its repossession reserve by $35,000, and (iii) properly and timely charge-off any loan losses, as required by any applicable regulatory agency and prudent banking practices, and
(iv) at the time of any such charge-off, FCB will make a provision to the loan loss reserve equal to the amount of the loss, less the specific amount allocated in the reserve, if any, relating to the charged-off loan (such specific amounts having been previously identified in writing by loan and amount). The requirements of this subparagraph (l) are qualified in that FCB is not obligated to take the actions set forth if such action will cause FCB to report a loss in any quarter; in such case FCB shall fulfill the foregoing requirements to the extent possible without producing a loss. The requirements of this subparagraph shall not be construed to preclude the payment of bonuses otherwise expressly authorized herein.

          (m) Make no loans including but not limited to any extension, renewal, modification or refinancing of an existing loan, in excess of $ 150,000 without UBS's prior written consent, which will not be unreasonably withheld.

          (n) Not sell, trade or purchase any securities in its investment portfolio without prior consent of UBS's Treasurer, which will not be unreasonably withheld.

          3.6  Conduct of Business by UBS Until Closing.  UBS, as a bank holding
               ----------------------------------------

company, in the normal conduct of its business, may acquire other banks or bank holding companies or engage in certain nonbanking activities which are closely related to banking, all as permitted under federal and state law. Accordingly, UBS may continue to seek and consider such opportunities and will not be restrained from doing so by the terms of this Agreement. In the event that UBS should reach an understanding with another entity regarding a merger, purchase or consolidation, UBS may proceed with a merger, purchase or consolidation concurrently with the acquisition by merger contemplated by this Agreement.

          Notwithstanding the prior paragraph of this Section 3.6 to the contrary, unless the prior written consent of FCB is obtained, UBS between the date hereof and the Effective Time of the Merger, shall:

          (a) Take no action, and not permit any action to be taken, by it or its subsidiaries, which will have a material adverse effect upon its properties, financial condition, businesses or operations.

          (b) Take no action or do anything (i) which will cause it to be in violation of its representations, warranties, covenants and agreements contained in this Agreement or (ii) which will materially and adversely affect the consummation of the transaction contemplated in this Agreement.

          (c) Take no action to reclassify or alter its authorized capital stock or to amend its Articles of Incorporation or Bylaws.

          (d) Promptly advise FCB of any material adverse change in the financial condition, assets, businesses or operations of UBS and any breach of any representation, warranty, covenant or agreement made by UBS in this Agreement.

          (e) Maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in accordance with prudent practices to protect fully UBS and its subsidiaries against losses for which insurance protection can reasonably be obtained.

          (f) Afford to the officers, attorneys, accountants, and other authorized representatives of FCB full access to the respective properties, books and records of UBS, during normal business hours and upon reasonable request, in order that they may make such investigations of the affairs of UBS as it deems necessary or advisable. The parties hereto and their respective affiliates shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for purposes consistent with the intent of this Agreement, and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of any party. Each of the parties hereto and their respective affiliates shall maintain as strictly confidential all information it learns from another of the parties hereto pursuant to this Agreement and shall, at any time, upon request, return promptly all documentation provided or made available to third parties. Each of the parties may disclose such information to its respective affiliates, counsel, accountants, tax advisers, and consultants. The confidentiality agreement contained in this section shall remain operative and in full force, and shall survive the termination of this Agreement.


          3.7  Proxy Statement.  It is understood that as an integral part of
               ---------------
the transaction contemplated by this Agreement, proxy materials must be prepared and sent to FCB shareholders presenting certain disclosures about UBS, FCB and about the transactions contemplated herein. FCB agrees to assist in the due diligence related thereto, and to cooperate fully in the preparation of the proxy materials to be sent to the shareholders of FCB. The proxy materials sent to shareholders of FCB shall be subject to prior review and approval of the management of FCB.


          3.8   Employees.  Employees of FCB shall be eligible, as soon as
                ---------
practicable after the Merger Effective Date, to participate in benefit plans substantially similar to those in effect at the present subsidiaries of UBS. Such employees shall be given credit for service at FCB for all purposes under UBS pension plans.

          3.9  Board of Directors.  The Board of Directors of the Surviving
               ------------------
Bank, as of the Merger Effective Date shall include six (6) representatives from FCB, including James B. Brockett and five others to be selected by FCB and approved by UBS.

          3.10  Executives and Contracts.  (a) All employment contracts
                ------------------------
presently in effect at FCB shall be terminated in a form and manner satisfactory to UBS on or before the Merger Effective Date. (b) The Supplemental Executive Retirement Plan ("SERP") of James Brockett and Janet Brockett and the Deferred Compensation Agreement of James Brockett shall remain in effect. The SERPs of Charles Brockett, Lionel Taylor and Harry Scott shall be reduced to $35,000 per year, with such amendment to be accomplished in form and manner satisfactory to UBS. All SERPs and James Brockett's Deferred Compensation Plan must be actuarially funded through life insurance or other arrangement on or before the Merger Effective Date such that satisfaction of the obligations has been provided for. James Brockett and Janet Brockett shall retire on or before the Merger Effective Date or October 31, 1995, whichever is later. James Brockett's deferred compensation plan shall be amended such that he need not be employed on January 1, 1996 to be eligible for the deferred compensation of $100,000 a year for four (4) years, commencing upon consummation. All such actions shall be approved by the FCB Board of Directors and consented to, in writing, by the individuals affected. (c) Prior to the Merger Effective Date, FCB may pay a pro rata annual bonus, up to an annual amount of $200,000, provided that the amount has been accrued monthly and subject to agreed upon monthly financial performance. (d) All key man and Split Dollar life insurance policies must be cancelled on or before the Merger Effective Date, except for the Split Dollar Life Insurance Agreement James Brockett, unless utilized to satisfy the requirements of (b) above or unless it is possible to transfer the policies net of the cash surrender value (satisfying all premium loan repayments) to the insured.

          3.11  Control Shareholders.  The Control Shareholders shall use their
                --------------------
best efforts to obtain, on or before July 15, 1995, the approval of the Bankruptcy Court for the Eastern District of Virginia, which shall be final and nonappealable, as to the transactions by the Control Shareholders contemplated herein and their related contractual agreements, including the power and authority to vote their shares of FCB stock in favor of the Merger, to enter into this Agreement and carry out the provisions applicable to them, to modify or terminate the executive contracts as contemplated by Section 3.10 to transfer their shares of FCB stock for the Merger Consideration, free and clear of any and all liens, security interests and other encumbrances, and any and all related actions; which approval must be, in form and substance, satisfactory to UBS. Such approval must contemplate and approve the range of cash and stock consideration the Control Shareholders could receive under the terms of this Agreement.

                                   ARTICLE IV
                                   ----------
                                   CONDITIONS
                                   ----------

          4.1  Conditions to Obligations of All Parties.  Subject to the
               ----------------------------------------
respective right of each party to waive any condition required to be met by the other party hereto by this Section 4.1, the parties are not obligated to consummate, or to cause to be consummated, the transactions contemplated by this Agreement unless:

          (a) Shareholder Approval of Transaction.  Before the Closings, FCB
              -----------------------------------
shall have obtained the approval, ratification and confirmation of this Agreement and the transactions contemplated herein by the requisite vote of its shareholders, as required by law and by any applicable provision of its articles of incorporation and bylaws.

          (b) Commercial Interim Bank.  UBS shall have caused the organization
              -----------------------
and chartering of Commercial Interim Bank and Commercial Interim Bank shall have executed the Adoption Agreement.

          (c) Absence of Restraint.  No order to restrain, enjoin or otherwise
              --------------------
prevent the consummation of the transactions contemplated in this Agreement shall have been entered by any court or administrative body which remains in effect on the Merger Effective Date.

          (d) Governmental Approvals.  There shall have been obtained by the
              ----------------------
Merger Effective Date any and all permits, approvals and consents of every governmental body or agency which are necessary or appropriate so that consummation of the transactions contemplated in this Agreement shall be in compliance with all applicable laws, including, without limitation, those with respect the FRB, the Bureau and any other regulator with jurisdiction over the transactions.

          (e) Compliance with Representations, Warranties and Additional
              ----------------------------------------------------------
Agreements.  All of the representations and warranties of the parties contained
----------
in this Agreement shall be true in all material respects at and as of the Merger Effective Date with the same force and effect as if they had been made at and as of such dates (except for changes contemplated and permitted by this Agreement or otherwise consented to in writing by the appropriate party to this Agreement) and each party shall have complied with and performed, in all material respects, all of the agreements contained in this Agreement to be performed by it at or before the Merger Effective Date. At the Closing of each merger transaction, each party shall have received from the other party to this Agreement, a certificate, in affidavit form, dated as of the date of the Closing, signed by such party's chief executive officer and chief financial officer, certifying that the foregoing statements made in this Section 4.1(e) are true and correct to the best of their knowledge and belief.

          (f) Securities Law Compliance.  The Registration Statement to be filed
              -------------------------
by UBS with the Securities and Exchange Commission pursuant to Section 2.1(m) hereof, shall be declared effective on or before the date of the Closing. No order suspending the effectiveness thereof shall have been issued which remains in effect on the date of the Closing, and no proceedings for that purpose shall, before the Closing, have been initiated or, to the best knowledge of UBS, threatened. All state securities and "blue sky" permits or approvals required to carry out the transactions contemplated in this Agreement shall have been received to permit free trading of the UBS stock issued to the non-affiliate FCB shareholders.

       4.2  Additional Conditions to Obligations of UBS.
            -------------------------------------------

            (a) Counsel's Opinion.  UBS shall have received an opinion of
                -----------------
counsel for FCB dated as of the Merger Effective Date, to the effect that:

               (i) FCB is a state chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia;

               (ii) The authorized capital stock and the number of shares issued and outstanding of FCB are as stated in the opinion. The issued and outstanding shares are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights of the shareholders of FCB. As of such date, to the best of counsel's knowledge, there are no options, warrants, convertible securities or similar items outstanding on behalf of FCB.

              (iii) FCB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by FCB and constitutes the legal, valid and binding obligation of FCB, enforceable in accordance with its terms except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors' rights generally.

               (iv) The agreements contemplated by Section 3.10 and executed on or prior to the Merger Effective Date have been duly authorized, executed and delivered by the parties thereto and constitute the legal, valid and binding obligation of each party thereto and are enforceable in accordance with their terms.

                (v) All necessary corporate proceedings have been duly and validly taken by FCB, to the extent required by law, its respective articles of incorporation and bylaws, or otherwise, to authorize the execution and delivery of this Agreement by FCB and the consummation of the transactions contemplated herein.

               (vi) Counsel has reviewed the proxy statement contemplated hereby and, with respect to all information relating to FCB contained therein, counsel does not know of any misleading statement of any material fact or failure to state a material fact which was necessary to be stated to prevent the statements made from being false or misleading in any material respect, except as to financial data, as to which counsel expresses no opinion.

              (vii) The consummation of the transactions contemplated herein will not violate or result in a breach of, or constitute a default under the articles of incorporation or bylaws of FCB or constitute a breach or termination of, or default under, any agreement or instrument of which counsel is aware and which would have a material adverse effect on the business of FCB, and to which either is a party or by which it or any of its property is bound.

          (b) Affiliates Agreements.  UBS shall have received an agreement, in
              ---------------------
the form of Exhibit D hereto, executed and delivered by each shareholder of FCB who, in the reasonable opinion of UBS, may be deemed an affiliate of FCB as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission.

          (c) Due Diligence.  UBS must have the opportunity to conduct a due
              -------------
diligence investigation into various aspects of FCB's operations. Based on its investigation, which must be concluded by the end of the fifth business day following the date of this Agreement, UBS, in its discretion, may within five
(5) calendar days after the close of the above due diligence period (i) elect not to pursue consummation of the proposed transactions or (ii) may notify FCB of any objections or requirements resulting therefrom. If UBS elects not to pursue consummation of the proposed transactions and properly notifies FCB of the same, this Agreement shall expire and parties hereto shall have no further obligations or liabilities hereunder. If UBS raises any objections as a result of its due diligence and properly notifies FCB of the same, FCB must cure or address the concerns to the satisfaction of UBS or UBS is not obligated to continue to pursue consummation of the transactions contemplated herein. Failure to provide notice under this paragraph shall not be construed as a waiver by UBS of any item required by or condition of this Agreement.

          (d) UBS Satisfaction with Loan Loss Reserve, Provision of Charge-Offs,
              ------------------------------------------------------------------
Funding of Benefits Other Reserve Accounts, etc.  As of the Merger Effective
-----------------------------------------------
Date, UBS, in its sole discretion, must be satisfied with the adequacy of the then existing level of FCB's loan loss reserve and with the sufficiency of the write-downs and charge-offs in the loan portfolio, such level and sufficiency to be consistent with the requirements of any regulators and prudent banking practices. In addition, FCB must also fund the SERPs, 1995 bonuses and the deferred retirement obligation identified in Section 3.10, and reserve for all contingencies in a manner consistent with the requirements of the regulators and prudent banking practices; provided, however, that absent a material adverse change in the financial condition of FCB, if FCB makes the additional $500,000 provision to the loan loss reserve, the $50,000 provision to its OREO reserve and the $35,000 provision to its repossession reserve set forth in Section 3.5(l), the reserves shall be deemed to be adequate.

          (e) Control Shareholders.  The Control Shareholders shall have
              --------------------
 complied with the provisions of Section 3.11.

          4.3  Additional Conditions to Obligations of FCB.
               -------------------------------------------

               (a) FCB shall have received the opinion of counsel to UBS to the effect that:

                   (i) UBS is a West Virginia corporation, validly existing and in good standing under the laws of West Virginia and is duly authorized to own its properties and to conduct its business as presently conducted. Commercial Interim Bank is validly existing and in good standing under the laws of the Commonwealth of Virginia is duly authorized to own its properties and to conduct its business as presently conducted.

                  (ii) All necessary corporate proceedings have been duly taken by UBS to the extent required by law, their articles of incorporation, articles of association, bylaws or otherwise, to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of UBS and Commercial Interim Bank (once it executes the Adoption Agreement) and is enforceable against them in accordance with its terms except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors rights generally.

                 (iii) To the best of counsel's knowledge, all regulatory approvals of federal or state banking regulators necessary to consummate the transactions contemplated herein have been obtained.

                  (iv) Counsel has reviewed the proxy statement described herein and with respect to all information relating to the Merger and to UBS and Commercial Interim Bank contained therein, and knows of no respect in which the proxy statement contained any false or misleading statement of any material fact or of any failure to state a material fact which was necessary to be stated to prevent the statements made from being false or misleading in any material respect, except as to the financial statements and other financial data as to which counsel expresses no opinion.

          (b)  Tax Opinion.  On or before the Closing, FCB shall have received
               -----------
an opinion from Bowles Rice McDavid Graff & Love, Charleston, West Virginia in a form reasonably satisfactory to FCB's counsel to the effect that:

               (i) The statutory merger of FCB with and into Commercial Interim Bank will constitute a tax-free reorganization within the meaning of IRC Section 368(a)(i)(A) and IRS Section 368(a)(2)(D);

              (ii) The gain, if any, realized by a FCB shareholder upon receipt of UBS shares plus cash, will be recognized, but not in any amount in excess of all cash received as part of the merger transaction; including cash received in lieu of fractional shares. The provisions of IRC Section 302 will govern whether the character of the gain will be ordinary income or capital gain. Each shareholder should consult his or her own tax advisor with respect to the determination of whether the exchange has the effect of a redemption or the distribution of a dividend;

             (iii) The holding period of the UBS stock received by each holder of FCB's common stock will include the period during which the stock of FCB surrendered in exchange therefor was held, provided such stock was a capital asset in the hands of the shareholder at the time of the Closing; and

              (iv) A FCB shareholder who elects to receive all cash or who dissents from the transaction and receives solely cash in exchange for his stock in FCB will be treated as having received such cash in redemption of his or her FCB stock subject to the provisions of I.R.C. (S)(S) 302 and 318.

          (c) Fairness Opinion.  The board and shareholders of FCB shall have
              ----------------
received the opinion of Baxter Fentriss and Company that the transaction is fair, from a financial perspective, to the shareholders of FCB.

                                   ARTICLE V
                                   ---------
                                    CLOSING
                                    -------

          5.1  Closing.   The closing (the "Closing") of each merger transaction
               -------
shall take place at the principal office of UBS, or such other place as may be agreeable to the parties hereto, shall consist of the exchange of items required hereby and the filing of the Articles of Merger. The parties will use their best efforts to close on or about October 31, 1995. The payment of the Merger Consideration will commence as soon as possible after the Merger Effective Date. Shareholders, other than the Control Shareholders, will be asked to indicate their election as to whether to receive UBS stock and cash or cash only prior to the closing.

                                   ARTICLE VI
                                   ----------
                                 MISCELLANEOUS
                                 -------------

          6.1  Termination.  This Agreement may be terminated and cancelled, and
               -----------
the transaction contemplated herein may be abandoned, notwithstanding shareholder authorization, at any time before the Merger Effective Date as follows:

          (a) By mutual consent of the Board of Directors of UBS and FCB as evidenced by a majority vote of each of their respective Boards of Directors; or

          (b) By UBS if any of the conditions required to be satisfied by FCB specified in Sections 4.1 and 4.2 hereof shall not have been satisfied within the time contemplated by this Agreement for consummation of this transaction; or

          (c) By FCB if any of the conditions required to be satisfied by UBS specified in Section 4.1 and 4.3 hereof shall not have been satisfied within the time contemplated by this Agreement for consummation of the transactions; or

          (d) By any party if the Merger will violate any nonappealable final order, decree or judgment of any court of governmental body which binds any party.

          In any event, the obligations of the parties under this Agreement shall terminate December 31, 1995, if the Closing have not occurred before that date, unless the parties hereto mutually agree in writing to an extension of the time within which to close.

          In the event of the termination of this Agreement for any reason, each party shall forthwith deliver to the other parties hereto all documents, work papers and other material obtained from it or any of its subsidiaries relating to the transaction contemplated herein, whether obtained before or after the execution hereof, and will continue to treat as confidential all such information in the same manner as it treats similar confidential information of its own and shall cause its and its subsidiaries' employees, agents and representatives, to keep all such information confidential except for such disclosures that are required by law or regulation or by rule, order or decree or any court or government agency.

          6.2  Expenses.  Each of the parties to this Agreement agrees to pay,
               --------
without a right to reimbursement from the other party hereto and whether or not the transaction contemplated in this Agreement shall be consummated, all of the costs incurred by it incident to the performance of its obligations under this

Agreement and to the consummation of the transactions contemplated herein.

          6.3  Survival of Provisions.  The representations, warranties,
               ----------------------
obligations and other agreements contained in all sections of Article I and
Article II, Sections 3.5(f), 6.1, 6.2 and 6.4 of this Agreement shall survive the consummation of the transactions contemplated herein and shall be and remain strictly enforceable thereafter in accordance with the terms thereof for the period of one (1) year after the date each merger transaction is consummated. Except as aforesaid, and except as may be otherwise explicitly provided in this Agreement, the respective representations, warranties, obligations and other agreements of the parties hereto shall not survive the Closings.

          6.4  Individual FCB Shareholders.  Control Shareholders own 68.6% of
               ---------------------------
FCB Stock as follows: James B. Brockett, 400 shares, held individually; Janet H. Brockett, 200 shares, held individually; James and Janet Brockett, 137,283 shares, held jointly. Should the nature of such ownership change, the Control Shareholders will promptly notify UBS.

          Subject to Section 3.11, Control Shareholders have executed this Agreement to evidence their assent hereto and for the express purpose of binding them, to the extent consistent with and not in violation of their fiduciary duty, to the fulfillment of each of the terms and conditions hereof by the respective parties and the diligent, expeditious and good faith pursuit, and timely consummation of the transactions contemplated herein. Control Shareholders further agree, subject to the terms and conditions of the Bankruptcy Court approval contemplated in Section 3.11, to cooperate fully with the parties, their employees, representatives and agents in consummating the transactions as proposed and each agrees to vote his or her shares in favor of the Merger. Control Shareholder agree to take no action inconsistent with this

Agreement or the consummation of the merger transactions; provided that each Control Shareholder shall act at all times in a manner consistent with his or her fiduciary responsibilities and as required by the Bankruptcy Court. Any shares acquired by an Control Shareholder or any member of the Control Shareholders' family will, without further action, be subject to the agreements contained in this paragraph 6.4.

          Control Shareholder and FCB hereby represent (i) that there is no present plan or intention by the Control Shareholders, or by any other shareholder of FCB who owns 1% or more of the FCB common stock, and, (ii) to the best of the knowledge of the Control Shareholders and the management of FCB, there is no plan or intention on the part of the remaining FCB shareholders, to sell, exchange or otherwise dispose of a number of shares of UBS Stock received in the Merger that would reduce the FCB shareholders' ownership of UBS Common Stock to a number of shares having a value, as of the date of the transaction, of 50% or less of the value of all of the formerly outstanding stock of FCB as of the same date. For purposes of this representation, shares of FCB stock exchanged for cash or other property, if any, surrendered by dissenters or exchanged for cash in lieu of fractional shares of UBS Common Stock will be treated as outstanding FCB stock on the date of transaction. Shares of FCB stock and shares of UBS Stock held by FCB shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered stock exchanged pursuant to the Merger.

          Each Control Shareholder further acknowledges and agrees (i) that UBS has relied on his or her representations and agreements as set forth herein and
(ii) that his or her agreement to vote his or her shares in favor of the Merger is necessary to fulfill certain conditions precedent to consummation of the Merger.

          6.5  Amendment.  This Agreement may be amended by mutual consent of
               ---------
the Board of Directors of UBS and FCB, evidenced by a majority vote of each of their respective Boards of Directors, at any time before or after approval thereof by the shareholders; but, after any such shareholder approval, no amendment shall be made to this Agreement which substantially and adversely changes the terms of the particular agreement without obtaining the further approval of the respective shareholders of that party. This Agreement may not be amended except by an instrument in writing duly executed by the appropriate officers on behalf of each of the parties hereto.

          6.6  Assignability.  This Agreement shall inure to the benefit of and
               -------------
be binding upon the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by any party without the prior written consent of the other parties hereto.

          6.7  Notices.  Any notice or other communication required or permitted
               -------
under this Agreement shall be made in writing and shall be deemed to have been duly given or received if delivered in person or if sent by certified mail, with postage prepaid, addressed as follows:

    TO UBS:                          TO FCB:

Steven E. Wilson                     James B. Brockett
Executive Vice President and CFO     President & CEO
United National Bank                 First Commercial Bank
514 Market Street                    3801 Wilson Blvd.
Parkersburg, WV  22610               Arlington, VA  22203


    COPY TO:                         COPY TO:

Deborah A. Sink, Esq.                Robert E. Falb, Esq.
Bowles Rice McDavid Graff            ROBINS, KAPLAN, MILLER & CIRESI
  &  Love                            Suite 1200, 1801 K' Street, N.W.
1600 Commerce Square                 Washington, D.C.  20036
P. O. Box 1386
Charleston, WV  25325-1386

          6.8   Entire Agreement.  This Agreement, together with all exhibits
                ----------------
attached hereto, constitutes the entire agreement among the parties and shall supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of the transaction contemplated herein and may not be changed except by amendment pursuant to the provisions of
Section 6.5 of this Agreement.

          6.9    Counterparts.  This Agreement may be executed in several
                 ------------
counterparts, each of which shall be deemed an original; but all of which shall constitute one and the same instrument.

          6.10   Governing Law.  Subject to the applicable law of the United
                 -------------
States of America, this Agreement shall be governed and construed in all respects, including, but not limited to, validity, interpretation and effect, pursuant to the laws of the Commonwealth of Virginia.

          6.11 Invalid Provisions.    The invalidity or unenforceability of any
               ------------------
particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          6.12   Headings and Subheadings.  The headings and subheadings used in
                 ------------------------
this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their corporate officers thereunto duly authorized.



Attest:                                        UNITED BANKSHARES, INC.

BY /s/ Joseph Wm. Sowards               BY /s/ Richard M. Adams
   -------------------------               ---------------------------

ITS  Exec. V. P. & Secretary            ITS   Chairman of Board & CEO
    ------------------------                ---------------------------


Attest:                                        FIRST COMMERCIAL BANK

BY /s/ Harry F. Scott                   BY /s/ James B. Brockett
   -------------------------               ---------------------------
ITS  Corporate Secretary                ITS   Chairman and President
    ------------------------                --------------------------


JAMES B. AND JANET H. BROCKETT


  /s/ James B. Brockett
 -------------------------------
James B. Brockett/*/


  /s/ Janet H. Brockett
 -------------------------------
Janet H. Brockett/*/

*Signing for the sole purpose of agreeing to perform comply with and be bound by the terms of Sections 2.2(p), 3.11 and 6.4 of the foregoing Agreement and Plan of Merger.


311882

EXHIBIT LIST


Exhibit A -    UBS Disclosures

Exhibit B -    Adoption Agreement

Exhibit C -    FCB Disclosures

Exhibit D -    Form of Affiliates Agreement

                                   EXHIBIT A


                  UNITED BANKSHARES, INC. REQUIRED DISCLOSURES



                      No additional disclosures required.

                                   EXHIBIT B


                               ADOPTION AGREEMENT


          This Adoption Agreement is made and entered into as of __________________________, 1995, among Commercial Interim Bank (the "Interim Bank"), First Commercial Bank ("FCB") and United Bankshares, Inc. ("UBS").

          WHEREAS, UBS and FCB have entered into that certain Agreement and Plan of Merger dated February ___, 1995 (the "Merger Agreement"). The provisions of which are incorporated herein by reference and made a part of this Adoption Agreement;

          WHEREAS, it is provided in Section 2.1 of the Merger Agreement that as soon as possible after the chartering of the Interim Bank, UBS shall cause the Interim Bank to execute and enter into this Adoption Agreement to cause the Interim Bank to be bound by the applicable terms and conditions of the Merger Agreement;

          WHEREAS, the charter of the Interim Bank has now been issued;

          NOW THEREFORE, for and in consideration of the premises and mutual agreements of the parties, Interim Bank, FCB and UBS do hereby agree as follows:

          1. Interim Bank hereby joins in and agrees to be bound by the terms, representations, warranties, covenants, conditions and other agreements of the Merger Agreement applicable to it, to the same extent an original party thereto.

          2. Interim Bank agrees that it shall use its best efforts and good faith to make or cause to be taken as soon as practicable all actions on its part required to be taken to permit the consummation of the Merger Agreement and the Merger, as defined therein, and it shall cooperate fully with FCB and UBS to that end.

          3.   Interim Bank also represents and warrants that:

          (a) Interim Bank is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

          (b) Interim Bank has the corporate power to execute and deliver this Adoption Agreement and has taken all action required by law, its charter, its Bylaws or otherwise, to authorize the execution and delivery of this Adoption Agreement, the consummation of the Merger and all transaction contemplated in the Merger Agreement.

                    (c) The Merger Agreement is the valid and binding obligation of the Interim Bank.

          IN WITNESS WHEREOF, Interim Bank, FCB and UBS have caused this Adoption Agreement to be duly executed as of the date first written above.

                                    INTERIM BANK


                                    By:________________________________________

                                     Its:______________________________________


                                    FIRST COMMERCIAL BANK


                                    By:________________________________________

                                     Its:______________________________________


                                    UNITED BANKSHARES, INC.


                                    By:________________________________________

                                    Its:_______________________________________

319547

                                   EXHIBIT C


                   FIRST COMMERCIAL BANK REQUIRED DISCLOSURES


1.   Pending litigation:

     Weichert Company of Virginia, Inc. v. First Commercial Bank, Circuit Court
     -----------------------------------------------------------
for Arlington County, Virginia, Law No. 91-1289.

2.   Claims and contingent claims:

     a. Automobile accident occurred on March 3, 1995, involving approximately $2,500 to $3,000 in property damage; no personal injury. This claim is covered by liability insurance.

     b. Title claims against real property acquired by foreclosure made by mechanics lienors. This claim is covered by title insurance.

     c. Report of prior environmental complaint made in 1988 relating to leased property at 6661 Old Dominion Drive, McLean, Virginia, and subleased by FCB. The leased property was formerly the site of a gas station. Occupants of the subject property (not leased by FCB) have previously complained of malodors, which condition was corrected by McLean Square Associates, the owner of that property.

3.   Other matters:

     a. Consent of Aries Investment Co., as Landlord, to assign Lease dated December 6, 1974, for Arlington property.

     b. Consent of McLean Square Associates, as successors to The Young Group, Inc., as Landlord, to assign the Lease dated April 16, 1986, for the McLean property.

                                   EXHIBIT D


                             AFFILIATE'S AGREEMENT

                            _______________________
                                      Date



Gentlemen:

          Reference is made to the Agreement and Plan of Merger (the "Plan") dated the ____ day of ___________________, 1995 between United Bankshares, Inc. ("UBS") and First Commercial Bank ("FCB"), and providing for the merger of FCB into a wholly-owned subsidiary of UBS, Commercial Interim Bank. As a result of the merger, UBS will acquire all of the issued and outstanding common stock of FCB in exchange for shares of the common stock of UBS. As a result of the merger, FCB will cease to exist. The undersigned stockholder has been identified as one who may be an "affiliate" of FCB for the purposes of Rule 145 of the Securities Act of 1933, as amended (the "Act"). As a result of the transactions contemplated by the Plan, the affiliate will receive shares of UBS stock. In consideration for the receipt of such shares, the affiliate represents, warrants and covenants as follows:

          (1) Until the expiration of the limitation on the transfer of the affiliate shares as provided in Rule 145, the affiliate will not sell, assign or transfer any of the affiliate shares except (a) within the limits and in accordance with the applicable provisions of Rule 145 or (b) upon receipt by UBS of an opinion of counsel, in form and substance satisfactory to UBS and its counsel, to the effect that such disposition complies with the Act.

          (2) Until the expiration of the limitation on the transfer of the affiliate shares as provided in Rule 145(d), each certificate for the affiliate may bear a restrictive legend in substantially the following form:

               The shares represented by this certificate have been issued to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act") applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) the Registration Statement then in effect under the Act, (ii) a transaction permitted by Rule 145 as to which the issuer has received evidence of compliance with the provisions of Rule 145 reasonably satisfactory to it, or (iii) a transaction which, in the opinion of counsel or as described in a "no action" or interpretive letter from the staff of the Securities and Exchange Commission, in each case satisfactory in form and substance to the issuer, is exempt from the registration requirements of the Act.


                              Very truly yours,


                              __________________________________



Accepted this ____ day of _______________, 1995, by:



                                    UNITED BANKSHARES, INC.



                                    By:________________________________________

                                     Its:______________________________________

                               ADOPTION AGREEMENT


          This Adoption Agreement is made and entered into as of June 8, 1995, among Commercial Interim Bank (the "Interim Bank"), First Commercial Bank ("FCB") and United Bankshares, Inc. ("UBS").

          WHEREAS, UBS and FCB have entered into that certain Agreement and Plan of Merger dated March 6, 1995 (the "Merger Agreement"). The provisions of which are incorporated herein by reference and made a part of this Adoption Agreement;

          WHEREAS, it is provided in Section 2.1 of the Merger Agreement that as soon as possible after the chartering of the Interim Bank, UBS shall cause the Interim Bank to execute and enter into this Adoption Agreement to cause the Interim Bank to be bound by the applicable terms and conditions of the Merger Agreement;

          WHEREAS, the charter of the Interim Bank has now been issued;

          NOW THEREFORE, for and in consideration of the premises and mutual agreements of the parties, Interim Bank, FCB and UBS do hereby agree as follows:

          1. Interim Bank hereby joins in and agrees to be bound by the terms, representations, warranties, covenants, conditions and other agreements of the Merger Agreement applicable to it, to the same extent an original party thereto.

          2. Interim Bank agrees that it shall use its best efforts and good faith to make or cause to be taken as soon as practicable all actions on its part required to be taken to permit the consummation of the Merger Agreement and the Merger, as defined therein, and it shall cooperate fully with FCB and UBS to that end.

          3.  Interim Bank also represents and warrants that:

          (a) Interim Bank is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

          (b) Interim Bank has the corporate power to execute and deliver this Adoption Agreement and has taken all action required by law, its charter, its Bylaws or otherwise, to authorize the execution and delivery of this Adoption Agreement, the consummation of the Merger and all transaction contemplated in the Merger Agreement.

                    (c) The Merger Agreement is the valid and binding obligation of the Interim Bank.

          IN WITNESS WHEREOF, Interim Bank, FCB and UBS have caused this Adoption Agreement to be duly executed as of the date first written above.

                                    INTERIM BANK


                                    By: /s/ Thomas E. Williams
                                        ---------------------------------------

                                     Its:  President
                                         --------------------------------------


                                    FIRST COMMERCIAL BANK

                                    By: /s/ James B. Brockett
                                       ----------------------------------------

                                     Its:         Chairman & President
                                         --------------------------------------


                                    UNITED BANKSHARES, INC.

                                    By: /s/ Joseph Wm. Sowards
                                       ----------------------------------------

                                    Its:  Executive Vice President & Secty.
                                        ---------------------------------------

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                   -----------------------------------------

          THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER, is entered into as of the 15th day of June, 1995, by and among UNITED BANKSHARES, INC., a West Virginia corporation ("UBS"), COMMERCIAL INTERIM BANK, a Virginia banking corporation ("Commercial Interim Bank") and FIRST COMMERCIAL BANK, a Virginia banking corporation ("First Commercial").

          WHEREAS, under the terms of an Agreement and Plan of Merger dated as of March 6, 1995, First Commercial will be merged into Commercial Interim Bank with Commercial Interim Bank surviving the merger and operating under the name of "First Commercial Bank";

          WHEREAS, the parties to the Agreement and Plan of Merger desire to amend the Agreement to provide for (i) the provision of a tax opinion by Robins, Kaplan, Miller & Ciresi, Washington, D.C.; and (ii) a change to the procedure whereby shareholders of FCB, other than the Control Shareholders, may elect to receive stock or cash; and

          NOW, THEREFORE, for an in consideration of the premises and representations, warranties, covenants, and agreements contained herein, UBS, and First Commercial do represent, warrant, covenant and agree (and Commercial Interim Bank will represent, warrant, covenant and agree) to amend the Agreement and Plan of Merger as follows:

          1.   Section 1.4(b) shall be amended to read as follows:
               (b)  Cash consideration equal to $52.57.
               For each share of FCB stock as to which an FCB shareholder elects to receive all cash, the Control Shareholders agree to accept the additional UBS stock (and, correspondingly less than $26.25 per FCB share in cash) so as to meet the requirement that greater than 50% of the total Merger Consideration be paid in UBS stock.

          The amount of cash to be received by the Control Shareholders shall equal $26.25 times 201,000 (the number of FCB shares), minus all cash to be paid to all other shareholders (whether such shareholders elect to receive all cash (including dissenters) or cash and UBS stock).

               The proportion of UBS stock to total consideration shall be calculated as set forth below:
               a = the closing price of UBS stock on the Merger Effective Date times 201,100 times the Applicable Exchange Ratio

               b = all cash paid to FCB shareholders, including to FCB shareholders who dissent from the Merger

               Proportion of UBS stock    =       a
                                             -------------
               to total Merger Consideration     a + b

               Notwithstanding the foregoing, UBS may terminate this Agreement if (i) application of the ratio adjustment set forth above would result in the issuance of greater than 271,000 shares of UBS stock or
          (ii) if the Average Price is $27 or greater. FCB may terminate this Agreement if the Average Price is $20 or less. If any of the termination rights in the foregoing sentences arise, the parties will attempt to renegotiate the ratio and/or cash consideration to result in an aggregate consideration of not less than $52.57 per share of FCB stock. The total consideration of UBS stock and cash (including cash paid to FCB shareholders electing stock and cash, all cash or exercising dissenters' rights) is referred to herein as the "Merger Consideration.")

               No fractional shares of UBS stock will be issued and in lieu thereof, FCB shareholders will be entitled to receive cash based upon the Average Price per share for UBS stock, without interest. If, on or after the date hereof, and prior to the Merger, the outstanding shares of UBS stock are changed into a different number or class by virtue of any reclassification, split, stock dividend, exchange of shares or similar event, then the exchange ratio provided herein will be adjusted proportionately. The issuance of UBS stock for other corporate purposes, as contemplated in Section 2.1(1), will not result in an adjustment to the exchange ratio. From and after the date of the Merger, the holders of certificates representing FCB shares shall cease to have any rights with respect to such shares (except dissenters' rights) and such shares will thereafter be deemed cancelled and void. The sole rights of such shareholders (excluding dissenters' rights) will be to receive the Merger Consideration.

               The FCB shareholders (other than Control Shareholders) shall make a binding election as to the form of Merger Consideration on or within 15 days after the Merger Effective Date, at the time they surrender their FCB stock in exchange for the Merger Consideration. Any FCB shareholder who fails to make an election will receive stock and cash.

          2.  Tax Opinion.  Section 4.3(b) shall be amended to read as follows:
              -----------

          (b) Tax Opinion.  On or before the Closing, FCB shall have received an
              -----------
          opinion from Robins, Kaplan, Miller & Ciresi, Washington, D.C., in a form reasonably satisfactory to UBS's counsel to the effect that:

               (i) The statutory merger of FCB with and into Commercial Interim Bank will constitute a tax-free reorganization within the meaning of IRC Section 368(a)(i)(A) and IRS Section 368(a)(2)(D);

               (ii) The gain, if any, realized by a FCB shareholder upon receipt of UBS shares plus cash, will be recognized, but not in any amount in excess of all cash received as part of the merger transaction; including cash received in lieu of fractional shares. The provisions of IRC
               Section 302 will govern whether the character of the gain will be ordinary income or capital gain. Each shareholder should consult his or her own tax advisor with respect to the determination of whether the exchange has the effect of a redemption or the distribution of a dividend;

               (iii) The holding period of the UBS stock received by each holder of FCB's common stock will include the period during which the stock of FCB surrendered in exchange therefore was held, provided such stock was a capital asset in the hands of the shareholder at the time of the Closing; and

               (iv) A FCB shareholder who elects to receive all cash in exchange for his stock in FCB will be treated as having received such cash in redemption of his or her FCB stock subject to the provisions of I.R.C. (S)(S) 302 and 318.

          3.  Dissenters' Rights.  All references to rights of FCB shareholders
              ------------------
          to dissent from the merger and receive cash in lieu of the Merger Consideration are deleted and any conforming changes necessary to preserve the meaning of any sentence containing such a reference are deemed to have been made. This amendment is made since, under applicable Virginia law, shareholders of a state chartered bank do not have dissenters' rights of appraisal.

          4. Counterparts.  This Agreement may be executed in several
             ------------
          counterparts, each of which shall be deemed an original but all of which shall constitute one in the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Agreement and Plan of Merger to be executed by their corporate officers hereunto duly authorized.

                              UNITED BANKSHARES, INC.,
                              a West Virginia corporation

                              By:     /s/ Joseph Wm. Sowards
                                   --------------------------------------------
                              Its:    Executive Vice President &
                                      Secretary

                              FIRST COMMERCIAL BANK,
                              a Virginia corporation


                              By:     /s/ Harry F. Scott
                                  ---------------------------------------------
                                     Senior Vice President
                                     & Corporate Secretary


                              By:     /s/ James B. Brockett
                                  ---------------------------------------------
                                     JAMES B. BROCKETT*


                              By:     /s/ Jane H. Brockett
                                  ---------------------------------------------
                                     JANE H. BROCKETT*


* Signing for the sole purpose of consenting to the foregoing amendments to the Agreement and Plan of Merger.

                                   EXHIBIT B


                     OPINION OF BAXTER FENTRISS AND COMPANY

                                  May 12, 1995



The Board of Directors
First Commercial Bank, Inc.
3801 Wilson Blvd.
Arlington, Virginia  22203-1993

Dear Members of the Board

          First Commercial Bank, Inc., Arlington, Virginia ("FCB") and United Bankshares, Inc., Charleston, West Virginia ("United") have entered into an Agreement providing for the acquisition of FCB by United ("Acquisition"). The terms of the Acquisition are set forth in the Agreement and Plan of Merger dated March 6, 1995.

          The terms of the Acquisition provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each common share of FCB will be exchanged for 1.12 shares of United common stock ($2.50 par value), subject to certain adjustments for the changing market price of United, plus $26.25 in cash.

          You have asked our opinion as to whether the proposed transaction pursuant to the terms of the Acquisition are fair to the respective shareholders of FCB from a financial point of view.

          In rendering our opinion, we have evaluated the consolidated financial statements of FCB available to us from published sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared FCB and United from a financial point of view to the other financial institutions; (b) considered the historical market price of the common stock of FCB and United;
(c) compared the terms of the Acquisition with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (d) reviewed the Agreement and Plan of Merger and related documents; and (e) made such other analyses and examinations as we deemed necessary. We also met with various senior officers of FCB and United to discuss the foregoing as well as other matters that may be relevant. We have not independently verified the financial and other information concerning FCB, or United or other date which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of FCB and United as they exist and are known to us as of December 31, 1994.

          We have acted as financial advisor to FCB in connection with the Acquisition and will receive from FCB a fee for our services, a significant portion of which is contingent upon the consummation of the Acquisition.

          It is understood that this opinion may be included in its entirety in any communication by FCB or the Board of Directors to the stockholders of FCB. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

          Based on the foregoing, and subject to the limitations described above, we are of the opinion that the terms of the Acquisition are fair to the shareholders of FCB from a financial point of view.

                         Very truly yours,


                         /s/Baxter Fentriss and Company
                         Baxter Fentriss and Company

                                   EXHIBIT C


                                 TAX OPINION OF


                        ROBINS, KAPLAN, MILLER & CIRESI

                [To be dated and delivered on the Closing Date]



                           ____________________, 1995



First Commercial Bank
3801 Wilson Blvd.
Arlington, Virginia 22203

          RE:  Merger of First Commercial Bank

Ladies and Gentlemen:

          You have requested our opinion concerning certain Federal income tax consequences incident to a merger of First Commercial Bank, a Virginia banking institution ("FCB"), into and with Commercial Interim Bank, a banking institution organized under the laws of the Commonwealth of Virginia ("CIB") as a wholly-owned subsidiary of United Bankshares, Inc., a West Virginia corporation ("UBS").

          In preparing our opinion, we have examined the Agreement and Plan of Merger/1/ dated as of March 6, 1995, as amended, among FCB, UBS and CIB, (the "Plan"), the exhibits attached thereto; the Adoption Agreement dated as of ___________, 1995, among FCB, UBS and CIB; the Registration Statement (Form S-4) submitted by UBS to the Securities and Exchange Commission effective as of ____________, 1995, (the "Registration Statement"); and the agreements and instruments pursuant to which FCB will (1) merge into and with CIB, with CIB surviving and operating under the name "First Commercial Bank," and (2) exchange the issued and outstanding shares of common stock of FCB for a certain number of shares of common stock of UBS and cash. The foregoing transactions shall be collectively referred to as the "merger". In addition, we

-------------------------------
/1/ Unless otherwise noted, all terms defined in the Plan have the same meaning in this letter.

have reviewed the agreements pursuant to which the compensation and benefits of the key employees of FCB will be adjusted and modified pursuant to the Plan and a Plan of Reorganization filed in the matter of James B. Brockett and Janet H. Brockett in the United States Bankruptcy Court for the Eastern District of Virginia, Case No. 92-15370-AB (the "Chapter 11 Plan").



          You have represented that the Plan, the exhibits thereto, the certificates of FCB and the Control Shareholders (described below), the Registration Statement and the Chapter 11 Plan (1) present an accurate and complete description of FCB, its intended transactions and proposed business operations, (2) present an accurate and complete description of the Control Shareholders' intentions and proposed transactions with respect to the UBS shares to be received in the merger, (3) contain no statement of material fact which is untrue and (4) do not omit or fail to state any material fact necessary in order to make the statements contained therein not misleading. In addition, in formulating our opinion, we have relied on that certain "fairness opinion" issued by Baxter, Fentriss & Company and dated as of May 12, 1995.

          This letter presents our opinion concerning questions of law which are relevant to the realization by FCB and its shareholders of certain Federal income tax benefits arising from the merger of FCB into and with CIB. Our opinion is predicated on facts and assumptions derived from the documents, agreements, instruments and reports referred to above, including, but not limited to, assumptions concerning the value of the UBS shares on the Closing Date. Although we have not independently verified each of the statements of fact set forth herein, nothing has come to our attention that leads us to question the accuracy of such statements or require us, under applicable principles of legal ethics, to make further inquiry. If there is any change in material fact, or if any material fact is not true or is not disclosed, or if stated assumptions concerning future events and transactions do not occur, or if events and transactions not now contemplated do occur, the conclusions reached in this letter may be altered and the Federal income tax consequences of the merger may be adversely affected. We can provide no assurance that the facts, circumstances and assumptions necessary for favorable Federal income tax consequences from the merger of FCB into and with CIB will indeed occur.

          Our opinion is also based on the applicable laws of the Commonwealth of Virginia, pertinent provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed temporary and final Income Tax and Procedure and Administration Regulations issued by the Treasury thereunder (the "Regulations") and interpretations of the Code and Regulations by the courts and the Internal Revenue Service ("IRS" or "Service"), all as they exist at the date of this letter. The Code, the Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Further, since this letter is not binding on the Service or the courts, we can provide no assurance that the conclusions reached herein, if challenged by the Service, will be sustained by a court.

          Finally, the views stated in this letter are not intended as a comprehensive or exhaustive analysis of the Federal income tax issues which may arise in connection with the merger of FCB into and with CIB. Rather, this opinion responds to specific questions or issues identified below. Although our opinion may be used as an exhibit to the Plan or to the Registration Statement, FCB shareholders should not construe this letter as advice to them. Each FCB shareholder should consult his or her own counsel concerning the tax consequences of participation in the merger transaction.

                                     Facts
                                     -----

          FCB is a Virginia corporation and banking institution formed in 1972. FCB has one class of stock consisting of 400,000 shares of authorized common stock having a par value of $5.00 per share, of which 201,100 shares are issued and outstanding. The outstanding shares of FCB stock have been duly and validly authorized and have not been issued in violation of any preemptive rights of any of its shareholders. FCB holds no shares of its stock as treasury stock and has not redeemed any shares within the last two years.

          The Control Shareholders (as that term is defined in the Plan) own 137,883 shares, or approximately 68.6 percent, of the issued and outstanding stock of FCB as follows: James B. Brockett, 400 shares held individually; Janet
H. Brockett, 200 shares held individually; and James and Janet Brockett, 137,382 shares held jointly. The remaining 63,217 shares of the issued and outstanding common stock of FCB are held by between 300 to 400 shareholders.

          UBS is a West Virginia corporation. The authorized capital stock of UBS is 20,000,000 shares of common stock having a par value of $2.50 per share, of which 11,954,453 are issued and outstanding, and of which 137,520 shares are held in treasury by UBS.

          UBS has caused CIB to be formed as a Virginia banking corporation. UBS is the sole shareholder of CIB.

          Prior to the statutory merger of FCB into and with CIB as described below, UBF, a wholly-owned second tier subsidiary of UBS, shall cause Bank First, N.A., a wholly-owned national association, to merge into and with CIB
pursuant to the terms of a separate merger agreement.   CIB shall be the
surviving entity of the merger with Bank First, N.A. Immediately following the merger of Bank First, N.A. into CIB, UBS shall cause UBS Holding Company, Inc., a wholly-owned subsidiary of UBS, to merge into and with UBS pursuant to the terms of a separate merger agreement. UBS shall be the surviving entity of the merger with UBF Holding Company, Inc.

          Thereafter, and pursuant to the plan, FCB will be merged into and with CIB pursuant to the laws of the Commonwealth of Virginia. CIB shall be the surviving bank and shall operate under the name "First Commercial Bank." As of the effective date of such statutory merger transaction, (i) all of the common stock of FCB shall be canceled and FCB shall cease to exist, and, (ii) all of the stock of CIB shall continue to be issued and outstanding and held by UBS.

          For and in consideration of the statutory merger and in accordance with the Plan, FCB shareholders will receive shares of UBS common stock and cash for each share of FCB common stock they own; provided, however, that no fractional shares of UBS stock will be issued, and in lieu thereof, FCB shareholders will receive cash consideration. FCB shareholders will be entitled to receive UBS stock and cash as follows:

          FCB shareholders, other than Control Shareholders, may elect to receive either (i) $52.57 per share, all cash, or (ii) 1.12 shares of UBS stock, plus $26.25 in cash for each share of FCB stock that they own. For each share of FCB stock as to which an FCB shareholder (other than a Control Shareholder) elects to receive all cash, the Control Shareholders agree to accept an additional 1.12 shares of UBS stock in lieu of a cash payment of $26.25 per share. Control Shareholders will receive 1.12 shares of UBS stock, plus $26.25 in cash per share for their remaining shares of FCB stock.

          In the opinion of Baxter, Fentriss & Company, the fair market value of the UBS stock and cash consideration received by each FCB shareholder is approximately equal to the fair market value of the FCB stock surrendered in the exchange described above.

The Plan provides that if the average closing price of the UBS common stock is less than $23.50 per share for the twenty trading days immediately prior to the Closing Date, having the effect of reducing the total consideration for the merger paid in UBS stock to 50 percent or less of the value of the FCB stock as of the Closing Date, then the exchange ratio for the merger shall be adjusted upward to a maximum of 1.348 shares of UBS stock for each share of FCB stock. For purposes of this opinion, we have assumed that the Average Price of the UBS common stock on the Closing Date will be not less than $23.50 per share, such that the proportion of the total consideration for the merger paid in UBS stock shall be equal to or greater than 50 percent of the value of the FCB stock on the Closing Date.

          The Chapter 11 Plan contemplates that _________ shares of UBS stock to be issued to the Control Shareholders in the merger will be substituted as collateral for certain secured obligations of the Control Shareholders, now secured by a pledge of their FCB shares.

          As set forth in a separate opinion of the undersigned, the merger qualifies as a statutory merger under the laws of the Commonwealth of Virginia. Further, under the applicable laws of Virginia, no FCB shareholder has the right to dissent from the merger and elect to take the appraised value of his or her shares in Cash.

          As set forth in the certificates of FCB and the Control Shareholders, FCB and the Control Shareholders have represented that:

     (1) There is no present plan or intention by the Control Shareholders, or by any other shareholder of FCB who owns one percent or more of the FCB common stock, and the Chapter 11 Plan does not contemplate, and, to the best of the knowledge of the Control Shareholders and the management of FCB there is no plan or intention on the part of the remaining FCB shareholders, to sell, exchange or otherwise dispose of a number of shares of UBS stock received in the Merger that would reduce the FCB shareholders' ownership of UBS Common Stock to a number of shares having a value, as of the date of the transaction, of 50 percent or less of the value of all of the formerly outstanding stock of FCB as of the same date. For purposes of this representation, shares of FCB stock exchanged for cash or other property, if any, or exchanged for cash in lieu of fractional shares of UBS Common Stock, will be treated as outstanding FCB stock on the date of the transaction. Shares of FCB stock and shares of UBS Stock held by FCB shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered stock exchanged pursuant to the Merger.

     (2) In the merger, CIB will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets by FCB immediately prior to the merger transaction. For purposes of this representation, amounts paid by FCB to shareholders who received cash or other property, if any, FCB assets used by FCB to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by FCB immediately preceding the transfer, will be included as assets of FCB immediately prior to the transaction.

     (3) The liabilities of FCB assumed by CIB and the liabilities to which the transferred assets of FCB are subject were incurred by FCB in the ordinary course of business.

     (4) There is no intercorporate indebtedness existing between any of (i) UBS or FCB or (ii) CIB and FCB that was issued, acquired or will be settled at a discount.

     (5) FCB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

     (6) The fair market value of the assets of FCB transferred to CIB will equal or exceed the sum of the liabilities assumed by CIB, if any, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (7) FCB and any shareholder thereof will pay their respective expenses, if any, incurred in connection with the merger.

     (8)  FCB is not an investment company, as defined in section
          368(a)(2)(F)(iii) and (iv) of the Code.

     (9) The payment of cash to FCB shareholders in lieu of fractional shares of UBS common stock is not separately bargained for consideration and is solely for the purpose of saving UBS the expense and inconvenience of issuing fractional shares. The total cash consideration that will be paid in the merger to the FCB shareholders instead of issuing fractional shares of UBS common stock will not exceed one percent of the total consideration to be issued in the transaction to FCB shareholders in exchange for their shares of FCB common stock. The fractional share interests of each FCB shareholder will be aggregated and no FCB shareholder will receive cash for fractional shares in an amount equal to or greater than the value of one full share of UBS common stock.

     (10) None of the compensation received by any shareholder-employees of FCB will be separate consideration for, or allocable to, any of their shares of FCB stock; none of the shares of UBS common stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          As set forth in the Plan, UBS and CIB have made the following representations:

     (1) UBS has no plan or intention to liquidate CIB; to merge CIB with or into another corporation; to sell or otherwise dispose of the stock of CIB; or to cause CIB to sell or otherwise dispose of any of the assets of FCB acquired in the merger, including UBS stock acquired by FCB pursuant to the merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

     (2) Following the merger, CIB will continue the historic business of FCB or use a significant portion of FCB's business assets in a business.

     (3) UBS has no Plan or intention to reacquire any of its stock issued in the merger.

     (4) Neither UBS nor CIB has any plan or intention to sell or otherwise dispose of any of the assets of FCB acquired in the merger, except for dispositions made in the ordinary course of business, dispositions in arm's length transactions made to avoid duplicative facilities or to comply with regulatory requirements, or transfers described in section 368(a)(2)(C) of the Code.

     (5) Neither UBS nor CIB owns directly or indirectly, nor have they owned during the past five years, directly or indirectly, any stock of FCB.

     (6) Prior to the merger, UBS holds 100 percent of the issued and outstanding stock of CIB, and, therefore, UBS shall be in control of CIB within the meaning of section 368(c) of the Code.

     (7) Following the merger, CIB will not issue any additional shares of its stock that would result in UBS losing control of CIB within the meaning of section 368(c) of the Code.

     (8) Neither UBS, CIB nor FCB are investment companies, as defined in sections 368(a)(2)(F)(iii) and (iv) of the Code.

     (9)  No stock of CIB will be issued in the merger transaction.

     (10) UBS, CIB and FCB and the shareholders thereof, will pay their respective expenses, if any, incurred in connection with the merger.

     (11) The payment of cash to FCB shareholders in lieu of fractional shares of UBS stock is not separately bargained for consideration and is solely for the purpose of savings UBS the expense and inconvenience of issuing fractional shares. The total cash consideration that will be paid in the merger to the FCB shareholders instead of issuing fractional shares of UBS stock will not exceed one percent of the total consideration to be issued in the transaction to FCB shareholders in exchange for their shares of FCB common stock. The fractional share interests of each FCB shareholder will be aggregated and no FCB shareholder will receive cash for fractional shares in an amount equal to or greater than the value of one full share of UBS stock.

                                 Issues
                                 ------

                                 You have requested our opinion, based on the
foregoing facts, concerning the following Federal income tax issues:

          (1) Whether the merger of FCB into and with CIB will constitute a nontaxable reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

          (2) Whether the gain, if any, realized by an FCB shareholder upon receipt of UBS shares plus cash, including cash received in lieu of fractional shares, will be recognized, but not in an amount in excess of all cash received as part of the merger transaction; and whether the receipt of UBS shares plus cash has the effect of a redemption or the distribution of a dividend, i.e.,
                                                                       ----
whether the character of such gain will be considered capital gain or ordinary income.

          (3) Whether the holding period of the UBS stock received by each holder of FCB's common stock will include the period during which the stock of FCB surrendered in exchange therefor was held, provided that such stock was a capital asset in the hands of the shareholder at the time of the Closing Date.

          (4) Whether an FCB shareholder who elects to receive all cash in exchange for his or her FCB stock will be treated as having received such cash in redemption of his or her FCB stock, subject to the provisions of sections 302 and 318 of the Code.

                                    Opinions
                                    --------

          On the basis of the facts, circumstances and assumptions stated above, and subject to the qualifications and limitations stated herein, we are of the opinion that the merger of FCB into and with CIB qualifies as a "forward triangular merger" and constitutes a nontaxable reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. If the parties engage in transactions in the manner described herein, FCB and its shareholders will realize the material tax benefits described in the Registration Statement.

          Specifically, we are of the opinion, based on the facts, circumstances and opinions stated above and subject to the qualifications discussed herein, that:

          (1) The statutory merger of FCB into and with CIB will constitute a nontaxable reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

          (2) The gain, if any, realized by an FCB shareholder upon receipt of UBS shares plus cash, will be recognized, but not in an amount in excess of all cash received as part of the merger transaction; including cash received in lieu of fractional shares. The provisions of section 302 of the Code will govern whether the character of the gain will be ordinary income or capital gain.


          (3) The holding period of the UBS stock received by each holder of FCB's common stock will include the period during which the stock of FCB surrendered in exchange therefor was held, provided such stock was a capital asset in the hands of the FCB shareholder at the time of the Closing Date.

          (4) An FCB shareholder who elects to receive all cash in exchange for his or her FCB stock will be treated as having received such cash in redemption of his or her FCB stock, subject to the provisions of sections 302 and 318 of the Code.

          Please note that the Regulation section 1.368-3 requires certain records to be kept and information to be filed with the Federal income tax returns of each corporation which is a party to the reorganization. This same regulation requires each FCB shareholder, who has received UBS shares in connection with the merger, to attach to his or her Federal income tax return for the year in which such shares are received, a statement disclosing the exchange of FCB stock for shares of UBS common stock and reporting the cost or other basis of the FCB stock given up and the number and value of the UBS shares received.

          In light of the foregoing discussion and because the Service will scrutinize carefully those transactions which have significant tax benefits to taxpayers, there can be no assurance that the Service will not take positions in conflict with our opinion expressed herein which might ultimately be sustained by the courts. This qualification is intended not to detract from our opinion as set forth above, but to indicate that the issues discussed herein are complex and that the governing law is continually developing and in a state of flux. We believe that, if the issues discussed herein were decided today, they would in each instance be resolved favorably and consistently with our opinion.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

                                 Sincerely,

                                 ROBINS, KAPLAN, MILLER & CIRESI

                                   Signatures

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly issued this registration statement or amendment thereto to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Charleston, State of West Virginia, on the 3rd day of July, 1995.

                                          UNITED BANKSHARES, INC.


                                          By /s/ Richard M. Adams
                                             ----------------------------
                                             Richard M. Adams
                                             Chairman of the Board
                                             and Chief Executive Officer



             Signature                         Date
             ---------                         ----

            *                            September 22, 1995
---------------------------------------- ------------------
Richard M. Adams, Chairman of the Board,
 Director, Chief Executive Officer

            *                            September 22, 1995
---------------------------------------- ------------------
I. N. Smith, Jr., President and Director

            *                            September 22, 1995
---------------------------------------- ------------------
Steven E. Wilson, Chief Financial Officer and Chief Accounting Officer

            *                            September 22, 1995
---------------------------------------- ------------------
Robert G. Astorg, Director

            *                            September 22, 1995
---------------------------------------- ------------------
Douglas H. Adams, Director

            *                            September 22, 1995
---------------------------------------- ------------------
Thomas J. Blair, III, Director


            *                            September 22, 1995
---------------------------------------- ------------------
Harry L. Buch, Director


            *                            September 22, 1995
---------------------------------------- ------------------
R. Terry Butcher, Director

            *                            September 22, 1995
---------------------------------------- ------------------
John W. Dudley, Director


            *                            September 22, 1995
---------------------------------------- ------------------
H. Smoot Fahlgren, Director


            *                            September 22, 1995
---------------------------------------- ------------------
Theodore J. Georgelas, Director


            *                            September 22, 1995
---------------------------------------- ------------------
Joseph N. Gompers, Director


            *                            September 22, 1995
---------------------------------------- ------------------
C. E. Goodwin, Director


            *                            September 22, 1995
---------------------------------------- ------------------
F. T. Graff, Jr., Director


            *                            September 22, 1995
---------------------------------------- ------------------
Leonard A. Harvey, Director


            *                            September 22, 1995
---------------------------------------- ------------------
Andrew J. Houvouras, Director


            *                            September 22, 1995
---------------------------------------- ------------------
Russell L. Isaacs, Director


            *                            September 22, 1995
---------------------------------------- ------------------
Robert P. McLean, Director


            *                            September 22, 1995
---------------------------------------- ------------------
Thomas A. McPherson, Director


            *                            September 22, 1995
---------------------------------------- ------------------
G. Ogden Nutting, Director


            *                            September 22, 1995
---------------------------------------- ------------------
William C. Pitt, III, Director


            *                            September 22, 1995
---------------------------------------- ------------------
Charles E. Stealey, Director

            *                            September 22, 1995
---------------------------------------- ------------------
Warren A. Thornhill, Director

            *                            September 22, 1995
---------------------------------------- ------------------
Harold C. Wilkes, Director


            *                            September 22, 1995
---------------------------------------- ------------------
James W. Word, Jr., Director


By:  /s/ Joseph Wm. Sowards              September 22, 1995
    ------------------------------------ ------------------
    Attorney-in-Fact

                            UNITED BANKSHARES, INC.
                                    FORM S-4
                               INDEX TO EXHIBITS
                            POST-EFFECTIVE AMENDMENT


                                                          S-B Item 601    Sequential
                                                              Table          Page
Description                                                 Reference     Number (a)
---------------------------------------------------       -------------   -----------
Underwriting agreement                                         (1)            N/A

Agreement and Plan of Merger                                   (2)            (l)

Articles of Incorporation and Bylaws:                          (3)
  (a)  Bylaws
  (b)  Articles of Incorporation
Instruments Defining the Rights of Security Holders            (4)            N/A

Opinions Re:  Legality                                         (5)

Opinion Re: Liquidation Preference                             (7)            N/A

Opinion Re: Tax Matters and Consent                            (8)

Voting Trust Agreement                                         (9)            N/A

Material Contracts                              (10)

       (a) Employment Agreement with
                I. N. Smith, Jr.                                (b)

       (b) Employment Agreement with
                Richard M. Adams                                (e)

       (c) Lease on Branch Office in
                Charleston Town Center,                         (b)
                Charleston, West Virginia

       (d) Lease on United Center,
                Charleston, West Virginia                       (h)

       (e) Lease with Polymerland, Inc.
                on UNB Square                                   (h)

       (f) Lease and Agreement between
                Valley Savings and Loan                         (c)
                Company (Lessor) and Dorothy D.
                Adams, Richard M. Adams and
                Douglas H. Adams
                (Lessees)

       (g) Agreement between Dorothy D. Adams,
                Richard M. Adams and Douglas H.                 (c)
                Adams (Lessors) and Valley Savings
                and Loan Company (Lessees)

       (h) Employment Contract with
                Douglas H. Adams                                (d)

       (i) Employment Contract with
                Thomas A. McPherson                             (d)

       (j) Data Processing contract with
                FISERV                                          (k)

       (k) Supplemental Retirement
                Contract with                                   (i)
                Richard M. Adams

       (l) Supplemental Retirement
                Contract with                                   (i)
                Douglas H. Adams

       (m) Executive Officer Change in
                Control Agreements                              (j)


Statement Re: Computation of Per Share Earnings         (11)       N/A

Annual Report to Security Holders, et al.               (13)       N/A

Material Foreign Patents                                (14)       N/A

Letter Re: Unaudited Interim Financial Information      (15)       N/A

Letter Re: Changes in Certifying Accountant             (16)       N/A

Subsidiaries of the Registrant                          (21)

Consents:

  (a)  Consent of Ernst & Young, LLP                    (23)

  (b)  Consent of Sommerville & Company, LLP            (23)

  (c)  Consent of Hoover & Company, L.L.P.              (23)

  (d)  Consent of Baxter Fentriss and Company           (23)

Power of Attorney                                       (24)       (l)

Statement of Eligibility of Trustee                     (25)       N/A

Invitation for Competitive Bids                         (26)       N/A

Financial Data Schedule                                 (27)

Information From Reports Furnished To State             (28)       N/A
Insurance Regulatory Authorities

Additional Exhibits:                                    (29)       (l)
  (a)  Form of Proxy
  (b)  Form of Agreement Regarding
         Affiliates

Footnotes:
----------

(a)  N/A = Not Applicable.

(b) Incorporated into this filing by reference to Exhibit 10 of the 1985 Form 10-K for Intermountain Bankshares, Inc., File No. 0-12356.

(c) Incorporated into this filing by reference to Exhibit 10 of the 1986 Form 10-K for United Bankshares, inc., File No. 2-86947.

(d) Incorporated into this filing by reference to part II of Form S-4 Registration Statement of United Bankshares, Inc., Registration No. 33-19968 filed February 3, 1988.

(e) Incorporated into this filing by reference to Exhibits to the 1988 10-K for United Bankshares, Inc., File No. 0-13322.

(f) Incorporated into this filing by reference to the 1989 10-K for United Bankshares, Inc., File No. 0-13322.

(g) Incorporated into this filing by reference to the 1990 10-K for United Bankshares, Inc., File No. 0-13322.

(h) Incorporated into this filing by reference to the 1991 10-K for United Bankshares, Inc., File No. 0-13322.

(i) Incorporated into this filing by reference to the 1992 10-K for United Bankshares, Inc.,File No. 0-13322.

(j) Incorporated into this filing by reference to the 1993 10-K for United Bankshares, Inc., File No. 0-13322.

(k) Incorporated into this filing by reference to the 1994 10-K for United Bankshares, Inc., File No. 0-13322.

(l) Incorporated into this filing by reference to the Registration Statement on Form S-4 filed by United Bankshares, Inc., File No. 33-60919.